UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14 (a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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☐	Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

WHIRLPOOL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person (s) Filing Proxy Statement, if other than the Registrant)

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Notes:

Reg. (S) 240.14a-101

SEC 1913 (3–99)

WHIRLPOOL CORPORATION

Administrative Center

2000 North M-63

Benton Harbor, Michigan 49022-2692

To Our Stockholders:

It is my pleasure to invite you to attend the 2010 Whirlpool Corporation annual meeting of stockholders to be held on Tuesday, April 20, 2010 at 8:00 a.m., Chicago time, at 120 East Delaware Place, 8th Floor, Chicago, Illinois.

The formal notice of the meeting follows on the next page. At the meeting, stockholders will vote on the election of five directors and two management proposals, and will transact any other business that may properly come before the meeting. In addition, we will discuss Whirlpool’s 2009 performance and the outlook for this year, and answer your questions.

A financial supplement containing important financial information about Whirlpool is contained in Part II of this booklet. We have also included with this booklet an annual report that includes summary financial and other important information.

We are pleased to once again furnish proxy materials to our stockholders on the Internet. We believe this approach provides our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our annual meeting.

Your vote is important. We urge you to please vote your shares now whether or not you plan to attend the meeting. Promptly returning your proxy will be appreciated, as it will save further mailing expense. You may revoke your proxy at any time prior to the proxy being voted by following the procedures described in Part I of this booklet.

Your vote is important and much appreciated!

JEFF M. FETTIG Chairman of the Board and Chief Executive Officer	March 1, 2010

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS

The 2010 annual meeting of stockholders of WHIRLPOOL CORPORATION will be held at 120 East Delaware Place, 8th Floor, Chicago, Illinois on Tuesday, April 20, 2010, at 8:00 a.m., Chicago time, for the following purposes:

1.	to elect five persons to Whirlpool’s Board of Directors;

2.	to ratify the appointment of Ernst & Young LLP as Whirlpool’s independent registered public accounting firm for 2010;

3.	to approve the 2010 Omnibus Stock and Incentive Plan; and

4.	to transact such other business as may properly come before the meeting.

A list of stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relevant to the meeting during ordinary business hours for at least ten days prior to April 20, 2010 at Whirlpool’s Administrative Center, 2000 North M-63, Benton Harbor, Michigan 49022-2692.

By Order of the Board of Directors

DANIEL F. HOPP Senior Vice President, Corporate Affairs, General Counsel and Corporate Secretary	March 1, 2010

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PROXY STATEMENT

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Stockholders to be Held on April 20, 2010:

This Proxy Statement and the Accompanying Annual Report are Available at:

www.whirlpoolcorp.com/annualreportandproxy

Among other things, this proxy statement contains information regarding: the date, time and location of the meeting, the matters being submitted to the stockholders and how to vote in person. To obtain directions to attend the annual meeting and vote in person, please contact Investor Relations at (269) 923-2641 or via e-mail at investor_relations@whirlpool.com.

INFORMATION ABOUT WHIRLPOOL CORPORATION

Whirlpool Corporation is the world’s leading manufacturer and marketer of major home appliances. We manufacture in 12 countries and market products in nearly every country around the world under brand names such as Whirlpool, Maytag, KitchenAid, Jenn-Air, Roper, Estate, Admiral, Amana, Bauknecht, Ignis, Brastemp, Consul, and Acros. We have approximately 67,000 employees worldwide. Our headquarters are located in Benton Harbor, Michigan, and our address is 2000 North M-63, Benton Harbor, Michigan 49022-2692. Our telephone number is (269) 923-5000.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Our 2010 annual meeting of stockholders will be held on Tuesday, April 20, 2010, at 8:00 a.m., Chicago time, at 120 East Delaware Place, 8th Floor, Chicago, Illinois. All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. If you attend, please note that you may be asked to present valid picture identification. Please also note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of your voting instruction card or brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting. Cameras, recording devices, cell phones, and other electronic devices will not be permitted at the meeting other than those operated by Whirlpool or its designees.

Information about this proxy statement

Why you received this proxy statement. You have received these proxy materials because our Board is soliciting your proxy to vote your shares at the annual meeting. This proxy statement includes information we are required to provide to you under the rules of the Securities and Exchange Commission and which is designed to assist you in voting your shares. On or about March 10, 2010, we intend to mail to our stockholders of record as of the close of business on February 22, 2010, a notice containing instructions on how to access this proxy statement and our annual report online. If you own our common stock in more than one account, such as individually and also jointly with your spouse, you may receive more than one notice or set of these proxy materials. To serve you more efficiently and reduce costs, we encourage you to have all your accounts registered in the same name and address by contacting our transfer agent, Computershare Trust Company, N.A., Shareholder Services, at P.O. Box 43069, Providence, Rhode Island 02940-3069; phone number: 877-453-1504; TDD/TTY for hearing impaired: 800-952-9245.

Notice of Electronic Availability of Proxy Statement and Annual Report. As permitted by Securities and Exchange Commission rules, we are making this proxy statement and our annual report available to our stockholders electronically via the Internet. On or about March 10, 2010, we intend to mail to our stockholders a notice containing instructions on how to access this proxy statement and our annual report and vote online. If you receive a notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the notice instructs you on how to access and review all of the important information contained in the proxy statement and annual report. The notice also instructs you on how you may submit your proxy over the Internet. If you receive a notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the notice.

Householding. The Securities and Exchange Commission’s rules permit us to deliver a single notice or set of annual meeting materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one notice or set of annual meeting materials to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the notice or annual meeting materials, as requested, to any stockholders at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the notice or annual meeting materials, contact Broadridge Financial Solutions, Inc. at 800-542-1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future notices or annual meeting materials for your household, please contact Broadridge at the above phone number or address.

Who can vote

The record date for determining stockholders entitled to vote at the annual meeting is February 22, 2010. Each of the approximately 74,929,500 shares of Whirlpool common stock issued and outstanding on that date is entitled to one vote at the annual meeting.

Information about voting and revocation of proxies

A notice containing instructions on how to access this proxy statement electronically, cannot be used to vote your shares. The notice does, however, provide instructions on how to vote by Internet, or by requesting and returning a paper proxy card or voting instruction card.

If your shares are held in your name, you have the right to vote in person at the meeting. If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in “street name.” As the beneficial owner, you are also invited to attend the meeting. Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from your broker or nominee that holds your shares, giving you the right to vote the shares at the meeting.

Whether you hold shares directly as a stockholder of record or beneficially in street name, you may vote without attending the meeting. You may vote by granting a proxy or, for shares held beneficially in street name, by submitting voting instructions to your broker or nominee. In most cases, you will be able to do this by using the Internet, by telephone, or by mail if you received a printed set of the proxy materials.

By Internet - If you have Internet access, you may submit your proxy by following the instructions provided in the notice of electronic availability, or if you received a printed version of the proxy materials by mail, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card.

By Telephone - If you have Internet access, you may obtain instructions on voting by telephone by following the Internet access instructions provided in the notice of electronic availability. If you received printed proxy materials, your proxy card or voting instruction card will provide instructions on voting by telephone.

By Mail - If you received printed proxy materials, you may submit your proxy by mail by signing your proxy card if your shares are registered or, for shares held beneficially in street name, by following the voting instructions included by your broker, nominee or trustee, and mailing it in the enclosed envelope.

If you do not specify how you want to vote your shares on your proxy card or voting instruction card, or by voting over the Internet or telephone, we will vote them FOR the nominees named for director and FOR each of the two management proposals.

If you are a stockholder of record, you may revoke your proxy at any time before it is exercised in any of three ways: (1) by submitting written notice of revocation to Whirlpool’s Corporate Secretary, Daniel F. Hopp; (2) by submitting another proxy via the Internet, by telephone, or by mail that is later dated and, if by mail, that is properly signed; or (3) by voting in person at the meeting. If your shares are held in street name, you must contact your broker or nominee to revoke your proxy.

If you participate in the Whirlpool 401(k) Retirement Plan and hold shares of Whirlpool stock in your plan account as of the record date, you will receive a request for voting instructions from the plan trustee (Vanguard) with respect to your plan shares. If you hold Whirlpool shares outside of the plan, you will vote those shares separately. You are entitled to direct Vanguard how to vote your plan shares. If you do not provide voting instructions to Vanguard by 11:59 p.m. Eastern time on April 15, 2010, the Whirlpool shares in your plan account will be voted by Vanguard in the same proportion as the shares held by Vanguard for which voting instructions have been received from other participants in the Plan. You may revoke your previously provided voting instructions by filing with Vanguard either a written notice of revocation or a properly executed proxy bearing a later date prior to the deadline for voting plan shares.

Confidentiality of votes

Whirlpool’s Board has adopted a policy requiring all stockholder votes to be kept confidential from management except when disclosure is required by law and in other limited circumstances.

Quorum

Stockholders representing at least 50% of the common stock issued and outstanding as of the record date must be present at the annual meeting, either in person or by proxy, for there to be a quorum at the annual meeting. Abstentions and broker non-votes are counted as present for establishing a quorum. A broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

Required vote

Item 1 (Election of Directors). For more information on director elections, see “Board of Directors and Corporate Governance – Majority Voting for Directors; Director Resignation Policy” later in this proxy statement. For the election of directors (provided the number of nominees does not exceed the number of directors to be elected), each director must receive the majority of the votes cast with respect to that director (number of shares voted “for” a director must exceed the number of votes cast “against” that director).

Item 2 (Ratification of Ernst & Young LLP) and Item 3 (2010 Omnibus Stock and Incentive Plan). The affirmative vote of a majority of the outstanding common stock present in person or represented by proxy at the annual meeting and entitled to vote is required to approve the ratification of Ernst & Young (Item 2), the 2010 Omnibus Stock and Incentive Plan (Item 3), and any other matter that may properly come before the meeting.

Abstentions and Broker non-votes

Abstentions will have no effect on the election of directors (Item 1). Abstentions will be treated as being present and entitled to vote on the other Items presented at the annual meeting and, therefore, will have the effect of votes against such proposals. If you do not provide your broker or other nominee with instructions on how to vote your “street name” shares, your broker or nominee will not be permitted to vote them on non-routine matters (a broker “non-vote”) such as Items 1 and 3. Shares subject to a broker “non-vote” will not be considered entitled to vote with respect to Items 1 and 3, and will not affect the outcome on those Items. Please note that this year the rules regarding how brokers may vote your shares have changed. Brokers may no longer vote your shares on the election of directors in the absence of your specific instructions as to how to vote. We encourage you to provide instructions to your broker regarding the voting of your shares.

Other business

If any nominee named herein for election as a director is not available to serve, the accompanying proxy will be voted in favor of the remainder of those nominated and may be voted for a substitute person. Whirlpool expects all nominees to be available and knows of no matter to be brought before the annual meeting other than those covered in this proxy statement. If, however, any other matter properly comes before the annual meeting, we intend that the accompanying proxy will be voted thereon in accordance with the judgment of the persons voting such proxy.

Solicitation costs

Whirlpool will pay the expenses of the solicitation of proxies. We expect to pay fees of approximately $12,500 plus certain expenses for assistance by Georgeson Inc. in the solicitation of proxies. Proxies may be solicited by directors, officers, and Whirlpool employees and by Georgeson Inc. personally and by mail, telegraph, telephone, or other electronic means.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR 2011 MEETING

Our annual meeting of stockholders is generally held the third Tuesday in April. Any stockholder proposal that you intend to have us include in our proxy statement for the annual meeting of stockholders in 2011 must be received by us by November 10, 2010, and must otherwise comply with the Securities and Exchange Commission’s rules in order to be eligible for inclusion in the proxy statement and proxy form relating to this meeting. Other proposals or a nomination for director to be submitted from the floor of the annual meeting of stockholders in 2011 must be received by the Corporate Secretary of Whirlpool personally or by registered or certified mail by January 19, 2011 and satisfy the procedures set forth in Whirlpool’s By-laws.

ITEM 1 – DIRECTORS AND NOMINEES FOR ELECTION AS DIRECTORS

As the world’s leading manufacturer and marketer of major home appliances with revenues of $17 billion and global operations, we believe our Board should be composed of individuals with sophistication and experience in many substantive areas that impact our business. We believe experience, qualifications, or skills in the following areas are most important: international operations; marketing/branded consumer products; manufacturing; sales and distribution; legal/regulatory and government affairs; accounting, finance, and capital structure; strategic planning and leadership of complex organizations; human resources and development practices; design, innovation, and engineering; and board practices of other major corporations. These areas are in addition to the personal qualifications described in the section entitled “Director Nominations to be Considered by the Board” later in this proxy statement. We believe that all our current Board members possess the professional and personal qualifications necessary for board service, and have highlighted particularly noteworthy attributes for each Board member in the individual biographies below. In addition, length of service on our Board has provided several directors with significant exposure to both our business and the industry in which we compete.

We currently have 12 directors on the Board. The directors are currently divided into three classes, with each class serving for a three-year period. Beginning with the 2010 annual meeting, directors who are elected will serve until our next annual meeting of stockholders and will need to stand for reelection annually. The Board recommends a vote FOR the election of each of the directors nominated below.

Nominees for a term to expire in 2011

MICHAEL F. JOHNSTON, 62, has served as a director since 2003. Mr. Johnston retired from Visteon Corporation, an automotive components supplier, in 2008. At Visteon, he served as Chairman of the Board, Chief Executive Officer, President, and Chief Operating Officer at various times since 2000. In May 2009, Visteon filed for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code. Before joining Visteon, Mr. Johnston held various positions in the automotive and building services industry. Mr. Johnston is also a director of Flowserve Corporation (since 1997). As a result of these and other professional experiences, Mr. Johnston possesses particular knowledge and experience in manufacturing and design, innovation, and engineering that strengthen the Board’s collective qualifications, skills, and experience.

WILLIAM T. KERR, 68, has served as a director since 2006 after serving eight years on the board of Maytag Corporation. Mr. Kerr has been President and Chief Executive Officer of Arbitron, Inc., a media and marketing services company, since January 2010 and a director of Arbitron since May 2007. From January 1998 to January 2010, Mr. Kerr was Chairman of the Board of Directors of Meredith Corporation, a diversified media company, and since 1991 held various other positions at Meredith, including Chief Executive Officer, President, and Chief Operating Officer, and was a director of Meredith from 1994 to February 2010. Mr. Kerr is also a director of Interpublic Group of Companies, Inc. (since 2006), and previously served as a director of The Principal Financial Group (2001 to 2010), and Storage Technology Corporation (1998 to 2005). As a result of these and other professional experiences, Mr. Kerr possesses particular knowledge and experience in marketing/branded consumer products and board practices of other major corporations that strengthen the Board’s collective qualifications, skills, and experience.

WILLIAM D. PEREZ, 62, has served as a director since 2009. Mr. Perez has been a Senior Advisor to Greenhill & Co., Inc., a global investment banking firm, since January 2010. Prior to joining Greenhill & Co., Inc., Mr. Perez was President and Chief Executive Officer of the WM. Wrigley Jr. Company from 2006 to 2008, and President, Chief Executive Officer, and a member of the Board of Nike, Inc. from 2004 to 2006, after spending 34 years at S.C. Johnson at various positions, including Chief Executive Officer and President. Mr. Perez is also a director of Johnson & Johnson (since 2007) and Campbell Soup Company (since 2009) and previously served as a director of Kellogg Company (2000 to 2006). As a result of these and other professional experiences, Mr. Perez possesses particular knowledge and experience in sales and distribution and strategic planning and leadership of complex organizations that strengthen the Board’s collective qualifications, skills, and experience. Whirlpool’s Corporate Governance and Nominating Committee and Board were introduced to Mr. Perez in 2009 through a third party search firm.

JANICE D. STONEY, 69, has served as a director since 1987 (except for part of 1994 during a bid for political office). Ms. Stoney retired from U S WEST Communications Group, Inc., a telephone communications company, in 1993. At U S West, she served as Executive Vice President and prior to that President, Communications Consumer Division. Ms. Stoney is also a director of The Williams Companies, Inc. (since 1999) and previously served as a director of Bridges Investment Fund (1999 to 2006). As a result of these and other professional experiences, Ms. Stoney possesses particular knowledge and experience in human resources and development practices and legal/regulatory and government affairs that strengthen the Board’s collective qualifications, skills, and experience.

MICHAEL D. WHITE, 58, has served as a director since 2004. Mr. White has been President and Chief Executive Officer of The DIRECTV Group, Inc., a leading provider of digital television entertainment services, since January 2010, and a director since November 2009. From February 2003 until December 2009, Mr. White was Chief Executive Officer of PepsiCo International and Vice Chairman, PepsiCo, Inc. after holding positions of increasing importance with PepsiCo since 1990. As a result of these and other professional experiences, Mr. White possesses particular knowledge and experience in marketing/branded consumer products and accounting, finance, and capital structure that strengthen the Board’s collective qualifications, skills, and experience.

Directors whose terms expire in 2011
HERMAN CAIN, 64, has served as a director since 1992 (except from December 2003 to April 2005 during a bid for political office). Mr. Cain has been Chief Executive Officer and President of THE New Voice, Inc., a business and leadership consulting company, since 2004. Before founding THE New Voice, Inc., Mr. Cain held various positions in the banking and food services industries. He is also a director of AGCO Corporation (since 2004) and previously served as a director of Aquila, Inc. (1992 to 2008) and The Reader’s Digest Association, Inc. (2001 to 2007). As a result of these and other professional experiences, Mr. Cain possesses particular knowledge and experience in human resources and development practices and legal/regulatory and government affairs that strengthen the Board’s collective qualifications, skills, and experience.

JEFF M. FETTIG, 53, has served as a director since 1999. Mr. Fettig has been Chairman of the Board and Chief Executive Officer of Whirlpool since 2004 after holding other positions of increasing responsibility since 1981. Mr. Fettig is also a director of The Dow Chemical Company (since 2003). As a result of these and other professional experiences, Mr. Fettig possesses particular knowledge and experience in marketing/branded consumer products and sales and distribution that strengthen the Board’s collective qualifications, skills, and experience.

MILES L. MARSH, 62, has served as a director since 1990. Mr. Marsh retired from Fort James Corporation, a manufacturer and marketer of consumer paper products, in 2000. At Fort James Corporation, he served as Chairman of the Board, Chief Executive Officer, and President at various times beginning in 1995. Before joining Fort James Corporation, Mr. Marsh held various positions in the food products industry. He previously served as a director of GATX Corporation (1995 to 2006) and Morgan Stanley (1996 to 2005). As a result of these and other professional experiences, Mr. Marsh possesses particular knowledge and experience in international operations and accounting, finance, and capital structure that strengthen the Board’s collective qualifications, skills, and experience.

PAUL G. STERN, 71, has served as a director since 1990. Dr. Stern has been a Partner of the private investment companies Thayer Capital Partners, L.L.P. and Arlington Capital Partners, L.L.P. since 1995 and 1999, respectively, and Chairman of Claris Capital Partners, a private investment banking firm, since 2004. Dr. Stern is also a director of The Dow Chemical Company (since 1992) and previously served as a director of ManTech International Corporation (2004 to 2007). As a result of these and other professional experiences, Dr. Stern possesses particular knowledge and experience in international operations and design, innovation, and engineering that strengthen the Board’s collective qualifications, skills, and experience.

Directors whose terms expire in 2012

GARY T. DICAMILLO, 59, has served as a director since 1997. Mr. DiCamillo has been a Partner at Eaglepoint Advisors, LLC, a turnaround, restructuring, and crisis management firm, since January 2010. Prior to joining Eaglepoint Advisors, LLC, Mr. DiCamillo was President and Chief Executive Officer of RADIA International, a professional and commercial staffing company, from 2005 until August 2009. Prior to holding that position, Mr. DiCamillo was President and Chief Executive Officer of TAC Worldwide Companies, a technical and professional staffing company, from 2002 to 2005. From 1995 to 2002, Mr. DiCamillo served as Chairman and Chief Executive Officer of Polaroid Corporation, which filed for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code in October 2001 and emerged from Chapter 11 protection in June 2002. Mr. DiCamillo is director of 3Com Corporation (since 2000) and The Sheridan Group, Inc. (since 1989). As a result of these and other professional experiences, Mr. DiCamillo possesses particular knowledge and experience in marketing/branded consumer products and strategic planning and leadership of complex organizations that strengthen the Board’s collective qualifications, skills, and experience.

KATHLEEN J. HEMPEL, 59, has served as a director since 1994. Ms. Hempel retired from Fort Howard Corporation, a manufacturer of paper and paper products, in 1997. At Fort Howard Corporation, she served as Vice Chairman and Chief Financial Officer, among other positions, beginning in 1973. Ms. Hempel is also a director of Oshkosh Corporation (since 1997) and previously served as a director of Actuant Corporation (2000 to 2008). As a result of these and other professional experiences, Ms. Hempel possesses particular knowledge and experience in accounting, finance, and capital structure and board practices of other major corporations that strengthen the Board’s collective qualifications, skills, and experience.

MICHAEL A. TODMAN, 52, has served as a director since 2006. Mr. Todman has been President, Whirlpool International since January 2010 after holding other positions of increasing responsibility since 1993. Mr. Todman is also a director of Newell Rubbermaid Inc. (since 2007). As a result of these and other professional experiences, Mr. Todman possesses particular knowledge and experience in international operations and sales and distribution that strengthen the Board’s collective qualifications, skills, and experience.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

During 2009, our Board met ten times and had four committees. The committees consisted of an Audit Committee, a Human Resources Committee, a Corporate Governance and Nominating Committee, and a Finance Committee. Each director attended at least 75% of the total number of meetings of the Board and the Board committees on which he or she served, except for Mr. Cain who attended 74% of his meetings.

All directors properly nominated for election are expected to attend the annual meeting of stockholders. In 2009, all of our directors attended the annual meeting of stockholders.

The table below breaks down 2009 committee membership for each committee and each director.

Name	Audit	Human Resources	Corporate Governance & Nominating	Finance
Mr. Cain		X		X
Mr. DiCamillo	X			Chair
Mr. Fettig
Ms. Hempel			X	X
Mr. Johnston		X	Chair
Mr. Kerr	X	X
Mr. Marsh	X	X
Mr. Perez		X	X
Dr. Stern		Chair	X
Ms. Stoney			X	X
Mr. Todman
Mr. White	Chair	X
2009 Meetings	11	4	3	5

Audit Committee

The members of the Audit Committee are Mr. White (Chair), Mr. DiCamillo, Mr. Kerr, and Mr. Marsh. Pursuant to a written charter, the Committee provides independent and objective oversight of our accounting functions and internal controls and monitors the objectivity of our financial statements. The Committee assists Board oversight of:

1.	the integrity of our financial statements;

2.	our compliance with legal and regulatory requirements;

3.	the independent registered public accounting firm’s qualifications and independence; and

4.	the performance of our internal audit function and independent registered public accounting firm.

In performing these functions, the Committee is responsible for the review and discussion of the annual audited financial statements, quarterly financial statements and related reports with management, and the independent registered public accounting firm. These related reports include our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The Committee also monitors policies and guidelines with respect to risk assessment and risk management, the adequacy of financial disclosure, retains and/or terminates our independent registered public accounting firm and exercises sole authority to review and approve all audit engagement fees and terms. The Committee approves in advance the nature, extent, and cost of all internal control-related and permissible non-audit services provided by the independent registered public accounting firm; and reviews annual reports from the independent registered public accounting firm regarding its internal quality control procedures.

Under its charter, the Committee is comprised solely of three or more independent directors who meet the enhanced independence standards for audit committee members set forth in the New York Stock Exchange (“NYSE”) listing standards (which incorporates the standards set forth in the rules of the Securities and Exchange Commission). The Board has determined that each member of this Committee satisfies the financial literacy qualifications of the NYSE listing standards and that Mr. White satisfies the “audit committee financial expert” criteria established by the Securities and Exchange Commission and has accounting and financial management expertise as required under the NYSE listing rules.

Human Resources Committee

The members of the Human Resources Committee are Dr. Stern (Chair), Mr. Cain, Mr. Johnston, Mr. Kerr, Mr. Marsh, Mr. Perez, and Mr. White. Pursuant to a written charter, the Committee assures the adequacy of the compensation and benefits of Whirlpool’s officers and top management and compliance with any executive compensation disclosure requirements. In performing these functions, the Committee has sole authority and responsibility to retain and terminate any consulting firm assisting in the evaluation of CEO or senior executive compensation. The Committee has the following duties and responsibilities, among others:

1.	reviews and approves corporate goals and objectives relevant to CEO compensation, evaluates the CEO’s performance in light of these goals and objectives, and sets the CEO’s compensation level based on this evaluation and other relevant business information;

2.	determines and approves the compensation and other employment arrangements for Whirlpool’s elected officers;

3.	makes recommendations to the Board with respect to incentive-compensation and equity-based plans; and

4.	determines and approves grants for each individual participant under the stock option plans and administers the stock option plans.

The Committee has the authority to form subcommittees and delegate to those subcommittees certain actions. Under its charter, the Committee is comprised solely of three or more independent directors who meet the independence standards under the NYSE listing standards. For information about the Committee’s processes for establishing and overseeing executive compensation, refer to “Compensation Discussion and Analysis – Role of the Human Resources Committee.”

Corporate Governance and Nominating Committee

The members of the Corporate Governance and Nominating Committee are Mr. Johnston (Chair), Ms. Hempel, Mr. Perez, Dr. Stern, and Ms. Stoney. Pursuant to a written charter, the Committee provides oversight on the broad range of issues surrounding the composition and operation of the Board, including:

1.	identifying individuals qualified to become Board members;

2.	recommending to the Board director nominees for the next annual meeting of stockholders;

3.	recommending to the Board a set of corporate governance principles applicable to Whirlpool; and

4.	recommending to the Board changes relating to director compensation.

The Committee also provides recommendations to the Board in the areas of committee selection and rotation practices, evaluation of the overall effectiveness of the Board and management, and review and consideration of developments in corporate governance practices. The Committee retains the sole authority to retain and terminate any search firm to be used to identify director candidates, including sole authority to approve the search firm’s fees and other retention terms. To assist the Committee in identifying potential director nominees who meet the criteria and priorities established from time to time and facilitate the screening and nomination process for such nominees, the Committee has retained a third party search firm. During 2009, we engaged Heidrick & Struggles, and subsequently RSR Partners, to assist the Committee in identifying and soliciting potential candidates to join our Board. On an annual basis, the Committee solicits input from the full Board and conducts a review of the effectiveness of the operation of the Board and Board Committees, including reviewing governance and operating practices and the Corporate Governance Guidelines for Operation of the Board of Directors. Under its charter, the Committee is comprised solely of three or more independent directors who meet the independence standards under the NYSE listing standards.

Finance Committee

The members of the Finance Committee are Mr. DiCamillo (Chair), Mr. Cain, Ms. Hempel, and Ms. Stoney. Pursuant to a written charter, the Committee considers issues impacting our financial structure and makes recommendations to the Board. The Committee develops capital policies and strategies to set an acceptable capital structure, regularly reviews dividend action, liquidity management, adequacy of insurance coverage, the annual business plan as it relates to funds flow, capital expenditure and financing requirements, capital investment projects, major financial transactions, and tax and planning strategy and initiatives. The Committee also provides oversight of the Pension Fund Committee with respect to pension plan investment policies and plan funding requirements.

Director Independence

The Corporate Governance and Nominating Committee conducts an annual review of the independence of the members of the Board and its committees and reports its findings to the full Board. Ten of our 12 directors are nonemployee directors (all except Messrs. Fettig and Todman). Although the Board has not adopted categorical standards of materiality for independence purposes (other than those set forth in the NYSE listing standards), information provided by the directors and Whirlpool did not indicate any relationships (e.g., commercial, industrial, banking, consulting, legal, accounting, charitable, or familial), which would impair the independence of any of the nonemployee directors. Based on the report and recommendation of the Corporate Governance and Nominating Committee, the Board has determined that each of its nonemployee directors satisfies the independence standards set forth in the listing standards of the NYSE. Other than the transactions, relationships, and arrangements described in the section entitled “Related Person Transactions,” there was one other matter considered by the Board in determining that Whirlpool’s nonemployee directors are independent.

The Committee’s independence determinations included the review of transactions which commenced in 2004 between Whirlpool and a temporary staffing agency. The agency was selected as a supplier to Whirlpool through a competitive bid process. In 2007, the agency was acquired by a corporation which employed Mr. DiCamillo. In 2008, the contract was assumed by affiliates of the temporary staffing agency. In 2009, the total amount involved in transactions between Whirlpool and the agencies was again below the objective test of independence established under NYSE standards. In addition, Mr. DiCamillo confirmed that he did not participate in transactions between Whirlpool and the agencies or receive compensation based on those transactions. Mr. DiCamillo retired from the corporation that owns the agencies in August 2009.

Board Leadership Structure, Risk Oversight, Executive Sessions of

Nonemployee Directors, and Communications Between Stockholders and the Board

Board Leadership Structure

As noted above, our Board is currently comprised of ten independent and two employee directors. Mr. Fettig has served as Chairman of the Board and Chief Executive Officer since July 2004, and has been a member of our Board since June 1999. Since 2003 the Board has designated one of the independent directors as Presiding Director. We believe that the number of independent, experienced directors that make up our Board, along with the independent oversight of our Presiding Director, benefits Whirlpool and its stockholders.

We recognize that different board leadership structures may be appropriate for companies in different situations and believe that no one structure is suitable for all companies. We believe our current Board leadership structure is optimal for us because it demonstrates to our employees, suppliers, customers, and other stakeholders that Whirlpool is under strong leadership, with a single person setting the tone and having primary responsibility for managing our operations. Having a single leader for both the company and the Board eliminates the potential for confusion or duplication of efforts, and provides clear leadership for Whirlpool. We believe Whirlpool, like many U.S. companies, has been well-served by this leadership structure.

Because the positions of Chairman of the Board and Chief Executive Officer are held by the same person, the Board believes it is appropriate for the independent Directors to elect one independent Director to serve as a Presiding Director. In addition to presiding at executive sessions of nonemployee directors, the Presiding Director has the responsibility to: (1) coordinate with the Chairman of the Board and Chief Executive Officer in establishing the annual agenda and topic items for Board meetings; (2) retain independent advisors on behalf of the Board as the Board may determine is necessary or appropriate; (3) assist the Human Resources Committee with the annual evaluation of the performance of the Chairman of the Board and Chief Executive Officer, and in conjunction with the Chair of the Human Resources Committee, meet with the Chairman of the Board and Chief Executive Officer to discuss the results of such evaluation; and (4) perform such other functions as the independent directors may designate from time to time. Mr. Marsh is currently serving as the Presiding Director.

Our Board conducts an annual evaluation in order to determine whether it and its committees are functioning effectively. As part of this annual self-evaluation, the Board evaluates whether the current leadership structure continues to be optimal for Whirlpool and its stockholders. Our Corporate Governance Guidelines provide the flexibility for our Board to modify or continue our leadership structure in the future, as it deems appropriate.

Risk Oversight

Our Board is responsible for overseeing Whirlpool’s risk management process. The Board focuses on Whirlpool’s general risk management strategy, the most significant risks facing Whirlpool, and ensures that appropriate risk mitigation strategies are implemented by management. The Board is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters.

The Board has delegated to the Audit Committee oversight of Whirlpool’s risk management process. Among its duties, the Audit Committee reviews with management (a) Whirlpool policies with respect to risk assessment and management of risks that may be material to Whirlpool, (b) Whirlpool’s system of disclosure controls and system of internal controls over financial reporting, and (c) Whirlpool’s compliance with legal and regulatory requirements. The Audit Committee is also responsible for reviewing major legislative and regulatory developments that could materially impact Whirlpool’s contingent liabilities and risks. Our other Board committees also consider and address risk as they perform their respective committee responsibilities. All committees report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise level risk.

Whirlpool’s management is responsible for day-to-day risk management. Our Treasury, Risk Management, and Internal Audit areas serve as the primary monitoring and testing function for company-wide policies and procedures, and manage the day-to-day oversight of the risk management strategy for the ongoing business of Whirlpool. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, and compliance and reporting levels.

We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing Whirlpool and that our Board leadership structure supports this approach.

Executive Sessions of Nonemployee Directors

The Board holds executive sessions of its nonemployee directors generally at each regularly scheduled meeting. The Presiding Director serves as the chairperson for these executive sessions.

Communications between Stockholders and the Board

Interested parties, including stockholders, may communicate directly with the Chairman of the Audit Committee or the nonemployee directors as a group by writing to those individuals or the group at the following address: Whirlpool Corporation, 27 North Wacker Drive, Suite 615, Chicago, Illinois 60606-2800. This address is administered by an independent maildrop business. If correspondence is received by the Corporate Secretary, it will be forwarded to the appropriate person or persons in accordance with the procedures adopted by a majority of the independent directors of the Board with a copy to the Presiding Director. When reporting a concern, please supply sufficient information so that the matter may be addressed properly. Although you are encouraged to identify yourself to assist Whirlpool in effectively addressing your concern, you may choose to remain anonymous, and Whirlpool will use its reasonable efforts to protect your identity to the extent appropriate or permitted by law.

Corporate Governance Guidelines for Operation of the Board of Directors

Whirlpool is committed to the highest standards of corporate governance. On the recommendation of the Corporate Governance and Nominating Committee, the Board adopted a set of Corporate Governance Guidelines for Operation of the Board of Directors, which, among other things, sets forth the qualifications and other criteria for director nominees. The desired personal and experience qualifications for director nominees are described in more detail below under the caption “Director Nominations to be Considered by the Board.”

Majority Voting for Directors; Director Resignation Policy

Whirlpool’s By-laws require directors to be elected by the majority of the votes cast with respect to such director in uncontested elections (number of shares voted “for” a director must exceed the number of votes cast “against” that director). In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), directors will be elected by a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. If a nominee who is serving as a director is not elected at the annual meeting, under Delaware law the director would continue to serve on the Board as a “holdover director.” However, under our Board’s policy, any director who fails to be elected must offer to tender his or her resignation to the Board. The Board shall nominate for election or reelection as director only candidates who agree to tender, promptly following the annual meeting at which they are elected or reelected as director, irrevocable resignations that will be effective upon (1) the failure to receive the required vote at the next annual meeting at which they face reelection and (2) Board acceptance of such resignation. In addition, the Board shall fill director vacancies and new directorships only with candidates who agree to tender, promptly following their appointment to the Board, the same form of resignation tendered by other directors in accordance with this Board policy.

If an incumbent director fails to receive the required vote for reelection, the Corporate Governance and Nominating Committee will act on an expedited basis to determine whether to accept the director’s resignation and will submit such recommendation for prompt consideration by the Board. The Board expects the director whose resignation is under consideration to abstain from participating in any decision regarding that resignation. The Corporate Governance and Nominating Committee and the Board may consider any factors they deem relevant in deciding whether to accept a director’s resignation.

Code of Ethics

All of Whirlpool’s directors and employees, including its Chief Executive Officer, Chief Financial Officer, and other senior financial officers, are required to abide by our long-standing Code of Ethics, augmented to comply with the requirements of the NYSE and Securities and Exchange Commission, to ensure that Whirlpool’s business is conducted in a consistently legal and ethical manner. The Code of Ethics covers all areas of professional conduct, including employment policies, conflicts of interest, fair dealing, and the protection of confidential information, as well as strict adherence to all laws and regulations applicable to the conduct of our business. We intend to disclose future amendments to, or waivers from, certain provisions of the Code of Ethics for executive officers and directors on the Whirlpool website within four business days following the date of any such amendment or waiver.

Director Nominations to be Considered by the Board

Stockholders entitled to vote in the election of directors of the Board may nominate director candidates at times other than at the annual meeting. For a nomination to be properly made by any stockholder and be considered for recommendation by the Board to the stockholders and included in our proxy statement for the 2011 annual meeting, written notice of such stockholder’s nomination must be given, either by personal delivery or by registered or certified United States mail, postage prepaid, to the Corporate Secretary of Whirlpool (and must be received by the Corporate Secretary) by November 10, 2010. Such notice shall set forth all of the information required by Article II, Section 11 of our By-laws. Our By-laws are posted for your convenience on the Whirlpool website: www.whirlpoolcorp.com. Whirlpool believes that all nominees must, at a minimum, meet the selection criteria established by the Corporate Governance and Nominating Committee. The Board evaluates director nominees recommended by stockholders in the same manner in which it evaluates other director nominees. Whirlpool has established through its Corporate Governance and Nominating Committee selection criteria that identify desirable skills and experience for prospective Board members, including those properly nominated by stockholders.

The Board, with the assistance of the Corporate Governance and Nominating Committee, selects potential new Board members using criteria and priorities established from time to time. Desired personal qualifications for director nominees include: intelligence, integrity, strength of character, and commitment. Nominees should also have the sense of timing required to assess and challenge the way things are done and recommend alternative solutions to problems; the independence necessary to make an unbiased evaluation of management performance and effectively carry out responsibilities of oversight; an awareness of both the business and social environment in which today’s corporation operates; and a sense of urgency and spirit of cooperation that will enable them to interact with other Board members in directing the future, profitable growth of Whirlpool. Desired experience for director nominees include: at least ten years of experience in a senior executive role with a major business organization, preferably, as either Chief Executive Officer or Chairman (equivalent relevant experience from other backgrounds such as academics or government may also be considered); a proven record of accomplishment and line operating (or equivalent) experience; first-hand experience with international operations; a working knowledge of corporate governance issues and the changing role of the Board; exposure to corporate programs designed to create stockholder value, while balancing the needs of all stakeholders. Director nominees should not be employed by or affiliated with any organization that has competitive lines of business or that may otherwise present a conflict of interest. The composition, skills, and needs of the Board change over time and will be considered in establishing the profile of desirable candidates for any specific opening on the Board. The Corporate Governance and Nominating Committee has determined that it is desirable for the Board to have a variety of differences in viewpoints, professional experiences, educational background, skills, race, gender, age and national origin, and considers issues of diversity and background in its selection process.

Available Information

Whirlpool’s current Corporate Governance Guidelines, Code of Ethics, and written charters for its Audit, Finance, Human Resources, and Corporate Governance and Nominating Committees are posted on the Whirlpool website: www.whirlpoolcorp.com – scroll over the “Responsibility” dropdown menu, then “Governance,” then click on “Board of Directors.” Stockholders may also request a free copy of these documents from: Greg Fritz, Director, Investor Relations, Whirlpool Corporation, 2000 North M-63, Mail Drop 2800, Benton Harbor, Michigan 49022-2692; (269) 923-2641.

NONEMPLOYEE DIRECTOR COMPENSATION

The elements of our 2009 director compensation are reflected in the table below. Only nonemployee directors receive compensation for their services as a director. We believe that it is important to attract and retain outstanding nonemployee directors. One way we achieve this goal is through a competitive compensation program. To that end, in 2009, management worked with Towers Perrin and Frederic W. Cook & Co. to evaluate the competitiveness of our compensation program for our directors who are not employees of Whirlpool. After evaluating competitive market data on nonemployee director compensation, a modest increase in both the annual cash and equity retainers was recommended to our Corporate Governance and Nominating Committee, which is responsible for making director compensation recommendations to the Board. These recommendations were made so that Whirlpool’s nonemployee director compensation remains competitive with other large publicly held companies. After evaluating management’s and the consultants’ report, in February 2010 the Committee recommended and the Board approved, effective April 1, 2010, an increase in the annual cash retainer from $90,000 to $100,000, and, provided the stockholders approve the 2010 Omnibus Stock and Incentive Plan, an increase in annual equity compensation from $90,000 to $100,000, comprised of 50% Whirlpool common stock and 50% stock options. The Board has adopted an equity ownership guideline for nonemployee directors under which these directors are encouraged to own Whirlpool stock equal in value to four times the basic annual cash retainer, with a five-year timetable to obtain this objective.

Type of Compensation	Amount
Annual Cash Retainer	$90,000
Annual Stock Options Retainer*	2,845 options
Annual Stock Awards Retainer*	1,479 shares
Annual Retainer for Committee Chair (in addition to other retainers):
Audit Committee	$20,000
All Other Committees	$10,000
Annual Retainer for Presiding Director (in addition to other retainers)	$20,000
*	See “Nonemployee Director Equity Plan” below for explanation of how the number of options and shares were calculated for 2009.

Nonemployee Director Equity Plan

Our Nonemployee Director Equity Plan provides for (1) a one time grant of 1,000 shares of common stock made at the time a director first joins the Board; (2) an annual grant of stock options, with the number of options to be determined by dividing $36,000 by the product of the fair market value of a single share of our common stock on the final trading day before the annual meeting of stockholders ($36.15) multiplied by 0.35; and (3) an annual grant of stock, with the number of shares to be issued to the director determined by dividing $54,000 by the average fair market value of a single share of our common stock for the final three trading days before the grant ($36.50). The exercise price under each option granted is the fair market value of the common stock on the last trading day before the annual meeting of stockholders ($36.15).

Options granted in 2009 are exercisable for the earlier of ten years after grant or five years after a nonemployee director ceases to serve on our Board, or one year in the case of the nonemployee director’s death. However, no option is exercisable within the first six months of its term, unless death or disability of the director occurs. In the event that the death or disability of the director does occur and an option is exercised in the first six months of its term, any shares of common stock issued on such exercise may not be sold until the six-month anniversary of the grant date. Payment of the exercise price may be made in cash or, if permitted by law, Whirlpool common stock, valued at its market price at the time of exercise. All annual grants are made to directors on the date of our annual meeting of stockholders.

Deferral of Annual Retainer and Stock Grants

A nonemployee director may elect to defer any portion of the annual cash retainer and annual stock awards retainer until he or she ceases to be a director. Under this policy, when the director’s term ends, any deferred annual retainer will be made in a lump sum or in monthly or quarterly installments. In addition, payment of any deferred annual stock grant will be made as soon as is administratively feasible. Amounts deferred on or before December 31, 2004 accrue interest quarterly at a rate equal to the prime rate in effect from time to time. Amounts deferred after December 31, 2004 may be allocated to notional investments that mirror those available to participants in our U.S. 401(k) plan, with the exception of the Whirlpool stock fund.

Charitable Program

Through 2007, each nonemployee director, upon election or reelection to the Board, could choose to relinquish all or a portion of the annual cash retainer, in which case Whirlpool may, at its sole discretion, then make an award of up to $1 million to a charitable organization upon the director’s death. Under the program, the election to relinquish compensation is irreversible, and Whirlpool may choose to make contributions in the director’s name to as many as three charities. The Board of Directors acted to eliminate this program, prospectively, as of January 1, 2008. Mr. White is the only active Director with an outstanding benefit under this program.

Term Life Insurance

Whirlpool pays the premiums to provide each nonemployee director who elects to participate, with term life insurance while serving as a director, and also makes a related income tax reimbursement payment. The coverage amount is equal to one-tenth of the director’s basic annual cash retainer times the director’s months of service (not to exceed 120). In addition, Whirlpool provides each nonemployee director with travel accident insurance of $1 million.

Whirlpool Appliances

For evaluative purposes, Whirlpool permits nonemployee directors to test Whirlpool products for home use, and reimburses the directors for any income taxes they incur as a result of this policy. The cost to Whirlpool of this arrangement in 2009 (based on distributor price of products and delivery, installation, and service charges) did not exceed $36,000 for any one nonemployee director or $66,000 for all nonemployee directors as a group.

Business Expenses

Whirlpool reimburses nonemployee directors for business expenses related to their attendance at Whirlpool meetings, including room, meals and transportation to and from Board and committee meetings (e.g., commercial or private flights, cars and parking). On rare occasions, a director’s spouse may accompany a director when traveling on Whirlpool business. Directors are also reimbursed for attendance at qualified third-party director education programs.

Nonemployee Director Compensation Table

Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) ($)	Option Awards (3) ($)	Non-equity Incentive Plan Compensation (4) ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings (5) ($)	All Other Compensation (6) ($)	Total ($)
Herman Cain	90,000	52,623	24,211	–	–	7,581	174,415
Gary T. DiCamillo	100,000	52,623	24,211	–	–	11,243	188,077
Kathleen J. Hempel	90,000	52,623	24,211	–	–	5,734	172,568
Michael F. Johnston	100,000	52,623	24,211	–	–	7,343	184,177
William T. Kerr	90,000	52,623	24,211	–	–	4,203	171,037
Arnold G. Langbo (7)	22,500	–	–	–	–	71,311	93,811
Miles L. Marsh	110,000	52,623	24,211	–	–	7,581	194,415
William D. Perez (8)	3,913	77,450	–	–	–	732	82,095
Paul G. Stern	100,000	52,623	24,211	–	–	19,069	195,903
Janice D. Stoney	90,000	52,623	24,211	–	–	23,767	190,601
Michael D. White (9)	110,000	52,623	24,211	–	–	59,426	246,260

(1)	The aggregate dollar amount of all fees earned or paid in cash for services as a director, including all annual retainer fees, before deferrals and relinquishments.

(2)	Reflects the fair value of shares of common stock awarded in 2009 on the award date. Mr. Perez received an award of 1,000 shares of common stock at the time he was appointed to the Whirlpool Board of Directors in December 2009, while all other awards relate to the annual grant of 1,479 shares of common stock in April 2009. The fair value of the stock awards for financial reporting purposes will likely vary from the amount the director actually receives based on a number of factors, including stock price fluctuations, timing of sale and differences between the valuation assumptions and actual experience. See Note 9 to the Consolidated Financial Statements contained in the Financial Supplement to this proxy statement for a discussion of the relevant assumptions used to account for these awards. As of December 31, 2009, none of our nonemployee directors were deemed to have outstanding stock awards because all stock awards vest immediately.

(3)	Reflects the fair value of the annual grant of stock options on the award date (2,845 in 2009) which generally become exercisable six months after grant and expire on the earlier of ten years from the award date or on the fifth anniversary of the date that the director ceases to be a director. The fair values of the option awards were calculated in accordance with U.S. Generally Accepted Accounting Principles (GAAP), and are therefore different than the amount used to calculate the number of options granted to each director under the Nonemployee Director Equity Plan. See Note 9 to the Consolidated Financial Statements contained in the Financial Supplement to this proxy statement for a discussion of the relevant assumptions used to account for these awards. The fair value of the stock option awards for financial reporting purposes will likely vary from the amount the director actually receives based on a number of factors, including stock price fluctuations, timing of exercise, and differences between the valuation assumptions and actual experience. As of December 31, 2009, the number of stock options held by each nonemployee director (all of which have fully vested) were:

Herman Cain	6,391
Gary T. DiCamillo	10,980
Kathleen J. Hempel	11,580
Michael F. Johnston	8,580
William T. Kerr	8,128
Arnold G. Langbo	8,735
Miles L. Marsh	12,780
William D. Perez	–
Paul G. Stern	12,780
Janice D. Stoney	12,780
Michael D. White	7,980

(4)	Whirlpool does not have a non-equity incentive plan for nonemployee directors.

(5)	Whirlpool does not have a pension plan for nonemployee directors and does not pay above-market or preferential rates on non-qualified deferred compensation for nonemployee directors.

(6)	The table below presents an itemized account of “All Other Compensation” provided in 2009 to the nonemployee directors.

Director	Tax Reimbursements (a) ($)	Life Insurance Premiums ($)	Charitable Program (b) ($)	Whirlpool Appliances and Other Benefits ($)	Total ($)
Herman Cain	5,577	1,555	–	449	7,581
Gary T. DiCamillo	5,837	1,555	–	3,851	11,243
Kathleen J. Hempel	3,730	1,555	–	449	5,734
Michael F. Johnston	4,314	875	–	2,154	7,343
William T. Kerr	3,294	460	–	449	4,203
Arnold G. Langbo	30,482	518	–	40,311	71,311
Miles L. Marsh	5,577	1,555	–	449	7,581
William D. Perez	282	1	–	449	732
Paul G. Stern	7,294	–	–	11,775	19,069
Janice D. Stoney	14,792	1,555	–	7,420	23,767
Michael D. White	3,920	771	51,170	3,565	59,426

(a)	Tax reimbursements on income imputed to the director for Whirlpool appliances and other benefits received, and life insurance premiums paid on behalf of the director by Whirlpool.

(b)	Includes 2009 interest cost and service cost related to the Charitable Program, less 2009 relinquishments. The maximum amount payable under the Charitable Program upon Mr. White’s death is $1.5 million.

(7)	Mr. Langbo retired from the Whirlpool Board of Directors in April 2009.

(8)	Mr. Perez was appointed to the Whirlpool Board of Directors in December 2009.

(9)	Mr. White relinquished $11,640 of fees earned to the Charitable Program.

SECURITY OWNERSHIP

The following table presents the ownership on December 31, 2009 of the only persons known by us as of February 16, 2010 to beneficially own more than 5% of our common stock based upon statements on Schedule 13G filed by such persons with the SEC.

Schedule 13G Filed On	Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class
2/11/2010	PRIMECAP Management Company(1) 225 South Lake Avenue, #400 Pasadena, CA 91101	11,214,910	15.01%
2/16/2010	FMR LLC(2) 82 Devonshire Street Boston, MA 02109	7,846,060	10.50%
2/4/2010	Vanguard Chester Funds – Vanguard Primecap Fund(3) 100 Vanguard Blvd. Malvern, PA 19355	5,985,000	8.01%
2/8/2010	The Vanguard Group Inc.(4) 100 Vanguard Blvd. Malvern, PA 19355	3,861,210	5.17%
1/29/2010	BlackRock, Inc.(5) 40 East 52nd Street New York, NY 10022	3,835,679	5.13%

(1)	Based solely on a Schedule 13G/A filed with the SEC by PRIMECAP Management Company, a registered investment advisor. PRIMECAP has sole voting power with respect to 2,730,510 shares and sole dispositive power with respect to 11,214,910 shares.

(2)	Based solely on a Schedule 13G/A filed with the SEC by FMR LLC (“FMR”) and Edward C. Johnson, all such shares are beneficially owned by three entities: (a) Fidelity Management & Research Company (“Fidelity”), a registered investment advisor to various investment companies (“Fidelity Funds”) and a wholly-owned subsidiary of FMR, (b) Strategic Advisers, Inc. (“SA”), a wholly-owned subsidiary of FMR and a registered investment advisor, and (c) Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly-owned subsidiary of FMR and a bank. Fidelity is the beneficial owner of 7,807,588 shares. Mr. Johnson (Chairman of FMR), FMR (through its control of Fidelity) and Fidelity Funds each has sole dispositive power with respect to 7,807,588 shares. Neither Mr. Johnson nor FMR has the sole power to vote or direct the voting of the shares owned directly by Fidelity Funds. The sole voting power of all shares directly owned by Fidelity Funds resides with the Board of Trustees of such funds. SA is the beneficial owner of 67 shares. PGATC is the beneficial owner of 38,405 shares. Mr. Johnson and FMR (through its control of PGATC) each has sole dispositive power over 38,405 shares and sole voting power with respect to 38,405 shares.

(3)	Based solely on a Schedule 13G/A filed with the SEC by Vanguard Chester Funds – Vanguard Primecap Fund (“Vanguard”), a registered investment advisor. Vanguard has sole voting power with respect to all shares.

(4)	Based solely on a Schedule 13G/A filed with the SEC by The Vanguard Group Inc., (“Vanguard”), a registered investment advisor. Vanguard has sole voting power with respect to 118,134 shares, sole dispositive power with respect to 3,755,576 shares, and shared voting power with respect to 105,634 shares.

(5)	Based solely on a Schedule 13G filed with the SEC by BlackRock, Inc., BlackRock has sole voting and dispositive power with respect to all shares.

BENEFICIAL OWNERSHIP

The following table reports beneficial ownership of common stock by each director, nominee for director, the Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers, and all directors and executive officers of Whirlpool as a group, as of February 22, 2010. Beneficial ownership includes, unless otherwise indicated, all shares with respect to which each director or executive officer, directly or indirectly, has or shares the power to vote or to direct the voting of such shares or to dispose or direct the disposition of such shares. The address of all directors and executive officers named below is c/o Whirlpool Corporation, 2000 North M-63, Benton Harbor, Michigan 49022-2692.

	Shares Beneficially Owned(1)	Deferred Stock Units(2)	Shares Under Exercisable Options(3)	Total(4)	Percentage
Marc R. Bitzer	32,412	10,153	40,641	83,206	*
Herman Cain	11,629	–	6,391	18,020	*
Gary T. DiCamillo	5,744	7,768	10,980	24,492	*
Jeff M. Fettig	165,378	190,088	607,069	962,535	1.27%
Kathleen J. Hempel	9,954	4,336	11,580	25,870	*
Michael F. Johnston	3,000	4,913	8,580	16,493	*
William T. Kerr	4,747	–	8,128	12,875	*
Miles L. Marsh	13,533	5,878	12,780	32,191	*
William D. Perez	1,000	–	–	1,000	*
Paulo F. M. Periquito	173,965	53,579	77,353	304,897	*
Paul G. Stern	11,554	7,075	12,780	31,409	*
Janice D. Stoney	9,427	8,538	12,780	30,745	*
Roy W. Templin	29,440	2,620	55,175	87,235	*
Michael A. Todman	47,714	31,384	125,154	204,252	*
Michael D. White	2,700	4,449	7,980	15,129	*
All directors and executive officers as a group (18 persons)	541,568	330,781	1,041,498	1,913,847	2.51%
*	Less than 1%.

(1)	Does not include 2,177,915 shares held by the Whirlpool 401(k) Trust (but does include 4,770 shares held for the accounts of executive officers); Executive Vice President and Chief Financial Officer Roy W. Templin served as one of four individual trustees with shared voting and investment powers until April 2009.

(2)	Represents the number of shares of common stock, based on deferrals made into the Deferred Compensation Plan II for Nonemployee Directors, one of the executive deferred savings plans, or the terms of deferred stock awards, that we are required to pay to a nonemployee director when the director leaves the Board or to an executive officer when the executive officer is no longer an employee. None of these deferred stock units have voting rights.

(3)	Includes shares subject to options that will become exercisable within 60 days of February 22, 2010.

(4)	No shares of Whirlpool stock have been pledged as security by any of these individuals, except that Mr. Bitzer pledged 28,566 shares, and Mr. Todman pledged 42,360 shares, each in connection with a transaction with a third party.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Whirlpool’s directors and executive officers and persons who own more than 10% of Whirlpool’s common stock (each a reporting person) to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Whirlpool’s common stock. Based solely on its review of the copies of such reports furnished to or prepared by Whirlpool and written representations that no other reports were required, Whirlpool believes that all Section 16(a) filing requirements applicable to reporting persons were complied with during the fiscal year ended December 31, 2009.

COMPENSATION DISCUSSION AND ANALYSIS

2009 Summary

•

Compensation awarded to our Named Executive Officers (NEOs) is comprised of base salary, annual short term incentives, and long-term incentives, with over 75% of total compensation each year being “at-risk.”

•	2009 reflected our ongoing commitment to a pay-for-performance philosophy, where executive compensation is linked to both individual and company performance.

•	Despite facing continued economic challenges, our overall 2009 financial performance rebounded significantly from 2008.

•

The challenging annual short-term cash and long-term cash and equity incentive goals, which were established at the height of the economic crisis, were met or exceeded with year-end award determinations resulting in above target award levels for 2009, in contrast to significantly reduced award levels for all NEOs in 2008.

•

Improvement in our 2009 financial performance resulted in higher total compensation for our NEOs in comparison to 2008, a year when core business objectives were not achieved, demonstrating that our program design responds to our business results.

•

Equity-based awards will continue to play an important role in this challenging economic environment because they reward NEOs for the achievement of long-term business objectives and provide incentives for the creation of stockholder value.

•	Changes in the management structure of our International and North American operations in December 2009 resulted in new compensation arrangements for three of our NEOs for 2010.

The Objectives of Whirlpool’s Compensation Program

We are dedicated to global leadership and to delivering superior stockholder value. Our executive compensation philosophy supports these objectives by attracting and retaining the best management talent and by motivating these employees to achieve business and financial goals that create value for stockholders in a manner consistent with Whirlpool’s focus on five enduring values: respect, integrity, diversity and inclusion, teamwork, and the spirit of winning.

To achieve our objectives, we implement a “pay-for-performance” philosophy using the following guiding principles:

•	compensation should be incentive-driven with both a short- and long-term focus;

•	a significant portion of pay should be variable, or “at risk”;

•	components of compensation should be tied to increasing stockholder value; and

•	compensation should be tied to a balanced evaluation of business and individual performance measured against financial, customer, and employee related objectives – a “balanced scorecard” approach.

The Human Resources Committee of the Board of Directors (“the Committee”) sets compensation using a market-based approach, with differentiation based on individual and company performance. The elements of our compensation program reflect our “pay-for-performance” philosophy. The Committee creates a compensation package for each NEO that contains a mix of compensation elements that it believes best addresses the NEO’s responsibilities and that will best achieve our overall compensation objectives. In establishing target compensation, the Committee considers factors discussed below such as market value and job responsibility. The Committee does not use a specific formula for allocating between fixed and variable components of pay or between long-term incentive vehicles.

Generally, the proportion of equity compensation rises with increasing job responsibility. Taken as a whole, our compensation program is designed so that the individual’s target compensation level rises as job responsibility increases, with the portion of performance-based, or “at risk,” compensation rising as a percentage of total target compensation. As a result, actual total compensation of an executive as a multiple of the total compensation of his or her subordinates is designed to increase in periods of above-target performance and decrease in times of below target performance. In addition, the Committee makes distinctions in the mix of cash and equity components based on job responsibility in shaping each executive officer’s compensation package.

Our performance-based restricted stock units are typically subject to a one-year performance period, followed by a two year vesting period. Corporate-wide performance metrics are weighted more heavily than regional metrics in both annual and long-term incentive programs. Stock options vest over a three-year period. The Committee believes that these factors, together with a balance of cash and equity awards, and short- and long-term incentives, as well as executive stock ownership guidelines and clawback provisions, ensure that our compensation program does not create risks that are reasonably likely to have a material adverse effect on Whirlpool.

Compensation Elements

Element	Characteristics

Base Salary	• Fixed component based on responsibility, experience and performance • Target is the median level for similar positions in the comparator group

Short-term Incentives	• Variable cash incentives based on annual performance • Target is the median level of total cash compensation for similar positions in the comparator group

Long-term Incentives

•  Performance-based variable equity and cash incentives through grants of stock options and performance-based restricted stock units (payable in stock) and performance cash units

•  Target is the median level of total pay for similar positions in the comparator group

Other Benefits	• Health and welfare benefits available to substantially all salaried employees • Limited perquisites designed to support a market-competitive compensation package

Retirement Benefits

•  U.S. based NEOs participate in qualified and non-qualified defined benefit and defined contribution plans

•  Target is the median income replacement ratio for a broad-based group of companies

•  NEOs outside the U.S. participate in retirement plans designed to be competitive within their regions

Compensation Process and Methodology

Role of the Human Resources Committee

The Committee has overall responsibility for Whirlpool’s executive compensation programs. Typically, the Committee adopts the compensation goals and objectives for awards under our short-term and long-term incentive plans at its meeting in February of each year. The Committee considers and makes decisions on the principle elements of each executive officer’s compensation package at its February meeting. The Committee also performs its evaluation of CEO performance and establishes CEO compensation at this meeting. Throughout the year, the Committee evaluates the overall effectiveness of our compensation philosophy and programs. In addition, the Committee reviews management’s recommendations regarding hiring, promotion, retention, severance and individual executive compensation packages related to those events.

In making its determinations, the Committee reviews and considers various factors and assigns different weightings to these factors depending on the type of determination and the circumstances related to each specific action. For example, in determining base salary, the Committee may rely more heavily on market data and the recommendation of its independent compensation consultant. In determining the payout of incentive awards, the Committee’s consideration of company performance and management’s assessment of individual performance may predominate. In setting long-term compensation, the Committee may give more weight to the complexity of the individual’s position and impact on overall company results. While the Committee solicits and reviews recommendations from its independent compensation consultant, and in some circumstances, management, ultimately the Committee makes decisions regarding these matters in the exercise of its sole discretion.

Benchmarking and the Role of Consultants

The Committee establishes target compensation levels using a market-based approach. Each year, the Committee engages an independent compensation consultant to advise the Committee on Whirlpool’s executive compensation program.

Specifically, the Committee requests that the consultant assist the Committee in (1) reviewing the group of companies against whom Whirlpool’s senior executive pay levels are compared (our “comparator group”); (2) reviewing executive compensation market practices and trends in general; and (3) designing and recommending the compensation packages provided to the NEOs and other senior executives based on a marketplace assessment of the compensation for the NEOs and other senior executives in comparison to the compensation for comparable positions within the comparator group. With respect to the CEO, the consultant provides a recommendation, without the CEO’s input, to the Committee regarding the CEO’s compensation package (target and mix of pay components).

The Committee has the sole authority to approve the independent compensation consultant’s fees and terms of engagement. In 2008 and prior years, Hewitt Associates was the Committee’s independent compensation consultant. As part of a periodic assessment of its compensation consultant, the Committee elected to interview other consulting firms. In December 2008, after meeting with several firms, the Committee appointed Frederic W. Cook & Co. as its independent compensation consultant for 2009. The Committee selected Frederic W. Cook & Co. based on its extensive expertise, high quality team and lack of an existing business relationship with Whirlpool.

In connection with the transition, Hewitt Associates provided limited services related to the Committee’s February 2009 meeting and its recommendations were reviewed by Frederic W. Cook & Co. Hewitt Associates received $11,200 for executive compensation consulting services provided to the Committee in 2009. Hewitt Associates’ fees for other services for the full 2009 fiscal year were $280,000. These fees related primarily to actuarial services provided to foreign Whirlpool affiliates by foreign affiliates of Hewitt Associates. The Whirlpool affiliates were solely responsible for retaining Hewitt Associates for these services, which were not reviewed or approved by the Committee.

In connection with the services it performs for the Committee, Frederic W. Cook & Co. works with management on compensation programs in which executive officers, as well as other salaried employees, participate, in each case under the oversight and with the approval of the Committee. In 2009, these services included reviewing the design of the overall executive compensation program and providing advice on the design of Whirlpool’s 2010 Omnibus Stock and Incentive Plan.

For 2009, the Committee retained the comparator group listed below which was used to benchmark executive compensation in prior years. These companies were selected because they have national and international business operations and are similar to Whirlpool in sales volumes, market capitalizations, employment levels, lines of business, and organizational structure. Companies in the comparator group are recognized for their excellence in the areas of consumer focus and trade partner relations, and for possessing highly complex global supply chains and manufacturing footprints.

3M Company

The Black & Decker Corporation

Caterpillar Inc.

Cummins Inc.

Colgate-Palmolive Company

Deere & Company

Eastman Kodak Company

Eaton Corporation

Emerson Electric Co.

The Goodyear Tire & Rubber Company

H. J. Heinz Company

Honeywell International Inc.

Illinois Tool Works, Inc.

Ingersoll-Rand Company Ltd.

Kellogg Company

Motorola, Inc.

PPG Industries, Inc.

Raytheon Company

Sara Lee Corporation

Textron, Inc.

United Technologies Corp.

Xerox Corporation

We use publicly disclosed compensation data contained in proxy statements, as well as proprietary surveys purchased from third-party consulting firms to acquire market compensation data for companies in the comparator group.

Role of Management

Each year, the CEO and Chief Human Resources Officer, makes recommendations to the Committee regarding the compensation and benefit programs for all executive officers. In addition, the CEO makes recommendations with respect to base salary, annual cash incentives, equity compensation, and the total compensation levels for executive officers other than himself based on his assessment of personal performance and contribution to Whirlpool. The CEO and Chief Human Resources Officer recommend the performance metrics to be used in establishing performance goals for the annual cash incentive and long-term equity and cash incentive programs for adoption by the Committee. The Committee has authority to adopt or modify these metrics in its sole discretion. In addition, the CEO may assess individual performance to assist the Committee in making determinations regarding awards to be paid out under incentive programs.

Base Salary

Consistent with the CEO’s recommendations, the Committee maintained year-end 2008 salary levels and authorized no salary increases in 2009 for Messrs. Fettig, Templin, Todman and Periquito due to the challenging economic environment at that time. In recognition of his promotion to President, U.S. Operations in December 2008, the Committee approved a salary of $650,000 for Mr. Bitzer, effective March 1, 2009. This amount was approximately equivalent to his year-end 2008 salary expressed in Euros, based on February 2009 conversion rates.

Goals and Performance Metrics

As discussed below under the caption “Deductibility of Executive Compensation,” awards under our annual short-term and long-term incentive programs may be designed to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). To preserve maximum tax deductibility and allow the Committee the latitude to address unforeseeable and uncontrollable events and conditions, and to facilitate the Committee’s ability to assess and reward individual performance under the Whirlpool performance assessment system, the Committee established a 2009 return on equity (“ROE”) target for annual cash and long-term incentive awards to executive officers. The Committee established the ROE target at a level that would allow the Committee to take into consideration the impact of such events or conditions in adjusting payouts downward. The ROE target was tied to our projected operating plan and, therefore, its achievement was substantially uncertain when it was set in February 2009. The Committee selected ROE as the target measure because it is widely recognized, indicative of Whirlpool’s profitability, and complements the revenue, free cash flow and earnings metrics used in the short- and long-term incentive plans.

As in prior years, the 2009 awards under both the annual short-term and long-term incentive programs were designed so that achievement of the ROE target would establish the maximum award level for each NEO, with actual award levels determined by formulas based on additional performance metrics and the exercise of negative discretion by the Committee. Against the backdrop of unprecedented economic volatility, the Committee recognized the importance of ensuring that the incentive program design would focus executives on Whirlpool’s priorities and drive attainment of critical objectives for 2009. Although the Committee has in the past finalized these formulas and metrics at its February meeting, the Committee held an additional meeting in March 2009 for this purpose. The Committee reviewed the 2009 business challenges and program design alternatives with management. As a result, the performance metrics selected by the Committee, including the introduction of the Cost Take-Out Threshold discussed below, and the weight given to the earnings before interest and taxes and free cash flow measures, reflect Whirlpool’s priorities and critical objectives for 2009.

Short-Term Incentives

Consistent with Whirlpool’s pay-for-performance philosophy, substantially all salaried employees, including each NEO, are eligible to participate in the stockholder-approved Performance Excellence Plan (“PEP”), our annual cash incentive program. PEP is designed to focus attention on stockholder value creation, drive performance in support of this goal and other business goals, and reflect individual performance as measured against financial, customer, and employee-related objectives. The Committee establishes target incentive levels for NEOs as a percentage of their base salary as of the start of the performance period.

PEP ensures that a significant proportion of pay for our NEOs is at risk and variable. Under the terms of PEP, no award for 2009 could exceed $5 million. For 2009, the Committee established PEP targets, expressed as percentages of base salary, for the NEOs as follows: Mr. Fettig at 140%; Mr. Templin at 85%; Mr. Todman at 100%; Mr. Periquito at 100%; and Mr. Bitzer at 85%. These amounts became the “Target Awards.” The Committee set maximum award levels with respect to the achievement of the ROE target under PEP at four times the Target Award to allow for the exercise of negative discretion. The factors considered in applying negative discretion are set forth below.

In addition to setting Target Awards, the Committee established equally weighted Company Performance and Individual Performance Factors for each executive officer. In defining the Company Performance Factor for 2009, the Committee determined that company performance in-line with expected performance would result in a Performance Factor of 100%. Company performance substantially above expected performance would result in a Performance Factor of up to 200%, and performance below expected performance could result in a Performance Factor as low as 0%, with no award being paid out under PEP.

The Committee adopted the following measures for purposes of determining the Company Performance Factor under PEP for 2009:

A.	Cost Take Out Threshold

•

A pass/fail threshold objective requiring significant reductions in the cost of materials, conversion, quality, and logistics, as well as Selling, General and Administrative expenses, across the organization in order for any NEO to achieve 100% of his Target Award.

B.	Balanced Scorecard

•	Financial Measures – revenue growth, earnings, earnings per share, free cash flow, and operating profit margin;

•	Customer Measures – market share, quality, and brand equity progress; and,

•	Employee Measures – the strengthening of our talent pipeline, diversity and inclusion and the engagement of our employees.

In reviewing performance under PEP for 2009, at its February 2010 meeting, the Committee determined that the ROE target established for 2009 was met. For each NEO, the Committee adjusted the maximum award level downward based on a Company Performance Factor and an Individual Performance Factor as illustrated below:

Illustration of Whirlpool’s Annual Short-Term Incentive Award:

Our comprehensive cost reduction initiative drove total cost reduction which exceeded the established Cost Take-Out Threshold. With respect to the Global Balanced Scorecard, the Committee determined that Financial Measures, including earnings from continuing operations of $4.34 per share and free cash flow of $1.1 billion exceeded the goals established by the Committee. The Committee found that Customer Measures related to market share, quality, and brand equity progress met expectations overall. Performance on Employee Measures related to strengthening of our talent pipeline, diversity and the engagement of our employees exceeded expectations overall. Based on these performance results, the Committee assigned a Global Balanced Scorecard multiplier of 110%.

For each NEO with specific regional responsibilities (Mr. Bitzer – North America, and Mr. Periquito – Latin America), the Global Balanced Scorecard multiplier is added to the Regional Balanced Scorecard multiplier and divided by two to determine the Company Performance Factor. The Committee considered an increase in gross margin from 10% in 2008 to 12.9% in 2009, as well as an increase in operating profit from $199 million in 2008 to $560 million in 2009, in North America in assigning a Regional Balanced Scorecard multiplier of 110%. This Regional Balanced Scorecard multiplier when averaged with the Global Balanced Scorecard multiplier resulted in a Company Performance Factor of 110% for Mr. Bitzer. Strong financial performance in Latin America, including unit volume growth of 14.5%, resulted in a Regional Balanced Scorecard multiplier of 175%. Averaging this Regional Balanced Scorecard multiplier and the Global Balanced Scorecard multiplier resulted in a Company Performance Factor of 142.5% for Mr. Periquito.

The Committee annually evaluates each executive officer’s individual performance based on a rigorous review of individual achievements during the performance period relative to established goals. With respect to NEOs other than the CEO, the Committee may rely on the assessment of individual performance provided by the CEO. Executive officers are reviewed based on established criteria for results, leadership, talent and demonstration of Whirlpool values.

As a result of this process, each NEO receives one of the following performance ratings:

Individual Performance Rating	General Description	Individual Performance Factor (Individual Multiplier)
1	Extraordinary Results	200% of target amount
2	Very Strong Results	150% of target amount
3	Strong Results	100% of target amount
4	Results Need to Be Improved	50% to 75% of target amount
5	Unacceptable Results	0% - No award given

The Committee retains the discretion to reduce Individual Performance Factors within the ranges set forth above. In determining the individual performance rating, the CEO and Committee consider each NEO’s absolute performance, performance relative to internal peers, any unforeseen factors that influenced the results of each NEO, and the extent to which the leadership of each NEO has contributed to Whirlpool’s success during the performance period based on qualitative measures. For 2009, each NEO received a performance rating of Level 3 or higher.

Based on this review, the Committee determined the actual PEP payout to each NEO by multiplying the NEO’s Target Award by the applicable Company Performance Factor and Individual Performance Factor. Actual PEP payouts for 2009 exceeded the target award in each case in large part as a result of Whirlpool’s financial performance.

Long-Term Incentives

Long-term incentive opportunities are tied directly to Whirlpool’s financial and strategic performance over a preset period beginning each January 1 and continuing for one year or longer. Each set of performance measures is unique and rewards the achievement of specific long-term strategic goals designed to deliver long-term shareholder value. The length of the performance period varies from year to year depending on the performance measures established by the Committee.

Long-term awards typically consist of a combination of stock options and stock equivalents in the forms of performance-based restricted stock units, which are distributed in stock, and performance units payable in cash, depending on the NEO’s job responsibilities. From time to time, the Committee has approved awards of stock units with certain time-based vesting requirements for selected executives based on special recognition and retention circumstances.

The Whirlpool Corporation 2007 Omnibus Stock and Incentive Plan, which was approved by the stockholders at the 2007 annual meeting, also provides for the issuance of other types of equity-based awards, including stock awards and stock appreciation rights. A new omnibus stock and incentive plan is being submitted for stockholder approval at our 2010 annual meeting of stockholders as described under “Item 3 – Approval of the Whirlpool Corporation 2010 Omnibus Stock and Incentive Plan.”

Establishing Award Levels and Equity Values

The Committee typically makes long-term awards to executive officers annually and establishes performance measures at its February meeting. As discussed above, consistent with our annual incentive plan, PEP, the Committee establishes an ROE target for purposes of ensuring that stock equivalent awards qualify as performance-based compensation under Section 162(m).

The Committee establishes market-based target incentive levels for each executive officer expressed as a percentage of base salary. For 2009 long-term incentives, the Committee determined the following long-term incentive targets for NEOs: for Mr. Fettig, 575%; for Mr. Templin, 200%; for Mr. Todman, 250%; for Mr. Periquito, 225%; and for Mr. Bitzer, 200%.

For 2009 the Committee granted NEOs long-term awards consisting of a combination of stock options, performance-based restricted stock units and performance cash units under the stockholder approved 2007 Omnibus Stock and Incentive Plan. The Committee believes that awards of stock options and performance-based restricted stock units, which if earned are distributed in the form of common stock, reinforce the objectives of making these incentives “at risk” and directly tied to increasing stockholder value. The Committee determined the allocation of each executive officer’s award based on the officer’s position and ability to impact stock value.

Ordinarily, the Committee determines that long-term incentive award amounts will be equally weighted 50% in stock options and 50% in performance-based restricted stock units for Messrs. Fettig and Todman, the officers with the greatest ability to drive stock value. However, the number of stock options necessary to equal 50% of the value of Mr. Fettig’s 2009 target long-term incentive compensation exceeded the limit on the number of stock options which could be awarded under the 2007 Omnibus Stock and Incentive Plan. As a result, the Committee retained the overall level of stock-based compensation provided to Mr. Fettig by increasing the percentage of Mr. Fettig’s 2009 target long-term incentive compensation to be provided by performance-based restricted stock units to 54% and decreasing the percentage to be provided by stock options to 46%. Mr. Todman’s 2009 target long-term incentive compensation was weighted 50% in stock options and 50% in performance-based restricted stock units. Consistent with awards approved for other senior officers, the Committee established the 2009 long-term incentive awards for Messrs. Templin and Bitzer as 1/3 performance-based restricted stock units, 1/3 stock options, and 1/3 performance cash units. Because Mr. Periquito was contemplating retirement in 2009, the Committee made 100% of his long-term incentive award in the form of performance cash units. The Committee determined that the maximum award available for achievement of the ROE goal in any performance period would be 200% of the target number of performance-based restricted stock units and performance cash units. The maximum award for Mr. Fettig was approximately 180% of his target number of performance-based restricted stock units solely as a result of the increase in the weighting of performance-based restricted stock units as described above.

Because the value of stock options is inherently linked to Whirlpool’s stock performance, the number of stock options to be awarded is not determined over the course of a performance period. The Committee granted stock options to the NEOs in February 2009, determining the number of stock options to be awarded based on a target value on the date of the award. The fair market value of stock options has been set at 35% of face value, using an option valuation methodology. The option strike price is $31.82 per share, the closing price of Whirlpool stock on the New York Stock Exchange on the date of the grant. Stock options generally vest over a three year term and are exercisable over a ten year period, promoting a focus on long-term stock value, as well as executive retention.

For 2009, the Committee selected a one-year performance period for the achievement of performance goals, with the number of performance-based restricted stock units and performance-based cash units to be awarded determined in 2010 based on 2009 performance. The Committee established the Target Award for each NEO based on the closing price of Whirlpool stock on February 16, 2009, the date the Target Award was established. Because the Committee determines the number of stock options to be granted and the target number of restricted stock units based on the then current fair market value, these numbers may vary significantly from year to year as a result of changes in the stock price.

Establishing Performance Measures and Reviewing Outcomes

The Committee establishes performance measures to determine awards through the exercise of negative discretion. For 2009, the Committee established goals based on our critical liquidity measures: Free Cash Flow and Earnings Before Interest and Taxes (“EBIT”). For Free Cash Flow the Committee established a Free Cash Flow objective based on a pass (100%)/fail (0%) standard. For EBIT, the Committee established an EBIT Performance Factor which tied the achievement of specific levels of earnings before interest and taxes to a 0% to 200% payout range. The Committee designated a performance period of one year.

For 2009, the Committee determined that performance in-line with expectations would result in a payout equal to 100% of the target number of performance-based stock units and performance cash units, while performance substantially above expected performance could result in a payout of up to 200% of the target number of restricted stock units and performance cash units. Performance below expected performance could result in no pay out.

Illustration of Whirlpool’s Annual Long-Term Incentive Award

As with PEP, the Committee determined that the ROE target was met for 2009. Free Cash Flow of $1.1 billion met the Free Cash Flow objective resulting in a Free Cash Flow Performance Factor of 100%. Based on performance above the established target range of $545 to $625 million EBIT, the Committee determined an EBIT Performance Factor of 130%. As a result of these performance outcomes, the Committee determined that 115% of the target number of restricted stock units and performance cash units would be awarded to the NEOs. The performance-based restricted stock units and performance cash units are subject to a two-year vesting period and will be distributed in February 2012. By combining the features of a performance period and a vesting period, these awards reward contributions to long-term objectives and discourage taking excessive risks for short-term gain.

Timing of Equity Awards

We have generally followed a practice of making all equity-based grants to employees, including NEOs, on a single date every year. Generally, the Committee grants these equity-based awards at its regularly scheduled meeting in mid-February. This meeting usually occurs after we release our final earnings for the prior fiscal year, which permits material information regarding our performance for the prior fiscal year to be disclosed to the public before equity-based grants are made.

The Committee determines equity award values based on the stock price on the date of grant. In February 2010, the Committee determined that there were insufficient shares remaining available under the 2007 Omnibus Stock and Incentive Plan to grant the target level of stock options to executives and key employees.

As a result, the Committee elected to grant only performance-based restricted stock unit awards which have a higher value at grant and therefore, require fewer shares than stock options to convey the same value. In order to ensure Whirlpool has adequate equity awards to grant over the next few years, a new omnibus stock and incentive plan is being submitted for stockholder approval at our 2010 annual meeting of stockholders. We currently anticipate that in future years, the Committee will return to the practice of granting stock options, as well as restricted stock unit awards, in mid-February.

Under the 2007 Omnibus Stock and Incentive Plan, and the proposed 2010 Omnibus Stock and Incentive Plan, stock option exercise prices are set equal to the fair market value of Whirlpool stock which is the officially quoted closing price of our common stock on the date of grant.

While most of our equity-based awards have historically been made pursuant to our annual grant practice, the Committee retains the discretion to make additional “off-cycle” awards in connection with promotions, recruitment efforts, or significant accomplishments. No off-cycle awards were granted to NEOs in 2009.

Perquisites

We provide limited perquisites to executives, including financial planning services, limited use of Whirlpool owned and leased property, product discounts, home security, relocation assistance, and comprehensive health evaluations. These perquisites are designed to support a market-based competitive total compensation package and ensure that Whirlpool derives the most value from our overall compensation and benefits expenditures. For purposes of personal security, Mr. Fettig and Mr. Todman may use company aircraft for personal use, and other executives may be granted limited use of the aircraft with the permission of the CEO. Mr. Periquito is eligible to receive the use of a company car and driver as part of a competitive total compensation package, consistent with prevailing practice in Latin America. Mr. Periquito also received an annual allowance of approximately $100,000 to recognize increased living costs outside the United States.

Post-termination Payments

Our U.S.-based NEOs are eligible to receive benefits under a severance policy generally available to U.S. salaried employees. In addition, the Human Resources Committee may agree to provide additional severance benefits upon the termination of an executive officer. The Committee approved retirement arrangements for Mr. Periquito on February 15, 2010 which are discussed under the heading “Periquito Retirement Arrangements” in the “Potential Post-Termination Payments” section of the “Executive Compensation Tables” later in this proxy statement.

We have entered into Compensation Benefits and Assurance Agreements with each executive officer, including each NEO, to provide benefits in the event of a qualifying termination following a change in control of Whirlpool. We maintain this program to ensure that our NEOs are not deterred from exploring opportunities that will result in maximum value for stockholders, including actions that may result in a change in their position or standing within Whirlpool. The value of the severance benefits associated with a change in control of Whirlpool is based on a thorough review of competitive market practice. We believe that these benefits are of reasonable value and ultimately benefit stockholders. See the “Potential Post-Termination Payments Tables” section later in this proxy statement.

Deductibility of Executive Compensation

The Committee intends to preserve the tax deductibility of executive compensation under Section 162(m) of the Internal Revenue Code to the extent practicable while focusing on consistency with its compensation philosophy, the needs of Whirlpool, and stockholder interests. Whirlpool’s stockholders have approved PEP and our omnibus stock and incentive plans that award our short-term cash and long-term incentives to executives. Many of the types of awards authorized in these stockholder-approved plans would be considered qualifying “performance-based” compensation for purposes of Section 162(m). As a result, such awards would not count toward the $1 million deduction limit. However, the Committee retains the ability to make payments in one or more of the programs described in this report that may not qualify for tax deductibility under Section 162(m).

Retirement Benefits

NEOs are eligible for retirement benefits designed to provide, in total, a market-competitive level of income replacement upon achieving retirement eligibility by using a combination of qualified and non-qualified plans. We assess retirement benefits for NEOs against data provided to the Towers Watson Employee Benefits Information Center by other U.S. companies that provide survey data on executive benefits. The Towers Watson Employee Benefits Information Center database contains information on over 700 companies of varying size, competing in a variety of industries.

Accordingly, this survey tool includes data on a much broader base of companies than those included in the executive compensation comparator group. This assessment is an important factor used by the Committee in determining the median retirement income replacement ratio among similarly situated executives at such companies as the targeted amount of total retirement benefits for our NEOs. Total retirement benefits are provided through a combination of qualified and non-qualified defined contribution plans and qualified and non-qualified defined benefit plans. As a result of the current mix of our retirement plans, we believe that total retirement benefits for the NEOs are currently slightly below the median level when compared to the other companies in the survey. Whirlpool continues to strive to provide retirement benefits that are market-competitive.

U.S.-based NEO Defined Contribution Plans

Our NEOs in the United States participate in one qualified defined contribution plan, the Whirlpool 401(k) Retirement Plan, and the following non-qualified defined contribution plans: the Executive Deferred Savings Plan II (EDSP II) and its predecessor, the Executive Deferred Savings Plan (EDSP I). These plans allow eligible employees, including the NEOs, to defer portions of their base salary, annual cash incentive payment, restricted stock unit distribution, and performance cash unit payment into the plans.

The Whirlpool 401(k) Retirement Plan provides a defined contribution retirement benefit qualified under Section 401(k) of the Internal Revenue Code. This plan offers participants a pre-tax retirement savings vehicle plus employer contributions that encourage participant retirement savings and provide additional assets for employees’ retirement. Most U.S.-based employees of Whirlpool are eligible to participate in this plan, although different levels of employer contributions apply to different groups. This plan provides an automatic employer contribution of 3% of pay payable in cash or company stock. Through 2008, the 401(k) plan provided for an employer match of up to 4% of pay, provided that participants contributed at least 5% of pay on a pre-tax basis to the plan and subject to contribution and benefit limitations under the Internal Revenue Code. The employer match was suspended for all participants effective March 1, 2009, but is being reinstated for all participants effective March 1, 2010 due to somewhat improved economic conditions and Whirlpool’s improved financial performance.

EDSP I is a non-qualified plan designed to provide executives with pre-tax deferral opportunities beyond those offered by the Whirlpool 401(k) Retirement Plan. Participants may no longer make deferrals to EDSP I. EDSP II became effective January 1, 2005 to comply with the requirements of Section 409A of the Internal Revenue Code. EDSP II includes two components: the traditional component is known as EDSP II and the new component, which became effective January 1, 2007, is known as the Whirlpool Executive Restoration Plan (the “401(k) Restoration Plan”). The traditional component allows eligible executives to contribute up to 75% of their short-term incentives and long-term incentives. The 401(k) Restoration Plan works with the Whirlpool 401(k) Retirement Plan to enable executives to defer funds and receive Whirlpool matching contributions and non-elective contributions using the same formula as the Whirlpool 401(k) Retirement Plan, but without regard to limitations imposed by the Internal Revenue Code. Amounts deferred into this plan have already been earned by the executives and have been deferred through a voluntary enrollment process. These values are unfunded and are paid from Whirlpool’s general assets.

U.S.-based NEO Defined Benefit Plans

Messrs. Fettig, Templin and Todman accrued benefits under the Whirlpool Employees Pension Plan (“WEPP”) and the associated Whirlpool Retirement Restoration Plan (the “Pension Restoration Plan”) through December 31, 2006, when plan benefits were frozen. Messrs. Fettig, Templin, Todman and Bitzer currently participate in the Supplemental Executive Retirement Plan (“SERP”). These plans provide a defined benefit upon retirement relative to salary and annual cash incentives earned during the employment period. The formulas for these programs are designed to provide a benefit at the median of the competitive market and support Whirlpool’s overall retirement benefit goal of providing a median level of replacement income upon retirement.

WEPP is a qualified plan that provides all eligible employees, which includes most Whirlpool salaried employees in the United States, with a defined pension benefit upon reaching retirement eligibility as described under the caption “Pension Benefits Table” later in this proxy statement. Benefits in this plan have been frozen for most participants, including the NEO participants, effective December 31, 2006 based on their service and pay as of December 31, 2006.

The Pension Restoration Plan is a non-qualified plan that works with WEPP to provide Whirlpool executives that portion of their retirement benefit which would have been paid under WEPP if Internal Revenue Code maximum annual benefits and compensation limitations did not apply. Benefits under this plan are frozen as of the same dates as benefits under WEPP as described above. Years of service are calculated under this plan using the same method employed under WEPP. The plan does not grant additional years of service credits to our NEOs.

SERP is a non-qualified plan that supplements Whirlpool’s broad-based retirement plan and provides benefits in excess of Internal Revenue Code limitations under WEPP. SERP generally provides retirement income based on the average of the highest five payouts received under PEP during the last ten years of employment multiplied by a factor determined based upon years of service. Years of service are calculated under this plan using the same method employed under WEPP. Other companies may reflect the value of incentive compensation, like PEP, in their qualified plan benefit formulas. In contrast, WEPP calculates benefits based solely on salary. Therefore, SERP is designed to further our goal of providing Whirlpool executives with a level of income replacement compensation at retirement that approximates the median when compared to the other companies in the Towers Watson survey discussed above.

NEOs based outside the U.S.

Our NEOs in locations outside the United States receive retirement benefits designed to be competitive with benefits provided to executives in comparable positions within their regions. As an executive in Italy during a portion of 2009, Mr. Bitzer was subject to the National Collective Agreement for Industrial Dirigenti, which stipulates certain compensatory arrangements and benefits for industrial executives in Italy. One of the benefits mandated by the agreement is a voluntary defined contribution plan, Previndai, to which both Mr. Bitzer and Whirlpool contributed through February 2009. Effective March 1, 2009, Mr. Bitzer became eligible to participate in the U.S.-based defined contribution plans and SERP described above.

Pursuant to the terms of his employment contract, Mr. Periquito participated in the Founder Pension Plan, a non-U.S. retirement plan, to which both Mr. Periquito and Whirlpool contributed. In 2006, the pension asset and obligation attributable to Mr. Periquito were transferred to a private pension fund with Bradesco Bank pursuant to the terms of the Founder Pension Plan. The benefit under this plan is fully accrued and funded and available for distribution to Mr. Periquito prior to and during retirement. For further discussion of Mr. Periquito’s retirement arrangements, see “Periquito Retirement Arrangements” in the “Potential Post-Termination Payments” section of the “Executive Compensation Tables” later in this proxy statement.

Stock Ownership Guidelines

Stock ownership guidelines support the objective of increasing the amount of stock owned by senior Whirlpool leaders and aligning the interests of executives with those of our long-term stockholders. These ownership guidelines are approved by the Committee and are based on a review of competitive market practice as conducted by the independent executive compensation advisor to the Committee, as well as to ensure that our NEOs and other senior Whirlpool leaders have a significant stake in Whirlpool’s long-term success. The guidelines for stock ownership are based on an individual’s level in the organization and range from seven times base salary for the Chief Executive Officer to one-half times base salary for lower level executives, including those who are not NEOs. Ownership guidelines as a multiple of base salary for NEOs are listed below:

CEO:	7 times base salary
President:	5 times base salary
Executive Vice Presidents:	4 times base salary

The guidelines state that each executive should achieve the required level of stock ownership within five years. For these guidelines, ownership includes shares purchased on the open market, shares owned jointly and separately by spouses and children, shares held in the Whirlpool 401(k) Retirement Plan, shares obtained through stock option exercises (but not including unexercised stock options) and stock award distributions, and vested stock units (including those that have been deferred for distribution).

The Committee, as well as Whirlpool’s senior leadership, annually reviews progress for each executive on achieving their required level of ownership. During the Committee’s most recent review of ownership levels, it was determined that each NEO currently meets or is on track to meet his respective stock ownership guideline during the required timeframe.

Management Changes

Effective January 1, 2010, Mr. Todman became President, Whirlpool International, succeeding Mr. Periquito. Mr. Bitzer was promoted to President, Whirlpool North America, succeeding Mr. Todman. In connection with their new roles, effective January 1, 2010, the Committee increased Mr. Todman’s annual base salary from $760,000 to $825,000 and Mr. Bitzer’s base salary from $650,000 to $750,000. The Committee also increased Mr. Bitzer’s target award under PEP from 85% to 100% and long-term incentive target award from 200% to 250%, each effective for the 2010 performance year.

Mr. Periquito completed his duties as President, Whirlpool International on December 31, 2009, and is continuing to serve as Chairman of Whirlpool S.A., a Brazilian subsidiary of Whirlpool, until his current term ends, which is expected to be on or before April 30, 2010 (the “Transition Period”). In recognition of Mr. Periquito’s long service and contribution to Whirlpool’s success, and in the interest of facilitating a smooth transition of responsibilities, on February 15, 2010, the Committee approved certain retirement arrangements for Mr. Periquito which are discussed below under the heading “Periquito Retirement Arrangements” in the “Potential Post-Termination Payments” section of the “Executive Compensation Tables.”

HUMAN RESOURCES COMMITTEE REPORT

The Human Resources Committee of Whirlpool’s Board of Directors reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement.

Based upon this review and discussion, the Human Resources Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Whirlpool’s Annual Report on Form 10-K for the year ended December 31, 2009, as incorporated by reference from this proxy statement.

HUMAN RESOURCES COMMITTEE

Dr. Paul G. Stern, Chair

Mr. Herman Cain

Mr. Michael F. Johnston

Mr. William T. Kerr

Mr. Miles L. Marsh

Mr. William D. Perez

Mr. Michael D. White

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table sets forth compensation information for our NEOs during the 2009, 2008, and 2007 fiscal years. The table may not reflect the actual compensation received by our NEOs for those periods. For example, amounts recorded in the stock awards and options columns reflect the fair market value of the awards at the award date and the targeted compensation for certain performance-based equity awards. The actual value of compensation realized by the NEO will likely vary from any targeted equity award amount due to stock price fluctuations, forfeitures and differences between valuation assumptions and actual experience.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock Awards (2) ($)	Option Awards (3) ($)	Non-Equity Incentive Plan Compensation (4) ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings (5) ($)	All Other Compensation (6) ($)	Total ($)
	2009	1,275,000	–	3,990,133	1,914,000	3,500,000	1,704,872	126,911	12,510,916
Jeff M. Fettig Chairman of the Board and Chief Executive Officer	2008	1,262,500	–	3,738,703	2,544,356	420,000	683,122	133,207	8,781,888
	2007	1,183,333	–	3,078,400	2,048,410	6,962,500	930,008	138,226	14,340,877
	2009	650,000	–	433,325	248,239	1,409,958	130,835	60,484	2,932,841
Roy W. Templin Executive Vice President and Chief Financial Officer	2008	641,667	–	433,601	295,120	312,869	60,254	56,781	1,800,292
	2007	591,667	–	2,113,500	238,606	1,922,813	67,407	39,841	4,973,834
	2009	760,000	–	949,986	544,220	1,254,000	411,121	125,086	4,044,413
Michael A. Todman President, Whirlpool North America	2008	753,333	–	951,268	647,156	188,333	192,160	125,613	2,857,863
	2007	708,333	–	4,150,040	429,941	2,142,313	202,240	166,031	7,798,898
	2009	735,000	100,008(8)	–	–	3,734,719	–(9)	169,193	4,738,920
Paulo F. M. O. Periquito(7) President, Whirlpool International	2008	729,168	100,008(8)	551,204	375,182	1,012,815	–(9)	225,776	2,994,153
	2007	671,643	87,504(8)	426,743	219,563	3,402,155	–(9)	166,470	4,974,078
	2009	648,013	–	433,325	248,239	1,407,171	9,348	80,689	2,826,785
Marc R. Bitzer(7) Executive Vice President and President, U.S. Operations	2008	713,378	–	359,181	244,444	234,052	–(10)	105,222	1,656,277
	2007	625,340	–	3,813,436	205,854	1,519,759	–(10)	82,173	6,246,562

(1)	Salary adjustments for each NEO were made in March 2008 and continued unchanged through 2009, except that Mr. Bitzer’s salary was set at $650,000, effective March 1, 2009, to approximate his 2008 salary as expressed in Euros. Mr. Bitzer’s 2007 and 2008 salaries as set forth above reflect the effect of the then current Euro to U.S. Dollar exchange rate.

(2)

Reflects fair value of target performance-based restricted stock unit awards and time-based restricted stock unit awards on the award date. See our “Stock Options and Incentive Plans” Note to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the applicable fiscal year for a discussion of the relevant assumptions used to account for these awards. Performance-based restricted stock units have a potential payout of 0% to 200% of the target amount. The fair values of the maximum possible performance-based restricted stock unit awards as of the award dates are as follows: Mr. Fettig 2007- $6,156,800, 2008-$7,477,406, 2009-$7,331,201; Mr. Templin 2007-$721,500, 2008- $867,202, 2009- $866,650; Mr. Todman 2007-$1,289,080, 2008-$1,902,536, 2009-$1,899,972; Mr. Periquito 2007-$853,486, 2008-$1,102,408; Mr. Bitzer 2007-$615,872, 2008- $718,362, 2009-$866,650. For the actual number of performance-based restricted stock units earned for the 2007, 2008, and 2009 performance periods, see the “Outstanding Equity Awards at Fiscal Year-End” table.

(3)	Reflects the fair value of stock option awards on the award date. See our “Stock Options and Incentive Plans” Note to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the applicable fiscal year for a discussion of the relevant assumptions used in calculating these values.

(4)	Represents the sum of cash awards earned in 2009 under PEP. For Messrs. Templin, Periquito and Bitzer this amount also includes earned 2009 performance cash units. The 2009 performance cash unit awards are subject to time-based vesting and will not be paid out until February 2012. However, Mr. Periquito’s award will be paid out in April 2010 due to retirement. The individual PEP and performance cash unit awards that comprise the total value in the “Non-Equity Incentive Plan Compensation” column above for our NEOs were:

Name	2009 PEP Award ($)	2009 Performance Cash Award (earned, but unvested) ($)	Total ($)
Jeff M. Fettig	3,500,000	–	3,500,000
Roy W. Templin	911,625	498,333	1,409,958
Michael A. Todman	1,254,000	–	1,254,000
Paulo F. M. O. Periquito	1,832,906	1,901,813	3,734,719
Marc R. Bitzer	908,838	498,333	1,407,171

(5)	Reflects the change in actuarial present value of these benefits from December 31, 2008 to December 31, 2009. See the Pension Benefits table for the actuarial present value of these benefits. None of our NEOs received above-market earnings on their non-qualified deferred compensation accounts.

(6)	The following table presents an itemized account of the amounts shown in the “All Other Compensation” column for each NEO in 2009:

Name	Personal Use of Whirlpool Aircraft (a) ($)	Car & Driver (b) ($)	Other Perquisites (c) ($)	Insurance Premiums (d) ($)	Defined Contribution Plan Contributions (e) ($)	Relocation (f) ($)	Total ($)
Jeff M. Fettig	37,192	–	33,556	–	56,163	–	126,911
Roy W. Templin	12,116	–	15,097	–	33,271	–	60,484
Michael A. Todman	77,738	–	12,513	–	34,835	–	125,086
Paulo F. M. O. Periquito	–	104,352	1,441	63,400	–	–	169,193
Marc R. Bitzer	–	–	27,968	1,807	8,305	42,609	80,689

(a)	Our incremental cost for personal use of Whirlpool aircraft is calculated by multiplying the aircraft’s hourly variable operating cost by a trip’s flight time, which includes any flight time of an empty return flight. Variable operating costs are based on industry standard rates of variable operating costs, including fuel costs, trip-related maintenance, landing/ramp fees and other miscellaneous variable costs. On certain occasions, a spouse or other family member may accompany one of our NEOs on a flight. No additional operating cost is incurred in such situations under the foregoing methodology. We do not pay our NEOs any amounts in connection with taxes on income imputed to them for personal use of our aircraft.

(b)	For Mr. Periquito, this amount includes $30,459 for the incremental cost to Whirlpool of providing a car and $73,893 for the incremental cost to Whirlpool of providing a driver. We calculated the incremental cost of the driver by using the actual employment cost to Whirlpool during 2009 and of the car by using the value of (1) the purchase price divided by four (for the expected usage of the car in years) and (2) the annual cost of insurance, maintenance, and registration.

(c)	Represents the incremental cost to Whirlpool of: Whirlpool products offered at discounted prices; financial planning and tax services; personal use of property that we own or lease primarily for business purposes; comprehensive health evaluations and home security. Individually, none of these categories of perquisites or personal benefits exceeded $25,000 for any single NEO.

(d)	Represents Whirlpool’s payments to provide certain privately funded life, medical and dental insurance programs to non-U.S. based NEOs.

(e)	Represents Whirlpool’s contributions to the 401(k) Retirement Plan for Messrs. Fettig, Templin, Todman, and Bitzer and to the 401(k) Restoration Plan for Messrs. Fettig, Templin, and Todman. The amount for Mr. Bitzer includes Whirlpool’s contributions to Previndai, a voluntary savings plan for executives (dirigenti) in Italy for a portion of 2009.

(f)	For Mr. Bitzer, this amount reflects the differential between relocation payments and expenses provided under the executive relocation program and the relocation program available to salaried employees generally. In connection with assuming his responsibilities as Executive Vice President and President, U.S. Operations, Mr. Bitzer relocated from Comerio, Italy to Benton Harbor, Michigan.

(7)	Compensation values shown for Mr. Bitzer have been converted from Euros to U.S. dollars using the average currency conversion rate for each respective period. For Mr. Periquito, all compensation values for 2007, and “All Other Compensation” values for 2008 and 2009 have been converted from Brazilian reais to U.S. dollars using the average currency conversion rate for each respective year.

(8)	Represents additional compensation for increased living costs outside the United States.

(9)	No change in actuarial value is reflected due to transfer of the asset and obligation to a private pension account in 2006.

(10)	No change in actuarial value is reflected as Mr. Bitzer became eligible to participate in the Whirlpool Supplemental Executive Retirement Plan (SERP) in 2009.

Grants of Plan-Based Awards

The following table provides additional information about plan-based compensation disclosed in the Summary Compensation Table. During 2009, we granted short-term cash incentives under the Performance Excellence Plan (“PEP awards”) and long-term incentives using stock options, performance cash units and performance-based restricted stock units under the Whirlpool Corporation 2007 Omnibus Stock and Incentive Plan (the “Plan”).

Stock option grants are issued with an exercise price equal to the closing price of Whirlpool common stock on the New York Stock Exchange on the award date. The option term is ten years and options vest in three equal annual installments. If the executive dies, becomes disabled, or retires the stock options (whether vested or unvested) become vested and may be exercised until the earlier of the expiration date and three years from the date of death or disability or five years from the date of retirement, as applicable. In the event of death, the option may be exercised one year beyond the date of death, even if this is beyond the expiration date. However, the option may not be exercised earlier than the first anniversary date of the award. In other instances, vested stock options expire immediately upon termination of employment.

From time to time, the Committee grants restricted stock unit awards subject only to time-based vesting conditions. The Committee did not grant any awards of this type to NEOs in 2009. In 2009, the Committee established target and maximum performance-based restricted stock unit and performance cash unit awards to be determined based on the achievement of specified objectives during the 2009 fiscal year (the “performance period”). The Committee approved awards in 2010, basing the number of restricted stock units and performance cash units awarded on the level of achievement of 2009 objectives. These awards are subject to a two year vesting period. Upon vesting, restricted stock units convert on a one-for-one basis to shares of common stock. Upon vesting, performance cash units entitle an executive to receive a cash payment equal to the dollar amount awarded.

Generally, an executive must be employed by Whirlpool on the last day of the performance period in order to obtain PEP, performance-based restricted stock unit or performance cash unit awards. However, if an executive dies, becomes disabled, or retires after a minimum of six months of the performance period has been completed, but prior to the end of the performance period, and at the end of the performance period the Committee determines that the performance objectives have been met, the Committee may determine to award the executive or his beneficiaries, if applicable, a portion of the award. With respect to performance-based restricted stock unit and performance cash unit awards, if an executive dies, becomes disabled, or retires after the completion of the performance period, but prior to the vesting date of the award, vesting and distribution are accelerated.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)			Estimated Future Payouts Under Equity Incentive Plan Awards (#)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards (4) ($)
		Threshold	Target	Maximum	Threshold	Target	Maximum
Jeff M. Fettig
PEP – Cash(1)	–	–	1,785,000	5,000,000	–	–	–	–	–	–	–
Performance RSUs (2)	2/16/2009	–	–	–	–	125,397	230,396	–	–	–	3,990,133
Stock Options	2/16/2009	–	–	–	–	–	–	–	300,000	31.82	1,914,000
Roy W. Templin
PEP – Cash(1)	–	–	552,500	2,210,000	–	–	–	–	–	–	–
Performance Cash Units(3)	–	–	433,333	866,667	–	–	–	–	–	–	–
Performance RSUs(2)	2/16/2009	–	–	–	–	13,618	27,236	–	–	–	433,325
Stock Options	2/16/2009	–	–	–	–	–	–	–	38,909	31.82	248,239
Michael A. Todman
PEP – Cash(1)	–	–	760,000	3,040,000	–	–	–	–	–	–	–
Performance RSUs(2)	2/16/2009	–	–	–	–	29,855	59,710	–	–	–	949,986
Stock Options	2/16/2009	–	–	–	–	–	–	–	85,301	31.82	544,220
Paulo F. M. O. Periquito
PEP – Cash(1)	–	–	735,000	2,940,000	–	–	–	–	–	–	–
Performance Cash Units(3)	–	–	1,653,750	3,307,500	–	–	–	–	–	–	–
Marc R. Bitzer
PEP – Cash(1)	–	–	552,500	2,210,000	–	–	–	–	–	–	–
Performance Cash Units(3)	–	–	433,333	866,667	–	–	–	–	–	–	–
Performance RSUs(2)	2/16/2009	–	–	–	–	13,618	27,236	–	–	–	433,325
Stock Options	2/16/2009	–	–	–	–	–	–	–	38,909	31.82	248,239

(1)	Represents estimated possible payouts of short-term incentive awards for 2009 under PEP. See the column captioned “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table for the actual payout amounts for 2009.

(2)	Represents estimated possible restricted stock unit awards for 2009 performance. See the column captioned “Stock Awards – Number of Shares or Units of Stock That Have Not Vested” in the Outstanding Equity Awards at Fiscal Year-End Table for actual awards.

(3)	Represents estimated possible performance cash unit awards for 2009 performance for Messrs. Templin, Periquito, and Bitzer. See the column captioned “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table for actual awards for 2009. In 2009, Messrs. Fettig and Todman did not receive performance cash unit awards as part of their long-term incentives.

(4)	Represents the fair value on the award date as presented in our financial statements for the 2009 fiscal year for the stock options. For the performance-based restricted stock unit awards for each NEO, the amount represents the fair value at the award date, based upon the probable outcome of the performance conditions.

Outstanding Equity Awards at Fiscal Year-End

The table below lists outstanding equity grants for each NEO as of December 31, 2009. The table includes outstanding equity grants from past years as well as the current year.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (Exercisable) (#)	Number of Securities Underlying Unexercised Options (Unexercisable) (#) (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (3)		Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
Jeff M. Fettig Stock Options
2001	70,000	–		54.07	2/19/2011
2002	70,000	–		67.29	2/18/2012
2003	70,000	–		49.60	2/17/2013
2004	40,000	–		72.94	2/16/2014
2006	83,200	–		89.16	2/20/2016
2007	60,667	30,333		94.47	2/19/2017
2008	41,038	79,662		88.49	2/18/2018
2009	–	300,000		31.82	2/16/2019
Performance RSUs
2007						32,000	(2)	2,581,120	(4)
2008						11,000	(5)	887,260
2009						144,206	(6)	11,631,656
RSUs						36,850	(7)	2,972,321
Roy W. Templin Stock Options
2003	10,000	–		62.98	7/01/2013
2004	2,664	–		72.94	2/16/2014
2006	9,300	–		89.16	2/20/2016
2007	7,067	3,533		94.47	2/19/2017
2008	4,760	9,240		88.49	2/18/2018
2009	–	38,909		31.82	2/16/2019
Performance RSUs
2007						3,750	(2)	302,475	(4)
2008						1,224	(5)	98,728
2009						15,660	(6)	1,263,136
RSUs						25,000	(8)	2,016,500

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (Exercisable) (#)	Number of Securities Underlying Unexercised Options (Unexercisable) (#) (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (3)		Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
Michael A. Todman Stock Options
2002	27,000	–		67.29	2/18/2012
2004	10,282	–		72.94	2/16/2014
2006	19,200	–		89.16	2/20/2016
2007	12,733	6,367		94.47	2/19/2017
2008	10,438	20,262		88.49	2/18/2018
2009	–	85,301		31.82	2/16/2019
Performance RSUs
2007						6,700	(2)	540,422	(4)
2008						2,687	(5)	216,733
2009						34,333	(6)	2,769,300
RSUs						64,601	(9)	5,210,717
Paulo F. M. O. Periquito Stock Options
2003	33,000	–		49.60	2/17/2013
2004	12,339	–		72.94	2/16/2014
2006	10,335	–		89.16	2/20/2016
2007	6,503	3,251		94.47	2/19/2017
2008	6,052	11,746		88.49	2/18/2018
Performance RSUs
2007						4,436	(2)	357,808	(4)
2008						1,557	(5)	125,588
Marc R. Bitzer Stock Options
2004	3,563	–		75.32	2/16/2014
2006	6,932	–		89.16	2/20/2016
2007	6,097	3,048		94.47	2/19/2017
2008	3,944	7,652		88.49	2/18/2018
2009	–	38,909		31.82	2/16/2019
Performance RSUs
2007						3,201	(2)	258,193	(4)
2008						1,014	(5)	81,789
2009						15,660	(6)	1,263,136
RSUs						57,609	(10)	4,646,742

(1)

As shown in the table above, each NEO, other than Mr. Periquito, has three awards with remaining unvested stock options listed in this column. These awards represent grants from 2007, 2008 and 2009. Mr. Periquito did not receive an option grant in 2009. Stock options generally vest and become exercisable in equal installments on the first, second, and third anniversary of the grant date. As of the last day of our 2009 fiscal year, the awards made in 2007 have one remaining vesting date, February 19, 2010; the awards made in 2008 have two vesting dates remaining, February 18, 2010, and February 18, 2011. The awards made in 2009 have three vesting dates remaining, February 16, 2010, February 16, 2011, and February 16, 2012.

(2)	Represents restricted stock units earned for 2007 performance, but subject to time-based vesting and unvested as of December 31, 2009. Shares of common stock were distributed on February 19, 2010.

(3)	Represents earned, but unvested restricted stock units multiplied by the closing price, $80.66, of our common stock on December 31, 2009. The ultimate value of the awards will depend on the value of our common stock on the actual vesting date.

(4)	The value of the awards as of the February 19, 2010 vesting date was as follows: Mr. Fettig, $2,709,440; Mr. Templin, $317,513; Mr. Todman, $567,289; Mr. Periquito, $375,596; Mr. Bitzer, $271,029.

(5)	Represents earned, but unvested restricted stock units granted for 2008 performance. Although earned in 2008, these restricted stock units are subject to time-based vesting and shares will not be distributed until February 18, 2011.

(6)	Represents earned, but unvested restricted stock units granted for 2009 performance. Although earned in 2009, these restricted stock units are subject to time-based vesting and shares will not be distributed until February 16, 2012.

(7)	Represents unvested time-based restricted stock units which will vest and be distributed in shares of common stock as follows: 14,350 upon retirement; 22,500 on July 1, 2011. Deferred vested units and units vesting upon retirement are credited with dividend equivalents until distribution.

(8)	Represents unvested time-based restricted stock units which will vest and be distributed in shares of common stock as follows: 7,500 on June 18, 2010; 10,000 on September 1, 2011; 7,500 on June 18, 2014.

(9)	Represents unvested time-based restricted stock units which will vest and be distributed in shares of common stock as follows: 15,000 on July 1, 2011; 16,190 on June 19, 2012; 33,411 upon retirement. Deferred vested units and units vesting upon retirement are credited with dividend equivalents until distribution.

(10)	Represents unvested time-based restricted stock units which will vest and be distributed in shares of common stock as follows: 10,153 on August 24, 2010; 10,000 on July 1, 2011; 10,793 on June 19, 2012; 10,793 on June 19, 2017; 15,870 upon retirement. Deferred vested units and units vesting upon retirement are credited with dividend equivalents until distribution.

Option Exercises and Stock Vested

The table below summarizes the value received from stock option exercises and stock grants vested in 2009.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (1) (#)	Value Realized on Exercise (2) ($)	Number of Shares Acquired on Vesting (3) (#)	Value Realized on Vesting (4) ($)
Jeff M. Fettig	64,000	1,460,979	73,580	2,761,475
Roy W. Templin	–	–	20,397	1,033,421
Michael A. Todman	–	–	18,663	738,904
Paulo F. M. O. Periquito	–	–	6,330	166,163
Marc R. Bitzer	–	–	4,246	111,458

(1)	Option awards exercised by Mr. Fettig were granted on February 14, 2000.

(2)	The dollar value realized on the exercise of stock options represents the pre-tax difference (fair market value of Whirlpool common stock on the exercise date minus the exercise price of the option) multiplied by the number of shares of common stock covered by the stock options held by Mr. Fettig.

(3)	Reflects shares distributed as a result of the vesting of restricted stock unit awards: Mr. Fettig – 25,000 time-based restricted stock units, 48,580 performance-based restricted stock units; Mr. Templin – 15,000 time-based restricted stock units, 5,397 performance-based restricted stock units; Mr. Todman – 7,500 time-based restricted stock units, 11,163 performance-based restricted stock units; Mr. Periquito – 6,330 performance-based restricted stock units; and Mr. Bitzer – 4,246 performance-based restricted stock units.

(4)	The dollar value realized represents the pre-tax value received by each NEO upon the vesting of the stock unit awards. The value realized is based on the closing stock price of Whirlpool stock on the New York Stock Exchange on the vesting date.

Pension Benefits

The following table describes the estimated actuarial present value of accrued pension benefits through the end of our 2009 fiscal year for each of our NEOs listed in the table. Our U.S.-based NEOs are entitled to benefits under the Whirlpool Employees Pension Plan (“WEPP”), the Whirlpool Retirement Benefit Restoration Plan (“Pension Restoration Plan”), and the Whirlpool Supplemental Executive Retirement Plan (“SERP”). None of our U.S.-based NEOs are retirement-eligible as of the last day of our 2009 fiscal year. The number of years of service credited to each NEO equals the NEO’s length of eligible service with Whirlpool. Whirlpool currently has a policy against crediting additional years of service under the following pension plans.

For benefits under WEPP, the formula is:

2% x years of credited service x average base salary

In this formula:

•

“years of credited service” for salaried employees is generally based on hours worked as a salaried employee and also includes hours paid but not worked (such as vacations and holidays), hours of military service required to be recognized under federal law, and hours for up to 24 months of long-term disability;

•

“average base salary” generally means the average of base salary in effect during the 60 sequential (but not necessarily consecutive) full calendar months of a participant’s last 120 or fewer consecutive full calendar months of service before retirement or other termination of service that will produce the largest average monthly amount; and

•	the maximum number of years of service credited under the plan is 30 years.

Retirement benefits under this formula are limited by the Internal Revenue Code. Benefits can be paid to plan participants in a variety of annuity forms or as a lump sum amount. The benefits payable to our NEOs from this plan were frozen as of December 31, 2006.

After reaching age 55 and completing five years of service with Whirlpool, salaried participants in this plan are eligible for early retirement benefits under the plan. Benefits paid prior to age 65 are reduced. The factors used to determine this reduction vary with the participant’s age. For example, for salaried participants whose benefits have vested and who retire from active service at age 55, their retirement benefits are reduced to 55% of the full retirement benefit payable at age 65. None of our NEOs who participate in this plan were eligible for early retirement as of the last day of our 2009 fiscal year.

Under the Pension Restoration Plan, the retirement eligibility and benefit formula are the same as under WEPP, except that in this plan statutory benefit limitations are not applied in calculating benefits under the formula. With respect to our NEOs who participate in this plan, payments under this plan are made in accordance with their distribution elections. Participants in this plan may select among the following payment distribution options: lump sum seven months following termination; lump sum in the year following the year of termination; or ten annual installments commencing in the year following termination. Participants may not make withdrawals during their employment. The benefits payable to our NEOs from this plan were frozen as of December 31, 2006.

With respect to benefits under SERP, the formula is:

2% x years of credited service x average of the highest 5 PEP awards received over the last ten years

In this formula:

•	“years of credited service” has the same meaning as it does under WEPP described above; and

•	the maximum number of years of service credited under the plan is 30 years.

Mr. Bitzer became eligible to participate in SERP in 2009, but will not be vested until December 31, 2013 as he must complete five years of credited U.S. service in the plan. After completing five years of service, our NEOs are eligible for benefits under SERP upon termination of employment for any reason except a termination for cause, provided they have received one or more PEP awards within the last ten calendar years preceding their termination of employment. Participants in this plan may select among the following payment distribution options: lump sum seven months following termination; lump sum in the year following the year of termination; or ten annual installments commencing in the year following termination.

The actuarial present values of benefits under these plans are calculated in accordance with the following assumptions: (1) discount rate: 2009 – 5.85% and 2008 – 6.1%; (2) assumed retirement age: 65; (3) no pre-retirement decrements; (4) assumed form of payment: lump sum, determined as equal to the present value of the life annuity provided by the plans’ formulas and calculated based on the plans’ provisions, including an interest rate based on high-quality corporate bond yields (assumed to be 5.85%) and mortality assumption that is based on the RP-2000 Table. The actuarial increase during our 2009 fiscal year of the projected retirement benefits can be found in the Summary Compensation Table in the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column (all amounts reported under that heading represent actuarial increases in our plans).

Mr. Periquito became retirement-eligible as of the last day of our 2007 fiscal year. Both Mr. Periquito and Whirlpool contributed to his benefit under the Founder Pension Plan, a non-U.S. pension plan, prior to its transfer to a private pension fund in 2006. Whirlpool has not made any contributions to the fund since 2006 and expects to make no future contributions to the fund. Any change in pension value from the prior year is solely due to the change in the conversion rate from Brazilian Real to the U.S. Dollar. Mr. Periquito may draw from the fund prior to and during retirement.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Jeff M. Fettig	WEPP	26	602,105	–

	Pension Restoration	26	1,888,728	–

	SERP	29	5,967,774 Total 8,458,607	–
Roy W. Templin	WEPP	4	66,939	–

	Pension Restoration	4	60,457	–

	SERP	7	322,886 Total 450,282	–

Michael A. Todman	WEPP	14	310,189	–
	Pension Restoration	14	494,006	–

	SERP	17	1,306,475 Total 2,110,670	–

Paulo F. M. O. Periquito(1)	Private Pension Fund	–	9,844,469	–

Marc R. Bitzer	WEPP	–	—	–
	Pension Restoration	–	—	–
	SERP	1	9,348	–
			Total 9,348

(1)	Benefit was frozen in 2006. Change in pension value from the prior year is solely due to the change in the conversion rate from Brazilian Real to the U.S. Dollar.

Non-Qualified Deferred Compensation

The table below provides information about the non-qualified defined contribution deferred compensation plans in which our NEOs participate. Some of our U.S.-based NEOs participate in the Whirlpool Corporation Executive Deferred Savings Plan (“EDSP I”) and the Whirlpool Corporation Executive Deferred Savings Plan II (“EDSP II”). EDSP I was designed to provide executives with pre-tax deferral opportunities beyond those offered by the Whirlpool 401(k) Retirement Plan. Participants may no longer make deferrals to EDSP I. EDSP II became effective January 1, 2005 to comply with the requirements of Code Section 409A.

EDSP II includes two components: the traditional component is known as EDSP II and the added component is known as the Whirlpool Executive Restoration Plan (the “401(k) Restoration Plan”). The traditional EDSP II is designed to provide executives with pre-tax deferral opportunities beyond those offered by the Whirlpool 401(k) Retirement Plan and the 401(k) Restoration Plan. Eligible executives may elect to contribute up to 75% of their short-term incentives and long-term incentives under this component. For our NEOs, the 401(k) Restoration Plan treats base salary as the only form of compensation eligible for deferral under the plan.

An EDSP I participant may elect distribution following termination of employment in the form of a lump sum or in a number of monthly installments designated by the participant. A participant in EDSP II may select among the following post-termination distribution options: lump sum seven months following termination, lump sum in the year following the year of termination, or ten annual installments commencing in the year following termination.

EDSP I and EDSP II (including both the traditional component and the 401(k) Restoration Plan component) are unfunded non-qualified plans that are secured by our general assets. Amounts deferred are credited to recordkeeping accounts for participants, and the recordkeeping balances are credited with earnings and losses measured by investments generally similar to those selected by executives and available in the Whirlpool 401(k) Retirement Plan. Participants may not make withdrawals during their employment, except in the event of hardship, as approved by the Human Resources Committee.

As an executive in Italy for a portion of 2009, Mr. Bitzer participated in Previndai, a voluntary defined contribution plan mandated by the National Collective Agreement for Industrial Dirigenti. Both Mr. Bitzer and Whirlpool made contributions to his Previndai account through February 2009, as reflected in the Summary Compensation Table. Mr. Bitzer will be eligible to participate in EDSP II for the 2010 plan year. Mr. Periquito did not participate in any non-qualified defined contribution or other non-qualified deferred compensation plans.

Name	Executive Contributions in Last FY (1) ($)	Registrant Contributions in Last FY (2) ($)	Aggregate Earnings in Last FY (3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE (4) ($)
Jeff M. Fettig
EDSP I	–	–	716,477	–	1,720,938
EDSP II	943,010	–	4,047,896	–	6,917,427
401(k) Restoration	40,339	40,313	90,007	–	431,764

Total	983,349	40,313	4,854,380	–	9,070,129
Roy W. Templin
EDSP I	–	–	–	–	–
EDSP II	13,976	–	135,458	–	365,497
401(k) Restoration	20,608	18,501	47,560	–	245,033

Total	34,584	18,501	183,018	–	610,530
Michael A. Todman
EDSP I	–	–	211,797	–	615,290
EDSP II	–	–	48,919	–	153,304
401(k) Restoration	26,368	21,221	20,950	–	137,456

Total	26,368	21,221	281,666	–	906,050

(1)	The amount of the contributions made by each NEO, as reported above, is also included in each NEO’s compensation reported under the Summary Compensation Table, either as “Salary,” “Non-Equity Incentive Plan Compensation” or “Stock Awards.”

(2)	Represents the amount of the contributions made by Whirlpool to each NEO under the 401(k) Restoration Plan. These amounts are also reflected in the “All Other Compensation” column of the Summary Compensation table.

(3)	The aggregate earnings are not reported in the Summary Compensation Table.

(4)	The aggregate balance at December 31, 2009, as reported above, reflects amounts that either are currently reported or were previously reported as compensation in the Summary Compensation Table for 2009 or prior years, except for the aggregate earnings on deferred compensation.

Potential Post-Termination Payments

The tables below describe compensation and benefits payable to each of our NEOs, other than Mr. Periquito, in each of the following circumstances: involuntary termination by Whirlpool for cause, involuntary termination by Whirlpool without cause, resignation, retirement, death, disability, and change in control (with and without a qualifying termination). Mr. Periquito resigned as President, Whirlpool International as of December 31, 2009. Mr. Periquito’s agreement and retirement arrangements are discussed below under the heading “Periquito Retirement Arrangements.”

The amounts shown in the table below assume that termination of employment or a change in control occurred as of December 31, 2009, and estimate certain amounts which would be paid to our NEOs upon the specified event. Due to the number of factors that affect the nature and amounts of compensation and benefits provided upon the events discussed below, the actual amounts paid or distributed may be different. Factors that could greatly affect these amounts include the timing during the year of any such event, Whirlpool’s stock price, and the NEO’s age.

The tables quantify and the accompanying narrative disclosure describes the compensation and benefits that are paid in addition to compensation and benefits generally available to salaried employees. Examples of compensation and benefits generally available to salaried employees, and thus not included below, are distributions under the Whirlpool 401(k) Retirement Plan, accrued vacation pay, and, in certain circumstances, vested equity.

Involuntary Terminations and Resignation

We provide no additional benefits to any of our NEOs in the event that the NEO resigns from Whirlpool. Also, we do not have employment agreements with any of our NEOs that would provide benefits in the event that we terminate the NEO’s employment involuntarily for cause. Upon resignation and involuntary termination for cause, and in accordance with the terms of the long-term incentive awards granted under our incentive programs, our NEOs forfeit all unvested performance-based restricted stock units and performance cash units, as well as all unvested, and vested, but unexercised options. Certain time-based restricted stock units accelerate upon an involuntary termination without cause. Generally, in the event we terminate the employment of an NEO involuntarily without cause, the payment of the value of these unvested time-based restricted stock units is the only benefit to which the NEO is entitled. The amounts reflected in the table below do not include amounts payable under the severance policy generally applicable to all U.S. salaried employees. The Committee may, in its discretion, approve additional severance benefits designed to mitigate economic injury to the NEO as a direct result of the termination.

Retirement

None of the other NEOs, other than Mr. Periquito, was retirement-eligible as of the last day of our 2009 fiscal year. If these NEOs chose to “retire” as of the last day of our 2009 fiscal year, the effect of that “retirement” would be the same as if the NEO had resigned, as described immediately above. The following quantification of estimated compensation and benefits payable at retirement, as well as the accompanying narrative disclosure, assumes that each of our NEOs was retirement-eligible as of the end of our 2009 fiscal year.

In the event of retirement, our NEOs would be entitled to a mix of short- and long-term incentives. The possible short-term incentive payout would consist of a prorated cash payout under PEP for the fiscal year in which the NEO retires, provided that the objective performance goal for that year is met. Proration is based on the ratio of the number of days worked during the performance period to the total number of days in the performance period. The Committee met on February 15, 2010 and determined the PEP awards earned for 2009. An NEO who retired during 2009 would receive a payout based on the amounts approved by the Committee.

For the purposes of the table below and consistent with our assumption that each of our NEOs is retirement-eligible, we include a value showing the full vesting of certain unvested long-term incentive awards for the completed 2007 and 2008 performance periods. Vesting of performance cash units is accelerated at retirement. With respect to restricted stock unit awards, the benefit a retirement-eligible NEO would actually receive upon retirement would depend on whether the initial award is performance-based or time-based. For awards which are initially performance-based, but subject to vesting requirements, vesting accelerates upon retirement provided that the performance period is completed. For awards subject only to time-based vesting, the NEO forfeits any unvested restricted stock units upon retirement. Certain time-based awards fully vest upon retirement and attainment of age 60.

With respect to performance-based awards, a retirement-eligible NEO receives a prorated award if the NEO retires at least six months into the performance period, provided that the objective performance goal is met. The 2009 performance-based restricted stock unit and performance cash unit awards were granted for a one-year performance period. Proration is based on the ratio of the number of days worked during the performance period to the total number of days in the performance period. In the case of the 2009 awards, as of the last day of our 2009 fiscal year, each NEO had completed the full one year performance period. The Committee met on February 15, 2010 and determined that our NEOs earned 115% of these 2009 awards. A NEO who retired during 2009 would receive a prorated payout based on this level of achievement.

A retirement-eligible NEO would receive accelerated vesting of all applicable unvested stock option awards upon retirement. Unvested stock options that are accelerated upon the retirement of a retirement-eligible NEO must be exercised within five years or the unexercised stock options will be cancelled.

Death and Disability

Upon the death or disability of one of our NEOs, with respect to the accelerated vesting of unvested, or partially unvested, performance cash unit awards, performance-based restricted stock unit awards, and stock options, the same analysis applies under these two scenarios as would apply in the case of the retirement of a retirement-eligible NEO, as described immediately above.

Certain time-based restricted stock units which provide for full vesting and distribution upon retirement accelerate upon death or disability. Other time-based units are forfeited in the event of death or disability prior to vesting.

The following table shows the possible payouts to each of our NEOs for the specified type of employment termination. As detailed above, the values for the retirement portion of the table assume that our NEOs were retirement-eligible as of the last day of the 2009 fiscal year and also assume that our NEOs were eligible for the full vesting of any unvested restricted stock unit awards. As a result of these assumptions, the benefit conferred to our NEOs upon retirement is identical to the benefit conferred in the event of a disability. In addition, the amounts under “Retirement and Disability – Total” in the table below are identical to the amounts under “Death – Total” in the table below for each of the NEOs. The designated beneficiaries of our NEOs would receive the same life insurance benefits generally available to all salaried employees and, thus, there is no additional incremental benefit paid out in the event that they die.

Name	RESIGNATION	INVOLUNTARY TERMINATION		RETIREMENT AND DISABILITY										DEATH
		With Cause ($)	Without Cause (1) ($)	Short- Term Incentives	Long-Term Incentives
				2009 PEP ($)	2007 Perfor- mance RSUs ($)	2008 Perfor- mance RSUs ($)	2009 Perfor- mance RSUs ($)	2007 Perfor- mance Cash ($)	2008 Perfor- mance Cash ($)	2009 Perfor- mance Cash ($)	Stock Options ($)	RSUs ($)	TOTAL ($)	TOTAL ($)
Jeff M. Fettig	–	–	1,157,471	3,500,000	2,581,120	887,260	11,631,656	–	–	–	14,652,000	1,157,471	34,409,507	34,409,507
Roy W. Templin	–	–	–	911,625	302,475	98,728	1,263,136	350,000	108,338	498,333	1,900,316	–	5,432,951	5,432,951
Michael A. Todman	–	–	4,000,817	1,254,000	540,422	216,733	2,769,300	–	–	–	4,166,101	4,000,817	12,947,373	12,947,373
Marc R. Bitzer	–	–	3,840,142	908,838	258,193	81,789	1,263,136	315,306	90,020	498,333	1,900,316	3,840,142	9,156,073	9,156,073

(1)	Represents the benefit of accelerated vesting of certain unvested time-based restricted stock units for Messrs. Fettig, Todman, and Bitzer.

Change in Control

Upon the occurrence of a change in control, our NEOs may receive accelerated vesting of previously unvested, performance cash units, restricted stock units, and stock options under the terms of those awards. Vesting of performance cash units and performance-based restricted stock units will accelerate upon a change in control, but awards will not be distributed unless they are not assumed by Whirlpool’s successor. Time-based restricted stock units will be accelerated and paid out upon a change in control.

We have agreements with each of the NEOs that take effect only in the event of a “change in control.” A “change in control” in accordance with these agreements is generally defined to include the acquisition by any person or group of 25% or more of Whirlpool’s voting securities, a change in the composition of the Board such that the existing Board or persons who were approved by a majority of directors or their successors on the existing Board no longer constitute a majority, and approval by the stockholders of an acquisition or liquidation of Whirlpool.

Under these change in control agreements, our NEOs may be entitled to receive an additional lump-sum payment in an amount sufficient to cover the full cost of any excise tax and the NEO’s city, state, and federal income, employment, and excise taxes on payments under the change in control agreement and payments upon a change in control under compensation plans or award agreements, together with such iterative payments such that the NEO is made entirely whole for the impact of the excise tax. The excise tax gross-up represents a benefit actually paid out by Whirlpool in connection with the occurrence of a change in control, whereas the accelerated vesting of long-term incentives provides a benefit to our NEOs, but does not represent amounts that we pay out solely in the event of a change in control. The following table shows the possible payouts to our NEOs triggered solely upon the occurrence of a change in control as of December 31, 2009.

Name	CHANGE IN CONTROL ONLY
	Long-Term Incentives								Excise Tax Gross-Up	TOTAL
	Stock Options ($)	2007 Perfor- mance RSUs ($)	2008 Perfor- mance RSUs ($)	2009 Perfor- mance RSUs (1) ($)	2007 Perfor- mance Cash ($)	2008 Perfor- mance Cash ($)	2009 Perfor- mance Cash (1) ($)	RSUs ($)	($)	($)
Jeff M. Fettig	14,652,000	2,581,120	887,260	10,114,522	–	–	–	2,972,321	–	31,207,223
Roy W. Templin	1,900,316	302,475	98,728	1,098,428	350,000	108,338	433,333	2,016,500	–	6,308,118
Michael A. Todman	4,166,101	540,422	216,733	2,408,104	–	–	–	5,210,717	–	12,542,077
Marc R. Bitzer	1,900,316	258,193	81,789	1,098,428	315,306	90,020	433,333	4,646,742	–	8,824,127

(1)	Values shown represent target awards.

Additional benefits are payable to our NEOs after a change in control, but only after a qualifying termination occurs. Qualifying terminations include: involuntary termination of the NEO by Whirlpool; voluntary termination by the NEO for good reason, as defined in the agreement; voluntary termination by the NEO during, and only during, the 13th month after the change in control; or a material breach of the change in control agreement by Whirlpool.

Cash severance arising from these changes in control agreements is paid out in a lump sum payment equal to:

•	the NEO’s unpaid base salary;

•	vacation pay equal to twice the annual accrual rate appropriate for the NEO, based on the NEO’s length of service with Whirlpool;

•	unreimbursed business expenses;

•	all other items earned by and owed to the NEO through and including the date of the termination;

•	the higher of three times the NEO’s base salary on the date of the termination or the NEO’s base salary at any time during the 12 months prior to the change in control;

•

the higher of three times current target bonus opportunity (in terms of a percentage of base salary) under PEP or the NEO’s highest target bonus opportunity at any time during the 12 months prior to the change in control; and

•

the higher of the NEO’s pro rata target bonus opportunity (in terms of a percentage of Base Salary) under PEP or the highest target bonus opportunity at any time during the 12 months prior to the change in control, or the actual bonus earned through the date of the termination under PEP based on the NEO’s current level of goal achievement.

The amount of cash severance will be offset by any other severance-type payments the NEO may be eligible or entitled to receive from any other sources.

Our NEOs are also entitled to receive continued benefits for 36 months in connection with a termination after a change in control. These benefits include certain health, life, and short- and long-term disability insurance benefits. The severance benefits provided to the NEOs in the event of a change in control include an amount, payable at the same time and in the same form as if paid from the non-qualified defined benefit pension plans, equal to the additional benefits to which the NEO would be entitled under our non-qualified defined benefit pension plans if:

•	the NEO’s benefits had fully vested;

•	the number of years of credited service was increased by three years; and

•	the NEO’s age was equal to the NEO’s actual age plus three years for purposes of determining retirement eligibility and early retirement reduction factors.

The continuation of the NEO’s benefits will be calculated at the same cost and at the same level of coverage as in effect on the date of termination.

The following table shows possible payouts to our NEOs as of December 31, 2009, triggered upon the occurrence of a change in control and a subsequent qualifying termination.

Name	CHANGE IN CONTROL ONLY	QUALIFYING TERMINATION AFTER CHANGE IN CONTROL
		Cash Compensation
	TOTAL ($)	Severance Payments ($)	Annual Incentives ($)	Health, Welfare and Other Benefits ($)	Enhanced Pension Benefits ($)	Incremental Excise Tax Gross-Up ($)	TOTAL ($)
Jeff M. Fettig	31,207,223	9,180,000	3,500,000	30,852	276,843	10,498,253	54,693,171
Roy W. Templin	6,308,118	3,607,500	911,625	36,357	147,209	2,853,829	13,864,638
Michael A. Todman	12,542,077	4,560,000	1,254,000	37,308	230,554	4,309,033	22,932,972
Marc R. Bitzer	8,824,127	3,607,500	908,838	36,357	28,045	3,625,174	17,030,041

Periquito Retirement Arrangements

Mr. Periquito completed his duties as President, Whirlpool International on December 31, 2009, and is continuing to serve as Chairman of Whirlpool S.A., a Whirlpool Brazilian subsidiary, until his current term ends, which is expected to be on or before April 30, 2010 (the “Transition Period”). On February 18, 2010, Whirlpool, Whirlpool S.A. and Mr. Periquito entered into a Transition Agreement (the “Transition Agreement”) under which the parties agreed that Mr. Periquito’s employment will be deemed to terminate at the end of the Transition Period.

Under the Transition Agreement, Mr. Periquito will receive from Whirlpool S.A. severance compensation and benefits which are basically consistent with its current pay practices with respect to retiring executives located in Brazil. This compensation includes: (1) a contribution of 1,009,764 Brazilian reais (approximately U.S. $600,000), to Fundo de Garantia do Tempo De Servico, a government severance indemnity fund, on behalf of Mr. Periquito; and (2) a lump sum cash payment in reais equivalent to 13.82 months of monthly base salary (U.S. $846,475). Mr. Periquito will receive additional benefits under the Transition Agreement, including life insurance benefits for the duration of his life, retiree medical and dental benefits for him and his spouse for the duration of their lives (provided that such coverage can be obtained on commercially reasonable terms) and, for security reasons, continued use of a company car and driver through April 30, 2012. The cost of these additional benefits is not expected to exceed 1.7 million Brazilian reais (approximately U.S. $1 million).

Mr. Periquito, who is no longer an executive officer of Whirlpool Corporation, will not be eligible for an annual cash incentive (PEP) award, performance-based restricted stock units or performance cash units for the 2010 performance period. Vesting of Mr. Periquito’s 2008 and 2009 performance cash unit awards will accelerate and he will receive $2,039,626. In addition, vesting of Mr. Periquito’s 2008 performance restricted stock unit award will accelerate and he will receive 1,557 shares of Whirlpool common stock (with a fair market value of $125,588 as of December 31, 2009). Mr. Periquito’s accelerated awards will be distributed to him as soon as practicable after the end of the Transition Period.

Vesting of the unvested portions of Mr. Periquito’s 2007 and 2008 stock option grants will also accelerate at the end of the Transition Period, however, these awards have exercise prices that were above fair market value as of December 31, 2009. These options, and any of Mr. Periquito’s other unexercised options, will remain exercisable until the earlier of the expiration of five years from the end of the Transition Period or the original expiration date provided by the terms of the award.

RELATED PERSON TRANSACTIONS

Procedures for Evaluating Related Person Transactions

The Board has adopted written procedures relating to the Corporate Governance and Nominating Committee’s review and approval of transactions with related persons that are required to be disclosed in proxy statements by Securities and Exchange Commission regulations (“related person transactions”). A “related person” is defined under the applicable Securities and Exchange Commission regulation and includes our directors, executive officers, and owners of 5% or more of our common stock. The Corporate Secretary administers procedures adopted by the Board with respect to related person transactions and the Committee reviews and approves all such transactions. At times, it may be advisable to initiate a transaction before the Committee has evaluated it, or a transaction may begin before discovery of a related person’s participation. In such instances, management consults with the Chairman of the Committee to determine the appropriate course of action. Approval of a related person transaction requires the affirmative vote of the majority of disinterested directors on the Committee. In approving any related person transaction, the Committee must determine that the transaction is fair and reasonable to Whirlpool. The Committee periodically reports on its activities to the Board. The written procedures relating to the Committee’s review and approval of related person transactions is available on our website: www.whirlpoolcorp.com – scroll over the “Leadership” dropdown menu, then “Board of Directors,” then “Corporate Governance Guidelines and Policies,” then click on “Procedures for Evaluating Related Person Transactions.” All of the related person transactions described under the heading “Related Person Transactions” below have been approved by the Corporate Governance and Nominating Committee pursuant to these procedures.

Related Person Transactions

Whirlpool employs a son of Arnold Langbo, a former director of Whirlpool who retired from our Board in April 2009. Mr. Gary Langbo holds a management position in Whirlpool’s Marketing Department and received base salary and bonus compensation of $240,928 in 2009, along with other employment benefits that are standard for Whirlpool employees at that management level. Mr. Arnold Langbo was not involved in the recruiting or hiring of his son, nor in any decision affecting his son’s compensation. His son’s compensation was established by Whirlpool in accordance with our compensation practices applicable to employees with equivalent qualifications and responsibilities and holding similar positions.

On February 20, 2006, the Board authorized and directed Whirlpool to enter into an Indemnity Agreement (the “Indemnity Agreement”) with each current and future nonemployee member of its Board and certain current and future employees of Whirlpool, including Messrs. Fettig, Todman, Periquito, Templin and Bitzer. The Indemnity Agreement provides for indemnification by Whirlpool of such directors and officers to the fullest extent permitted by law against expenses and damages if the indemnified officer or director is, or is threatened to be made, a party to or participant in a legal proceeding by reason of his or her status as a director or officer of Whirlpool or by reason of the fact that he or she is or was serving at the request of Whirlpool as a director, officer, trustee, general partner, managing member, fiduciary, employee or agent. The Indemnity Agreement provides that Whirlpool will advance the expenses of the indemnified officer or director incurred in any such proceedings prior to final disposition of the claim. During fiscal 2009, we advanced, in accordance with provisions of our certificate of incorporation and Indemnity Agreement, approximately $474,000 in legal fees on behalf of Mr. Periquito in connection with the previously disclosed antitrust investigation of the global compressor industry.

HUMAN RESOURCES COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Human Resources Committee was at any time during 2009 an officer or employee of Whirlpool and no member of the Committee has formerly been an officer of Whirlpool. In addition, no “compensation committee interlocks” existed during fiscal year 2009.

EQUITY COMPENSATION PLAN INFORMATION

The following table presents information as of December 31, 2009 with respect to Whirlpool’s compensation plans under which equity securities are authorized for issuance.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights ($)		Number of securities remaining available for future issuance under equity compensation plans(1)
Equity compensation plans approved by security holders	5,912,871	(2)	71.32	(3)	879,787
Equity compensation plans not approved by security holders(4)	–		–		–
Total	5,912,871		71.32		879,787

(1)	Excluding securities in the “Number of securities to be issued upon exercise of outstanding options, warrants and rights” column. This amount includes 629,806 shares available under the 2007 Omnibus Stock and Incentive Plan, and 249,981 shares available under the Nonemployee Director Equity Plan.

(2)	This amount includes 4,696,615 shares subject to outstanding stock options with a weighted average remaining contractual term of 6.0 years and 1,216,256 shares subject to outstanding restricted stock units.

(3)	The weighted-average exercise price information does not include any outstanding restricted stock units.

(4)	The only plan previously reported in this table which was not approved by our security holders was the Key Employee Treasury Stock Ownership Plan, which was terminated in 2009. No awards were made under this plan in 2009 and no awards are currently outstanding under this plan.

MATTERS RELATING TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees

In the years indicated, Ernst & Young LLP billed Whirlpool the following fees (in millions):

	Year ended December 31
	2008	2009
Audit Fees	$11.1	$10.8
Audit Related Fees	0.4	0.9
Tax Fees	3.3	3.3
All Other Fees	0.1	0.1
Total	$14.9	$15.1

Audit-related fees are principally comprised of fees for services provided in connection with employee benefit plan audits and consultation with management as to the accounting or disclosure treatment of various transactions or events. Tax fees are principally comprised of fees for services provided in connection with worldwide tax planning and compliance services, expatriate tax services, and assistance with tax audits and appeals.

Advance Approval Policy for Independent Registered Public Accounting Firm Services

Pursuant to its written charter, the Audit Committee, or a subcommittee thereof, is responsible for approving in advance all audit, internal control-related, and permitted non-audit services the independent registered public accounting firm performs for us. In recognition of this responsibility, the Audit Committee has established a policy to approve in advance all audit, internal control-related, and permissible non-audit services the independent registered public accounting firm provides. Prior to engagement of the independent registered public accounting firm for the next year’s audit, management or the independent registered public accounting firm submits to the Audit Committee a request for approval of services expected to be rendered during that year. This request outlines each of the four categories listed above, and the Audit Committee approves these services by category. The fees are budgeted and the Audit Committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original advance approval. In those instances, the Audit Committee requires specific approval in advance before engaging the independent registered public accounting firm. The Audit Committee may delegate authority to make advance approval to one or more of its members. The member or members to whom such authority is delegated must report, for information purposes only, any such approval decisions to the Audit Committee at its next scheduled meeting. A copy of the Audit Committee Pre-Approval

Policy for Independent Registered Public Accounting Firm Services appears on Whirlpool’s website: www.whirlpoolcorp.com – scroll over the “Leadership” dropdown menu, then “Board of Directors,” then “Corporate Governance Guidelines and Policies,” then click on “Audit Committee Pre-Approval Policy.”

AUDIT COMMITTEE REPORT

The Audit Committee provides independent oversight of Whirlpool’s accounting functions and monitors the objectivity of the financial statements prepared under the direction of Whirlpool’s management. In addition, the Committee retains our independent registered public accounting firm; reviews major accounting policy changes by Whirlpool; reviews and approves the scope of the annual internal and independent audit processes; reviews and monitors our assessment of internal controls; approves in advance audit, permitted non-audit, and internal control-related services provided by the independent registered public accounting firm; approves all fees paid to the independent registered public accounting firm; and monitors our activities designed to assure compliance with Whirlpool’s ethical standards. The Committee is composed of four directors who have been determined by the Board to be “independent” and “financially literate” pursuant to the NYSE listing requirements. The Committee operates under a written charter adopted by our Board.

The Committee has reviewed our audited consolidated financial statements for 2009 with management, and management has represented to the Committee that these financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Committee discussed with management the quality and the acceptability of the accounting principles employed, including all critical accounting policies used in the preparation of the financial statements and related notes, the reasonableness of judgments made, and the clarity of the disclosures included in the statements.

The Committee also reviewed our consolidated financial statements for 2009 with Ernst & Young LLP, our independent registered public accounting firm for 2009 (“Ernst & Young”), which is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States. Further, the Committee reviewed with Ernst & Young its judgment as to the quality, not just the acceptability, of Whirlpool’s accounting principles. In addition, the Committee met with Ernst & Young, with and without management present, to discuss the results of its examinations, its evaluations of our internal controls, and the overall quality of our financial reporting. The Audit Committee met eleven times during the fiscal year ended December 31, 2009.

The Committee has received the written disclosures and the letter from Ernst & Young required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, as modified or supplemented, and has discussed with Ernst & Young its independence. The Committee considered the compatibility of non-audit services Ernst & Young provided to us with Ernst & Young’s independence. Finally, the

Committee discussed with Ernst & Young the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board, and the Board has approved, the inclusion of the consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the Securities and Exchange Commission. The Committee has selected Ernst & Young as our independent registered public accounting firm for 2010.

AUDIT COMMITTEE

Mr. Michael D. White, Chair

Mr. Gary T. DiCamillo

Mr. William T. Kerr

Mr. Miles L. Marsh

ITEM 2 – RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS WHIRLPOOL’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

RESOLVED, that the appointment of Ernst & Young LLP to audit the Consolidated Financial Statements and related internal control over financial reporting of Whirlpool and its subsidiaries for fiscal 2010, made by the Audit Committee with the concurrence of the Board, is hereby ratified.

The Audit Committee has appointed, and the Board has concurred subject to your ratification, Ernst & Young LLP to audit and report on the Consolidated Financial Statements and related internal control over financial reporting of Whirlpool and its subsidiaries for fiscal 2010. Ernst & Young LLP served as Whirlpool’s independent registered public accounting firm for fiscal 2009.

Before making its determination on appointment, the Audit Committee carefully considers the qualifications and competence of candidates for the independent registered public accounting firm. For Ernst & Young LLP, this has included a review of its performance in prior years, its independence and processes for maintaining independence, the results of the most recent internal quality control review or Public Company Accounting Oversight Board inspection, the key members of the audit engagement team, the firm’s approach to resolving significant accounting and auditing matters including consultation with the firm’s national office, as well as its reputation for integrity and competence in the fields of accounting and auditing.

Representatives of Ernst & Young LLP will attend the annual meeting of stockholders and may make a statement if they wish. They will be available to answer appropriate questions at the annual meeting. To pass, this proposal requires the affirmative vote of a majority of the outstanding common stock present in person or by proxy at the annual meeting and entitled to vote. In the event that the selection of Ernst & Young LLP is not ratified by the stockholders, the Audit Committee will take that event into account in connection with any future decisions as to the selection of a firm to serve as Whirlpool’s independent registered public accounting firm, although by law the Audit Committee has final authority over the determination of whether to retain Ernst & Young LLP or another firm at any time.

The Board of Directors recommends that stockholders vote FOR Item 2, which ratifies the selection of Ernst & Young LLP as the independent registered public accounting firm for Whirlpool and its subsidiaries for fiscal 2010.

ITEM 3 – MANAGEMENT’S PROPOSAL TO APPROVE THE WHIRLPOOL CORPORATION 2010 OMNIBUS STOCK AND INCENTIVE PLAN

RESOLVED, that the Whirlpool Corporation 2010 Omnibus Stock and Incentive Plan is hereby approved.

Overview

On February 16, 2010, the Board unanimously approved and adopted the Whirlpool Corporation 2010 Omnibus Stock and Incentive Plan (the “2010 Incentive Plan”), subject to the approval of our stockholders. The 2010 Incentive Plan affords the Board the ability to design compensatory awards that are responsive to Whirlpool’s needs, and includes authorization for a variety of awards designed to advance Whirlpool’s interests and long-term success by encouraging stock ownership among Whirlpool’s officers and other key executives, employees, nonemployee directors and consultants and other advisors and otherwise linking the compensation of such persons to share price performance or the achievement of specified corporate objectives. These awards include equity and cash awards intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

Whirlpool has historically granted equity awards under various plans, including most recently Whirlpool’s 2007 Omnibus Stock and Incentive Plan and Nonemployee Director Equity Plan (together, the “Prior Plans”). If the 2010 Incentive Plan is approved by Whirlpool’s stockholders as proposed, no further awards will be made under the Prior Plans. As of December 31, 2009, under the Prior Plans, stock options with respect to 4.697 million shares of Whirlpool’s common stock were outstanding with a weighted average exercise price of $71.32 and a weighted average remaining term of six years, and there were 1.216 million restricted stock units outstanding. Under the Prior Plans, there were 879,787 shares available for grant as of December 31, 2009. The closing price of Whirlpool common stock on February 22, 2010 was $84.52 per share.

The summary of the 2010 Incentive Plan which follows is qualified in its entirety by reference to the complete text of the 2010 Incentive Plan as set forth in Annex A to this proxy statement. You should read the complete text of the 2010 Incentive Plan for more details regarding the operation of the 2010 Incentive Plan.

Summary of the 2010 Incentive Plan

The Board and the Human Resources Committee of the Board (the “Committee”) recommend that the stockholders approve the 2010 Incentive Plan. If the holders of a majority of the shares of common stock which are represented and actually voted at the annual meeting, and which constitute a majority in interest of all of the shares of common stock entitled to vote thereon, vote FOR the 2010 Incentive Plan, it will immediately become effective. Upon the effectiveness of the 2010 Incentive Plan, no further grants will be made under the Prior Plans. If Whirlpool’s stockholders do not approve the 2010 Incentive Plan, the 2010 Incentive Plan will not become effective, and the Prior Plans, as they presently exist, will continue in effect. The results of the vote will not affect any awards outstanding under the Prior Plans at the time of the annual meeting.

Purpose

The Board believes that the 2010 Incentive Plan fosters and promotes the long-term financial success of Whirlpool and materially increases stockholder value by:

•	strengthening Whirlpool’s capability to develop, maintain, and direct an outstanding management team;

•	motivating superior performance by means of long-term performance related incentives;

•	encouraging and providing for obtaining an ownership interest in Whirlpool;

•	attracting and retaining outstanding executive and director talent by providing compensation opportunities competitive with other major companies; and

•	enabling executives and directors to participate in the long-term growth and financial success of Whirlpool.

Plan Term

The 2010 Incentive Plan will be effective upon stockholder approval at the annual meeting. No new awards may be granted under the 2010 Incentive Plan after the tenth anniversary of the date that the stockholders approve the 2010 Incentive Plan. However, the term and exercise of awards granted before then may extend beyond that date. The Board may terminate the 2010 Incentive Plan at any time with respect to all awards that have not been granted.

Eligibility

The officers, executives, and other employees of Whirlpool or its subsidiaries and Whirlpool’s nonemployee directors may be selected by the Committee to receive awards under the 2010 Incentive Plan. In addition, the Committee may select certain consultants and advisors providing services to Whirlpool or its subsidiaries to receive awards under the 2010

Incentive Plan. The Committee determines which eligible persons will receive awards and the size, terms, conditions and restrictions of such awards. Whirlpool refers to eligible persons who have been approved to receive awards under the 2010 Incentive Plan as participants. The number of persons eligible to participate in the 2010 Incentive Plan is estimated to be approximately 3,000 people.

Administration

The 2010 Incentive Plan is to be administered by the Committee. The Committee may grant awards to eligible persons and, to the extent permitted by applicable law, may delegate to (1) a committee of one or more directors of Whirlpool any of the authority of the Committee under the 2010 Incentive Plan or (2) one or more executive officers, or a committee of executive officers, the right to grant awards to employees who are not directors or executive officers of Whirlpool and the authority to take action on behalf of the Committee pursuant to the 2010 Incentive Plan to cancel or suspend awards to employees who are not directors or executive officers of Whirlpool. The Committee is authorized to interpret the 2010 Incentive Plan and related agreements and documents and to take various other actions with respect thereto.

Available Awards

The 2010 Incentive Plan authorizes Whirlpool to provide equity-based compensation in the form of (1) stock options, including incentive stock options (“ISOs”), entitling the optionee to favorable tax treatment under Section 422 of the Code; (2) stock appreciation rights (“SARs”); (3) restricted stock and restricted stock units (“RSUs”); (4) other share-based awards; and (5) performance awards. Each type of award is described below under “Types of Awards Authorized Under the 2010 Incentive Plan.” Each award granted under the 2010 Incentive Plan will be evidenced by an award agreement containing such terms and provisions, consistent with the 2010 Incentive Plan, as the Committee may approve.

Shares Available Under the 2010 Incentive Plan

Subject to adjustment as provided for in the 2010 Incentive Plan, the number of shares of Whirlpool common stock subject to grants under the 2010 Incentive Plan will not exceed in the aggregate:

•	4.1715 million shares, plus

•	any shares remaining available for grant under the Prior Plans as of December 31, 2009, minus

•

one share for each share of common stock that was subject to a stock option or SAR granted under the Prior Plans after December 31, 2009, and 1.75 shares for each share of common stock subject to an award other than a stock option or SAR granted under the Prior Plans after December 31, 2009.

These shares may be of original issuance, treasury shares or other shares, or a combination of the foregoing. After the effective date of the 2010 Incentive Plan, no awards may be granted under the Prior Plans.

Award Limitations

Subject to certain adjustments as provided for in the 2010 Incentive Plan:

•	No participant may be granted stock options or SARs for more than 1,200,000 shares of Whirlpool common stock for each type of award during any 36-month period.

•

No participant may be granted restricted stock, RSUs, performance shares or other share-based awards for more than 1,200,000 shares of Whirlpool common stock for each type of award during any 36-month period if the award is intended to be “performance-based compensation” under Section 162(m) of the Code.

•

The maximum dollar value that may be earned by any participant for any 12-month performance period (as established by the Committee) with respect to performance awards which are denominated in cash and intended to be “performance-based compensation” under Section 162(m) of the Code is $5,000,000.

Share Counting

Under the 2010 Incentive Plan, each share of Whirlpool common stock that is subject to a stock option or SAR counts against the aggregate 2010 Incentive Plan limit as one share, and each share of Whirlpool common stock that is subject to an award other than a stock option or SAR under the 2010 Incentive Plan counts against the aggregate 2010 Incentive Plan limit as 1.75 shares. However, for each share that is forfeited, expires or is settled for cash (in whole or in part) under the 2010 Incentive Plan, or after December 31, 2009 under the Prior Plans, one share will be added back to the aggregate 2010 Incentive Plan limit for such share subject to a stock option or SAR, and 1.75 shares will be added back to the aggregate 2010 Incentive Plan limit for such share subject to an award other than a stock option or SAR. The following shares of Whirlpool common stock will not increase the number of shares available for grant under the 2010 Incentive Plan:

•

any shares of Whirlpool common stock tendered by a participant or withheld by Whirlpool in full or partial payment of the exercise price of stock options or the full or partial satisfaction of a tax withholding obligation on any award under either the 2010 Incentive Plan or the Prior Plans;

•	Whirlpool common stock subject to a SAR granted under either the 2010 Incentive Plan or the Prior Plans that is not issued when the SAR is exercised and settled in Whirlpool common stock; and

•	Whirlpool common stock reacquired by Whirlpool on the open market or otherwise using cash proceeds from the exercise of stock options granted either under the 2010 Incentive Plan or the Prior Plans.

Shares of Whirlpool common stock issued as substitution awards in connection with Whirlpool’s merger with or acquisition of a company will not decrease the number of shares available for grant under the 2010 Incentive Plan, but shares of Whirlpool common stock subject to substitution awards will not be available for further awards under the 2010 Incentive Plan if the substitution awards are forfeited, expire or settled in cash. Whirlpool may use shares under a pre-existing, stockholder-approved plan of a company acquired by Whirlpool for awards under the 2010 Incentive Plan, which shares will not decrease the number of shares available for grant under the 2010 Incentive Plan, but such shares may only be used for grants of awards made prior to the expiration of the pre-existing plan and to persons who were not employees or directors of Whirlpool or any subsidiary prior to such acquisition.

Section 162(m) of the Code

The 2010 Incentive Plan is designed to allow Whirlpool to grant awards that satisfy the requirements for the performance-based compensation exclusion from the deduction limitations under Section 162(m) of the Code. The Board and the Committee believe that it is in Whirlpool’s interests and the interests of Whirlpool’s stockholders to maintain an equity and long-term cash compensation plan under which compensation awards made to Whirlpool’s named executive officers can qualify for deductibility for federal income tax purposes. Accordingly, the 2010 Incentive Plan has been structured in a manner such that awards under it can satisfy the requirements for the performance-based compensation exclusion from the deduction limitations under Section 162(m) of the Code. In order for awards to satisfy the requirements for the performance-based compensation exclusion from the deduction limitations under Section 162(m) of the Code, the 2010 Incentive Plan specifies performance measures and other material terms that must be approved by Whirlpool’s stockholders. Approval of the 2010 Incentive Plan by the required vote of Whirlpool’s stockholders described above is intended to constitute such approval.

Repricing Prohibited

Except in connection with an adjustment involving a corporate transaction or event as provided for in the 2010 Incentive Plan, the Committee may not authorize the amendment of any outstanding stock option or SAR to reduce the exercise or base price, and no outstanding stock option or SAR may be cancelled in exchange for other awards, or cancelled in exchange for stock options or SARs having a lower exercise or base price, or cancelled in exchange for cash, without the approval of Whirlpool’s stockholders.

Types of Awards Authorized Under the 2010 Incentive Plan

Stock Options. Stock options may be granted that entitle the optionee to purchase shares of Whirlpool common stock at a price not less than fair market value per share as of the date of grant (except for substitution awards). The maximum term for stock options is 10 years. ISOs granted to any person who owns, as of the date of grant, stock possessing more than 10% of the total combined voting power of all classes of our stock, however, must have an exercise price that is not less than 110% of the fair market value of Whirlpool common stock on the date of grant and may not have a term extending beyond the fifth anniversary of the date of grant. The maximum aggregate number of shares of Whirlpool common stock that may be issued pursuant to ISOs granted under the 2010 Incentive Plan is 3,000,000 shares. Stock options may be granted as ISOs, nonqualified stock options, or combinations of the foregoing. Each grant of stock options will specify whether the exercise price is payable: (1) in cash or by cash equivalents; (2) by the transfer to Whirlpool of previously acquired shares of Whirlpool common stock owned by the optionee; (3) with the consent of the Committee, by delivery of other consideration having a fair market value on the exercise date equal to the total purchase price; (4) pursuant to a net exercise arrangement whereby the participant directs Whirlpool to deduct from shares issuable upon exercise of his or her stock options a number of shares having an aggregate fair market value equal to the sum of the total purchase price; (5) by such other methods as may be specified in the award agreement; or (6) by a combination of such payment methods.

SARs. A SAR is a right, exercisable by surrender of the SAR and the related stock option (if granted in tandem with a stock option) or by surrender of the SAR only (if granted as a free-standing SAR), to receive from Whirlpool an amount equal to the number of shares of Whirlpool common stock subject thereto multiplied by the difference between the fair market value of Whirlpool common stock on the date of exercise and the grant price of the SAR. The grant price of a free-standing SAR may not be less than the market value per share at the date of grant (except for substitution awards). Any grant may specify that the amount payable on exercise of a SAR may be paid by Whirlpool in cash, in shares of Whirlpool common stock or other property, or in any combination thereof, in the sole discretion of the Committee. No SAR may be exercisable more than 10 years from the date of grant.

Restricted Stock and RSUs. A grant of restricted stock involves the immediate transfer by Whirlpool to a participant of ownership of a specified number of restricted shares of Whirlpool common stock in consideration of the performance of service. The participant is entitled immediately to voting, dividend and other ownership rights in such shares; provided, however, that at least a portion of the restricted stock covered by such issuance or transfer must be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period to be determined by the Committee at the date of grant or to the achievement of specified performance measures. An RSU represents the right of the grantee of the RSU to receive from Whirlpool a payment upon or after vesting of the RSU equal to the per share value of Whirlpool common stock as of the date of grant, vesting date, or other date determined by the Committee at the date of grant of the RSU. At the discretion of the Committee, RSUs may be settled in cash, shares of Whirlpool common stock or any combination thereof. RSUs may entitle the participant to receive credits for dividend equivalents, but not voting or other rights as a stockholder.

If the restricted stock or RSUs vest upon the passage of time rather than the achievement of performance measures, the period of time for such vesting may not be shorter than three years from the date of grant (with the possibility of ratable vesting during such three-year period). If the restricted stock or RSUs vest upon the achievement of performance measures, the restrictions may not terminate sooner than one year after the date of grant. In each case awards are subject to accelerated vesting in the Committee’s discretion in the event of a change of control (as defined in the 2010 Incentive Plan) or the death, disability, or retirement of the participant. Further, the restrictions described in this paragraph do not apply to grants of up to 5% of the number of shares of Whirlpool common stock available for awards on the effective date of the 2010 Incentive Plan.

Other Share-Based Awards. The Committee may, subject to limitations under applicable law, grant to any participant other share-based awards, which may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of Whirlpool common stock or other property, including deferred stock units, in the sole discretion of the Committee. The Committee will determine the terms and conditions of these awards.

If other share-based awards (except for awards in the form of deferred stock units granted to directors in lieu of all or a portion of their fees for serving as directors) vest upon the passage of time rather than the achievement of performance measures, the period of time for such vesting may not be shorter than three years (with the possibility of ratable vesting during such three-year period). If other share-based awards vest upon the achievement of performance measures, the restrictions may not terminate sooner than one year after the date of grant. In each case awards are subject to accelerated vesting in the Committee’s discretion in the event of a change of control (as defined in the 2010 Incentive Plan) or the death, disability, or retirement of the participant. Further, the restrictions described in this paragraph do not apply to grants of up to 5% of the number of shares of Whirlpool common stock available for awards on the effective date of the 2010 Incentive Plan.

Performance Awards. The Committee may grant to any participant performance awards in the form of performance shares or performance units, as determined by the Committee in its sole discretion. Performance shares entitle the grantee to units valued by reference to a designated number of shares of Whirlpool common stock. Performance units entitle the grantee to units valued by reference to a designated amount of cash or property other than shares of Whirlpool common stock. The performance period for performance shares payable in Whirlpool common stock may not be shorter than one year. Each performance award will specify one or more performance measures that must be satisfied within a specified period (referred to as the performance period) in order for the performance awards to be earned.

To the extent earned, the performance awards will be paid to the participant at the time and in the manner determined by the Committee. Any grant may specify that the amount payable with respect thereto may be paid by Whirlpool in cash, shares of Whirlpool common stock or other property or any combination thereof at the discretion of the Committee. Performance awards may be paid in a lump sum or in installments following the close of the performance period or, in accordance with procedures established by the Committee, on a deferred basis subject to the requirements of Section 409A of the Code.

Performance Measures

Performance measures are measurable performance objectives established by the Committee for participants who have received awards under the 2010 Incentive Plan. Performance measures may be described in terms of either company-wide objectives or objectives that are related to the performance of the individual participant or of the subsidiary or division, business segment or business unit within Whirlpool or a subsidiary in which the participant is employed. Performance measures applicable to any award or portion of an award that is intended to be a qualified performance-based award to a participant who is, or is determined by the Committee to be likely to become, a “covered employee” within the meaning of Section 162(m) of the Code will be based on the attainment of specified levels of one or any combination of the following:

•	revenue

•	net earnings

•	earnings before interest and taxes

•	earnings before interest, taxes, depreciation and amortization

•	customer satisfaction

•	gross margin

•	cash flow per share

•	free cash flow

•	market share

•	return on equity

•	product revenue growth

•	return on assets

•	gross profits

•	cash flow return on investment

•	net income per share

•	net income

•	earnings before interest

•	total stockholder return relative to assets

•	customer growth

•	revenue growth

•	return on investment

•	cash flow

•	sales

•	cost reductions

•	pre- or after-tax income or loss

•	strategic and operational initiatives

•	comparisons with various stock market indices

•	improvement in or attainment of expense levels or working capital levels

•	pre-tax profits

•	operating income

•	earnings before taxes

•	total stockholder return relative to peers

•	employee satisfaction

•	stock price

•	year-end cash

•	earnings or loss

•	economic value added

•	earnings per share

•	appreciation in and/or maintenance of the price of common stock

•	return on capital

•	operating margin

•	stockholders’ equity

•	cash margin

•	operating efficiencies

•	manufacturing achievements

•	co-development, co-marketing, profit sharing, joint venture or other similar arrangements

•	debt reduction

•	strategic partnerships or transactions

•	financial ratios

•	cost of capital

•	research and development achievements

•	supply chain achievements

•	financing and other capital raising transactions

•	other measurable objectives the Committee deems appropriate

Dividends and Dividend Equivalents on Performance Awards

Any dividends or dividend equivalents provided with respect to performance awards, as well as with respect to restricted stock, RSU and other stock-based awards that are subject to the attainment of performance measures, will be subject to the same restrictions and risk of forfeiture as the underlying awards.

Amendment and Termination of the 2010 Incentive Plan

The Board may alter, amend, suspend or terminate the 2010 Incentive Plan from time to time subject to approval by Whirlpool’s stockholders if required by applicable law, including the rules and regulations of the principal U.S. national securities exchange on which shares of Whirlpool common stock are traded. Further, the Board may not, without the approval of Whirlpool’s stockholders, amend the 2010 Incentive Plan to:

•

materially increase the maximum number of shares of Whirlpool common stock that may be the subject of awards under the 2010 Incentive Plan (except for adjustments as provided in the 2010 Incentive Plan);

•	expand the types of awards available under the 2010 Incentive Plan;

•	materially expand the class of persons eligible to participate in the 2010 Incentive Plan;

•	eliminate certain requirements relating to minimum exercise price, minimum grant price and stockholder approval with respect to stock options and SARs;

•	increase the maximum permissible term of any option or the maximum permissible term of a SAR;

•	increase any limitation on grants to an individual participant as set forth in the 2010 Incentive Plan; or

•	alter the repricing provisions referred to above under “– Repricing Prohibited.”

The Board may not amend the 2010 Incentive Plan to impair the rights of a participant in any material respect under any award previously granted without such participant’s consent.

Vesting and Exercise of an Award

The applicable award agreement governing an award will specify the period during which the right to exercise the award in whole or in part vests, including the events or conditions upon which the vesting of an award will occur or may accelerate. No portion of an award which is not vested at the time of participant’s termination of service with us will subsequently become vested, except as may be otherwise provided in the agreement relating to the award or determined by the Committee.

Generally, a stock option or SAR may only be exercised while a participant remains an officer, executive, or other employee of Whirlpool or its subsidiaries or a nonemployee director of Whirlpool or for a specified period of time (up to the remainder of the term of the award as established on the date of grant) following the participant’s termination of service with Whirlpool or any of its subsidiaries. An award may be exercised for any vested portion of the shares subject to such award until the award expires or as otherwise determined by the Committee.

If permitted by applicable law, in the case of a termination of employment by reason of the death, disability, or retirement of a participant who holds any restricted stock or RSUs as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or other stock-based awards that have not been fully earned, or who holds shares of Whirlpool common stock subject to any other transfer restriction imposed pursuant to the 2010 Incentive Plan, the Committee may, in its sole discretion, take such action as it deems equitable in the circumstances or in the best interests of Whirlpool, including waiving or modifying any vesting, performance or other period, any performance measure or any other requirement, condition, restriction or limitation applicable to any such award.

Unless otherwise provided in the applicable award agreement, in the event of a change of control of Whirlpool (as defined in the 2010 Incentive Plan) in which the successor company assumes or substitutes for options rights, SARs, restricted stock or RSUs or other share-based awards, if a participant’s employment is terminated within 24 months following a change of control, (1) stock options will immediately vest and become exercisable for 24 months following the date of such change of control; (2) the restrictions, limitations and other conditions applicable to any restricted stock or RSUs as of the date of such termination of employment will lapse and the restricted stock or RSUs will become vested; and (3) the restrictions, limitations and other conditions applicable to any other share-based awards will lapse and the other share-based awards will become fully vested and transferable to the full extent of the original grant.

Adjustments

The number and kind of shares covered by outstanding awards under the 2010 Incentive Plan and, in the case of stock options and SARs, the exercise or base prices applicable thereto, must be adjusted as the Committee, in its sole discretion exercised in good faith, determines is equitably required to prevent dilution or enlargement of the rights of participants or optionees in the event of any merger, reorganization, consolidation, recapitalization, dividend or distribution, stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the shares of common stock or the value thereof. In the event of any such transaction or event or in the event of a change in control of Whirlpool (as defined in the 2010 Incentive Plan), the Committee, in its discretion, may provide in substitution for any or all outstanding awards under the 2010 Incentive Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and may require the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each stock option or SAR with an exercise price or base price greater than the consideration offered in connection with any such transaction or event or change in control, the Committee may in its sole discretion elect to cancel such stock option or SAR without any payment to the person holding such stock option or SAR. The Committee shall also make or provide for such adjustments in the number of shares available under the 2010 Incentive Plan, including the individual participant limits described in the 2010 Incentive Plan, as the Committee may determine appropriate to reflect any transaction or event described above, except that any such adjustment will be made only to the extent that it would not cause any stock option intended to qualify as an ISO to fail to so qualify. Additionally, Whirlpool may eliminate fractional shares or settle fractional shares in cash.

Limited Transferability

No award and no shares of Whirlpool common stock that have not been issued or as to which any applicable restriction, performance or deferral period has not lapsed, may be sold, assigned, transferred, pledged or otherwise encumbered, other than by will or the laws of descent and distribution, and such award may be exercised during the life of the participant only by the participant or the participant’s guardian or legal representative. To the extent and under such terms and conditions as determined by the Committee, a participant may assign or transfer an award to: (1) the participant’s spouse, children or grandchildren (including any adopted and step children or grandchildren), parents, grandparents or siblings; (2) a trust for the benefit of one or more of the participant or the persons referred to in clause (1); (3) a partnership, limited liability company or corporation in which the participant or the persons referred to in clause (1) are the only partners, members or shareholders; or (4) for charitable donations; provided that in each case such permitted assignees are bound by and subject to all of the terms and conditions of the 2010 Incentive Plan and the award agreement relating to the transferred award and shall execute an agreement satisfactory to Whirlpool evidencing such obligations.

Withholding Taxes

To the extent that Whirlpool is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a participant or other person under the 2010 Incentive Plan, and the amounts available to Whirlpool for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the participant or such other person make arrangements satisfactory to Whirlpool for payment of the balance of such taxes required to be withheld, which arrangements (in the discretion of Committee) may include relinquishment of a portion of such benefit. In certain circumstances, Whirlpool may withhold from wages amounts otherwise payable to participant, or shares of common stock that are deliverable to a participant, to settle tax withholding obligations. Participants may elect to have shares of common stock withheld by Whirlpool or may deliver other shares of common stock to satisfy tax withholding obligations, but the value of any shares withheld will not exceed the minimum amount of taxes required to be withheld.

Compliance with Section 409A of the Internal Revenue Code

To the extent applicable, it is intended that the 2010 Incentive Plan and any grants made thereunder comply with or be exempt from the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the participants. The 2010 Incentive Plan and any grants made under the 2010 Incentive Plan shall be administered in a manner consistent with this intent.

Termination

No grant will be made under the 2010 Incentive Plan more than 10 years after the date on which the 2010 Incentive Plan is first approved by Whirlpool’s stockholders, but all grants made on or prior to such ten-year anniversary of stockholder approval will continue in effect after such date subject to the terms thereof and of the 2010 Incentive Plan. Upon approval of the 2010 Incentive Plan by Whirlpool’s stockholders, no further grants will be made under the Prior Plans, but all outstanding awards under the Prior Plans will continue to be in effect subject to the terms thereof.

Federal Income Tax Consequences

The following is a brief summary of some of the federal income tax consequences of certain transactions under the 2010 Incentive Plan based on federal income tax laws in effect on January 1, 2010. This summary is not intended to be complete and does not describe any gift, estate, social security or state or local tax consequences. It is not intended as tax guidance to participants in the 2010 Incentive Plan.

Tax Consequences to Participants

Nonqualified Stock Options. A recipient of stock options will not realize any taxable income upon the grant of a nonqualified stock option and Whirlpool will not receive a deduction at the time of such grant unless such stock option has a readily ascertainable fair market value (as determined under applicable tax law) at the time of grant. Upon exercise of a nonqualified stock option, the recipient generally will realize ordinary income in an amount equal to the excess of the fair market value of the shares of common stock on the date of exercise over the exercise price. Upon a subsequent sale of such shares of common stock by the recipient, the recipient will recognize short-term or long-term capital gain or loss depending upon his or her holding period of such shares of common stock. Subject to the limitations under Sections 162(m) and 280G of the Code (as described below), Whirlpool will generally be allowed a deduction equal to the amount recognized by the recipient as ordinary income. Officers and directors of the Company subject to Section 16(b) of the Securities Exchange Act of 1934, as amended, may be subject to special tax rules regarding the income tax consequences concerning their options.

ISOs. In general, a recipient will not realize taxable income upon either the grant or the exercise of an ISO and Whirlpool will not realize an income tax deduction at either of such times. In general, however, for purposes of the alternative minimum tax, the excess of the fair market value of the shares of common stock acquired upon exercise of an ISO (determined at the time of exercise) over the exercise price of the ISO will be considered income. If the recipient was continuously employed from the date of grant until the date three months prior to the date of exercise and such recipient does not sell the shares of common stock received pursuant to the exercise of the ISO within either (1) two years after the date of the grant of the ISO, or (2) one year after the date of exercise, a subsequent sale of such shares of common stock will result in long-term capital gain or loss to the recipient and will not result in a tax deduction to Whirlpool.

If the recipient is not continuously employed from the date of grant until the date three months prior to the date of exercise or such recipient disposes of the shares of common stock acquired upon exercise of the ISO within either of the time periods described in the immediately preceding paragraph, the recipient will generally realize as ordinary income an amount equal to the lesser of (1) the fair market value of such shares of common stock on the date of exercise over the exercise price, or (2) the amount realized upon disposition over the exercise price. In such event, subject to the limitations under Sections 162(m) and 280G of the Code (as described below), Whirlpool generally will be entitled to an income tax deduction equal to the amount recognized as ordinary income. Any gain in excess of such amount realized by the recipient as ordinary income would be taxed at the rates applicable to short-term or long-term capital gains (depending on the holding period).

SARs. No income will be recognized by a participant in connection with the grant of a tandem SAR or a free-standing SAR. When the SAR is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted shares of Whirlpool common stock received on the exercise.

Restricted Stock. The recipient of restricted stock generally will be subject to tax at ordinary income rates on the fair market value of the restricted stock (reduced by any amount paid by the participant for such restricted stock) at such time as the shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code (the “Restrictions”). However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the Restrictions) over the purchase price, if any, of such restricted stock. If a Section 83(b) election has not been made, any dividends received with respect to restricted stock that is subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the participant.

RSUs. No income generally will be recognized upon the award of RSUs. The recipient of an award of RSUs generally will be subject to tax at ordinary income rates on the cash or the fair market value of the property (for example, the unrestricted shares of Whirlpool common stock) on the date that such cash or property is transferred to the participant under the award (reduced by any amount paid by the participant for such RSUs), and the capital gains/loss holding period for any such property will also commence on such date.

Performance Awards. No income generally will be recognized upon the grant of performance shares pursuant to a performance award. Upon payment in respect of the earn-out of performance awards, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any unrestricted shares of Whirlpool common stock or other property received.

New 2010 Incentive Plan Benefits

Because awards to be granted in the future under the 2010 Incentive Plan are at the discretion of the Committee, it is not possible to determine the benefits or the amounts to be received under the 2010 Incentive Plan by Whirlpool officers or employees. Effective April 1, 2010, and assuming approval of the 2010 Incentive Plan by our stockholders, each nonemployee director will receive annual equity compensation of $100,000 (comprised of 50% stock options and 50% unrestricted stock). See “Nonemployee Director Compensation” for how the number of stock options and shares are calculated. Had the 2010 Incentive Plan been in effect as of February 22, 2010, and had grants been made as of the close of business on that date, each nonemployee director would have received 1,573 stock options and 591 shares.

For grants made during Whirlpool fiscal year 2009 to Whirlpool named executive officers, please see the 2009 Grants of Plan-Based Awards table earlier in this proxy statement.

The Board of Directors recommends a vote FOR approval of Item 3, which approves the Whirlpool Corporation 2010 Omnibus Stock and Incentive Plan.

ANNEX A

WHIRLPOOL CORPORATION

2010 OMNIBUS STOCK AND INCENTIVE PLAN

Whirlpool Corporation (the “Company”), a Delaware corporation, hereby establishes and adopts the following 2010 Omnibus Stock and Incentive Plan (the “Plan”).

1. PURPOSE OF THE PLAN

The purpose of the Plan is to foster and promote the long-term financial success of the Company and materially increase stockholder value by: (i) strengthening the Company’s capability to develop, maintain, and direct an outstanding management team; (ii) motivating superior performance by means of long-term performance related incentives; (iii) encouraging and providing for obtaining an ownership interest in the Company; (iv) attracting and retaining outstanding executive talent by providing incentive compensation opportunities competitive with other major companies; and (v) enabling executives to participate in the long-term growth and financial success of the Company.

2. DEFINITIONS

2.1. “Award” shall mean any Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Other Share-Based Award, Performance Award or any other right, interest or option relating to Shares or other property (including cash) granted pursuant to the provisions of the Plan.

2.2. “Award Agreement” shall mean any agreement, contract or other instrument or document evidencing any Award hereunder, whether in writing or through an electronic medium.

2.3. “Board” shall mean the board of directors of the Company.

2.4. “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

2.5. “Committee” shall mean the Human Resources Committee of the Board or such other committee of directors as is designated by the Board, or a subcommittee thereof formed by the Human Resources Committee or such other committee to act as the Committee hereunder. The Committee shall consist of no fewer than two Directors, each of whom will be intended to be to the extent required by applicable law, rule or regulation (i) a “Non-Employee Director” within the meaning of Rule 16b-3 of the Exchange Act, (ii) an “outside director” within the meaning of Section 162(m) of the Code, and (iii) an “independent director” for purpose of the rules of the principal U.S. national securities exchange on which the Shares are traded, to the extent required by such rules. If for any reason the appointed Committee does not meet the requirements of Rule 16b-3 of the Exchange Act, Section 162(m) of the Code or the rules of the principal U.S. national securities exchange, such noncompliance shall not affect the validity of Awards, grants, interpretations or other actions of the Committee.

2.6. “Consultant” shall mean any consultant or advisor who is a natural person and who provides services to the Company or any Subsidiary, so long as such person (i) renders bona fide services that are not in connection with the offer and sale of the Company’s securities in a capital-raising transaction, (ii) does not directly or indirectly promote or maintain a market for the Company’s securities and (iii) can be covered as a consultant under the applicable rules of the Securities and Exchange Commission for registration of shares on a Form S-8 registration statement.

2.7. “Covered Employee” shall mean an employee of the Company or its Subsidiaries who is a “covered employee” within the meaning of Section 162(m) of the Code.

2.8. “Director” shall mean a non-employee member of the Board.

2.9. “Dividend Equivalents” shall have the meaning set forth in Section 12.6.

2.10. “Employee” shall mean any employee of the Company or any Subsidiary and any prospective employee conditioned upon, and effective not earlier than, such person becoming an employee of the Company or any Subsidiary.

2.11. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

2.12. “Fair Market Value” shall mean, with respect to Shares as of any date, (i) the closing price of the Shares as reported on the principal U.S. national securities exchange on which the Shares are listed and traded on such date, or, if there is no closing price on that date, then on the last preceding date on which such a closing price was reported; (ii) if the Shares are not listed on any U.S. national securities exchange but are quoted in an inter-dealer quotation system on a last sale basis, the final ask price of the Shares reported on the inter-dealer quotation system for such date, or, if there is no such sale on such date, then on the last preceding date on which a sale was reported; or (iii) if the Shares are neither listed on a U.S. national securities exchange nor quoted on an inter-dealer quotation system on a last sale basis, the amount determined by the Committee to be the fair market value of the Shares as determined by the Committee in its sole discretion taking into account the requirements of Section 409A. The Fair Market Value of any property other than Shares shall mean the market value of such property determined by such methods or procedures as shall be established from time to time by the Committee.

2.13. “Incentive Stock Option” shall mean an Option which when granted is intended to qualify as an incentive stock option for purposes of Section 422 of the Code.

2.14. “Limitations” shall have the meaning set forth in Section 10.5.

2.15. “Net Exercise” means a Participant’s ability to exercise an Option by directing the Company to deduct from the Shares issuable upon exercise of his or her Option a number of Shares having an aggregate Fair Market Value equal to the sum of the aggregate exercise price therefor plus the amount of the Participant’s minimum tax withholding (if any), whereupon the Company shall issue to the Participant the net remaining number of Shares after such deductions.

2.16. “Option” shall mean any right granted to a Participant under the Plan allowing such Participant to purchase Shares at such price or prices and during such period or periods as the Committee shall determine.

2.17. “Other Share-Based Award” shall have the meaning set forth in Section 8.1.

2.18. “Participant” shall mean an Employee, Director or Consultant who is selected by the Committee to receive an Award under the Plan.

2.19. “Payee” shall have the meaning set forth in Section 13.2.

2.20. “Performance Award” shall mean any Award of Performance Shares or Performance Units granted pursuant to Article 9.

2.21. “Performance Period” shall mean the period established by the Committee during which any performance goals specified by the Committee with respect to a Performance Award are to be measured.

2.22. “Performance Share” shall mean any grant pursuant to Article 9 of a unit valued by reference to a designated number of Shares, which value may be paid to the Participant upon achievement of such performance goals as the Committee shall establish.

2.23. “Performance Unit” shall mean any grant pursuant to Article 9 of a unit valued by reference to a designated amount of cash or property other than Shares, which value may be paid to the Participant upon achievement of such performance goals during the Performance Period as the Committee shall establish.

2.24. “Permitted Assignee” shall have the meaning set forth in Section 12.3.

2.25. “Prior Plans” shall mean, collectively, the Company’s 2007 Omnibus Stock and Incentive Plan and Nonemployee Director Equity Plan.

2.26. “Restricted Stock” shall mean any Share issued with the restriction that the holder may not sell, transfer, pledge or assign such Share and with such other restrictions as the Committee, in its sole discretion, may impose, which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

2.27. “Restricted Stock Award” shall have the meaning set forth in Section 7.1.

2.28. “Restricted Stock Unit” means an Award that is valued by reference to a Share, which value may be paid to the Participant in Shares or cash (or in combination thereof) as determined by the Committee in its sole discretion upon the satisfaction of vesting restrictions as the Committee may establish, which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

2.29. “Restricted Stock Unit Award” shall have the meaning set forth in Section 7.1.

2.30. “Shares” shall mean the shares of common stock of the Company, par value $1.00 per share.

2.31. “Stock Appreciation Right” shall mean the right granted to a Participant pursuant to Article 6.

2.32. “Subsidiary” shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the relevant time each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

2.33. “Substitute Awards” shall mean Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

2.34. “Vesting Period” shall mean the period of time specified by the Committee during which vesting restrictions for an Award are applicable.

3. SHARES SUBJECT TO THE PLAN

3.1. Number of Shares.

(a) Subject to adjustment as provided in Section 12.2, a total of 4,171,500 Shares shall be authorized for grant under the Plan, plus any Shares remaining available for grant under the Prior Plans on December 31, 2009, less one (1) Share of stock for every one (1) Share of stock that was subject to an option or stock appreciation right granted after December 31, 2009 under the Prior Plans and 1.75 Shares for every one (1) Share that was subject to an award other than an option or stock appreciation right granted after December 31, 2009 under the Prior Plans. Under the Plan, any Shares that are subject to Options or Stock Appreciation Rights shall be counted against this limit as one (1) Share for every one (1) Share granted, and any Shares that are subject to Awards other than Options or Stock Appreciation Rights shall be counted against this limit as 1.75 Shares for every one (1) Share granted. After the effective date of the Plan (as provided in Section 13.13), no awards may be granted under any Prior Plan.

(b) If (i) any Shares subject to an Award are forfeited, an Award expires or an Award is settled for cash (in whole or in part), or (ii) after December 31, 2009 any Shares subject to an award under the Prior Plans are forfeited, or an award under the Prior Plans expires or is settled for cash (in whole or in part), the Shares subject to such Award or award under the Prior Plans shall, to the extent of such forfeiture, expiration or cash settlement, again be available for Awards under the Plan, in accordance with Section 3.1(d) below. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under paragraph (a) of this Section: (i) Shares tendered by the Participant or withheld by the Company in payment of the purchase price of an Option or an option granted under the Prior Plans, or to satisfy any tax withholding obligation with respect to an Award or an award granted under the Prior Plans, and (ii) Shares subject to a Stock Appreciation Right or a stock appreciation right granted under the Prior Plans that are not issued in connection with its stock settlement on exercise thereof and (iii) Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options or options granted under the Prior Plans.

(c) Substitute Awards shall not reduce the Shares authorized for grant under the Plan or the applicable Limitations applicable to a Participant under Section 10.5, nor shall Shares subject to a Substitute Award again be available for Awards under the Plan to the extent of any forfeiture, expiration or cash settlement as provided in paragraph (b) above. Additionally, in the event that a company acquired by the Company or any Subsidiary, or with which the Company or any Subsidiary combines, has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Directors prior to such acquisition or combination.

(d) Any Shares that again become available for grant pursuant to this Section shall be added back as (i) one (1) Share if such Shares were subject to Options or Stock Appreciation Rights granted under the Plan or options or stock appreciation rights granted under the Prior Plans, and (ii) as 1.75 Shares if such Shares were subject to Awards other than Options or Stock Appreciation Rights granted under the Plan or awards other than options or stock appreciation rights granted under the Prior Plans.

3.2. Character of Shares. Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares purchased in the open market or otherwise. No fractional shares shall be issued under the Plan and the Committee shall determine the manner in which fractional share value shall be treated.

4. ELIGIBILITY AND ADMINISTRATION

4.1. Eligibility. Any Employee, Director or Consultant shall be eligible to be selected as a Participant.

4.2. Administration.

(a) The Plan shall be administered by the Committee. The Committee shall have full power and authority, subject to the provisions of the Plan and subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to: (i) select the Employees, Directors and Consultants to whom Awards may from time to time be granted hereunder; (ii) determine the type or types of Awards to be granted to each Participant hereunder; (iii) determine the number of Shares (or dollar value) to be covered by each Award granted hereunder; (iv) determine the terms and conditions, not inconsistent with the provisions of the Plan, of any Award granted hereunder; (v) determine whether, to what extent and under what circumstances Awards may be settled in cash, Shares or other property; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other property and other amounts payable with respect to an Award made under the Plan shall be deferred either automatically or at the election of the Participant; (vii) determine whether, to what extent and under what circumstances any Award shall be canceled or suspended; (viii) interpret and administer the Plan and any instrument or agreement entered into under or in connection with the Plan, including any Award Agreement; (ix) correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent that the Committee shall deem desirable to carry it into effect; (x) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (xi) determine whether any Award, other than an Option or Stock Appreciation Right, will have Dividend Equivalents; and (xii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

(b) All expenses associated with the Plan shall be borne by the Company subject to such allocation to its Subsidiaries and operating units as it deems appropriate.

(c) Decisions of the Committee shall be final, conclusive and binding on all persons or entities, including the Company, any Participant, and any Subsidiary. A majority of the members of the Committee may determine its actions, including fixing the time and place of its meetings.

(d) To the extent not inconsistent with applicable law, including Section 162(m) of the Code, or the rules and regulations of the principal U.S. national securities exchange on which the Shares are traded, the Committee may delegate (i) a committee of one or more directors of the Company any of the authority of the Committee under the Plan, including the right to grant, cancel or suspend Awards and (ii) to the extent permitted by law, one or more executive officers or a committee of executive officers the right to grant and determine the terms of Awards to Employees who are not directors or executive officers of the Company and the authority to take action on behalf of the Committee pursuant to the Plan to cancel or suspend Awards to Employees who are not directors or executive officers of the Company.

(e) Each person who is or shall have been a member of the Committee shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by that person in connection with or resulting from any claim, action, suit or proceeding to which that person may be a party or in which that person may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by that person in settlement thereof, with the Company’s approval, or paid by that person in satisfaction of any judgment in any such action, suit or proceeding against that person, provided that person shall give the Company an opportunity, at its own expense, to handle and defend the same before that person undertakes to handle and defend it on that person’s own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or By-laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

5. OPTIONS

5.1. Grant of Options. Options may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan. Any Option shall be subject to the terms and conditions of this Article and to such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall deem desirable.

5.2. Award Agreements. All Options shall be evidenced by a written Award Agreement in such form and containing such terms and conditions as the Committee shall determine which are not inconsistent with the provisions of the Plan. The terms and conditions of Options need not be the same with respect to each Participant. Granting an Option pursuant to the Plan shall impose no obligation on the recipient to exercise such Option. Any individual who is granted an Option pursuant to this Article may hold more than one Option granted pursuant to the Plan at the same time.

5.3. Option Price. Other than in connection with Substitute Awards, the option price per each Share purchasable under any Option granted pursuant to this Article shall not be less than 100% of the Fair Market Value of one Share on the date of grant of such Option; provided, however, that in the case of an Incentive Stock Option granted to a Participant who, at the time of the grant, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Subsidiary, the option price per share shall be no less than 110% of the Fair Market Value of one Share on the date of grant. Other than pursuant to Section 12.2, the Committee shall not without the approval of the Company’s stockholders (i) lower the option price per Share of an Option after it is granted, (ii) cancel an Option in exchange for cash or another Award (other than in connection with a Change in Control as defined in Section 11.3 or a Substitute Award), or (iii) take any other action with respect to an Option that would be treated as a repricing under the rules and regulations of the principal U.S. national securities exchange on which the Shares are traded.

5.4. Option Term. The term of each Option shall be fixed by the Committee in its sole discretion; provided that no Option shall be exercisable after the expiration of ten (10) years from the date the Option is granted, except in the event of death or disability; provided, however, that the term of the Option shall not exceed five (5) years from the date the Option is granted in the case of an Incentive Stock Option granted to a Participant who, at the time of the grant, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Subsidiary.

5.5. Exercise of Options.

(a) Vested Options granted under the Plan shall be exercised by the Participant or by a Permitted Assignee thereof (or by the Participant’s executors, administrators, guardian or legal representative, as may be provided in an Award Agreement) as to all or part of the Shares covered thereby, by giving notice of exercise to the Company or its designated agent, specifying the number of Shares to be purchased. The notice of exercise shall be in such form, made in such manner, and shall comply with such other requirements consistent with the provisions of the Plan as the Committee may prescribe from time to time.

(b) Unless otherwise provided in an Award Agreement, full payment of such purchase price shall be made at the time of exercise and shall be made (i) in cash or cash equivalents (including certified check or bank check or wire transfer of immediately available funds), (ii) by tendering previously acquired Shares (either actually or by attestation) valued at their then Fair Market Value, (iii) with the consent of the Committee, by delivery of other consideration having a Fair Market Value on the exercise date equal to the total purchase price, (iv) pursuant to a Net Exercise arrangement; provided, however, that in such event, the Committee may exercise its discretion to limit the use of a Net Exercise, (v) through any other method specified in an Award Agreement (including same-day sales through a broker), or (vi) any combination of any of the foregoing. The notice of exercise, accompanied by such payment, shall be delivered to the Company at its principal business office or such other office as the Committee may from time to time direct, and shall be in such form, containing such further provisions consistent with the provisions of the Plan, as the Committee may from time to time prescribe. In no event may any Option granted hereunder be exercised for a fraction of a Share.

5.6. Incentive Stock Options. The Committee may grant Incentive Stock Options to any employee of the Company or any Subsidiary, subject to the requirements of Section 422 of the Code. Solely for purposes of determining whether Shares are available for the grant of Incentive Stock Options under the Plan, the maximum aggregate number of Shares that may be issued pursuant to Incentive Stock Options granted under the Plan shall be 3,000,000 Shares, subject to adjustment as provided in Section 12.2.

5.7. Termination of Employment. In the event a Participant who is an Employee ceases to be employed with the consent of the Committee or upon the Participant’s death, retirement,

or disability, each of the Participant’s outstanding Options shall be exercisable by the Participant (or the Participant’s legal representative or designated beneficiary), as provided under the terms of the Award Agreement, at any time prior to an expiration date established by the Committee at the time of grant or as otherwise determined by the Committee (which may be the original expiration date of such Option or such earlier time as the Committee may establish), but in no event after its respective expiration date; provided that the Committee may provide for Options to be exercisable up to one year after the death or disability of a Participant even if this is beyond their expiration date. If the Participant ceases to be employed for any other reason, all of the Participant’s then outstanding Options shall terminate immediately, except as otherwise determined by the Committee.

6. STOCK APPRECIATION RIGHTS

6.1. Grant and Exercise. The Committee may provide Stock Appreciation Rights (a) in tandem with all or part of any Option granted under the Plan or at any subsequent time during the term of such Option, (b) in tandem with all or part of any Award (other than an Option) granted under the Plan or at any subsequent time during the term of such Award, or (c) without regard to any Option or other Award in each case upon such terms and conditions as the Committee may establish in its sole discretion.

6.2. Terms and Conditions. Stock Appreciation Rights shall be subject to such terms and conditions, not inconsistent with the provisions of the Plan, as shall be determined from time to time by the Committee, including the following:

(a) Upon the exercise of a Stock Appreciation Right, the holder shall have the right to receive the excess of (i) the Fair Market Value of one Share on the date of exercise (or such amount less than such Fair Market Value as the Committee shall so determine at any time during a specified period before the date of exercise) over (ii) the grant price of the Stock Appreciation Right.

(b) The Committee shall determine in its sole discretion whether payment on exercise of a Stock Appreciation Right shall be made in cash, in whole Shares or other property, or any combination thereof.

(c) The terms and conditions of Stock Appreciation Rights need not be the same with respect to each recipient.

(d) The Committee may impose such other terms and conditions on the exercise of any Stock Appreciation Right, as it shall deem appropriate. A Stock Appreciation Right shall (i) have a grant price per Share of not less than the Fair Market Value of one Share on the date of grant or, if applicable, on the date of grant of an Option with respect to a Stock Appreciation Right granted in exchange for or in tandem with, but subsequent to, the Option (subject to the requirements of Section 409A of the Code) except in the case of Substitute Awards or in connection with an adjustment provided in Section 12.2, and (ii) have a term not greater than ten (10) years.

(e) Without the approval of the Company’s stockholders, other than pursuant to Section 12.2, the Committee shall not (i) reduce the grant price of any Stock Appreciation Right after the date of grant, (ii) cancel any Stock Appreciation Right in exchange for cash or another Award (other than in connection with a Change in Control as defined in Section 11.3 or a Substitute Award), or (iii) take any other action with respect to a Stock Appreciation Right that would be treated as a repricing under the rules and regulations of the principal U.S. national securities exchange on which the Shares are traded.

6.3. Termination of Employment. In the event a Participant who is an Employee ceases to be employed with the consent of the Committee or upon the Participant’s death, retirement, or disability, each of the Participant’s outstanding Stock Appreciation Rights shall be exercisable by the Participant (or the Participant’s legal representative or designated beneficiary), as provided by the terms of the Award Agreement, at any time prior to an expiration date established by the Committee at the time of grant or as otherwise determined by the Committee (which may be the original expiration date of such Stock Appreciation Right or such earlier time as the Committee may establish), but in no event after its respective expiration date; provided that the Committee may provide for the Stock Appreciation Right to be exercised up to one year after the death or disability of a Participant even if this is beyond its expiration date. If the Participant ceases to be employed for any other reason, all of the Participant’s then outstanding Stock Appreciation Rights shall terminate immediately, except as otherwise determined by the Committee.

7. RESTRICTED STOCK AND RESTRICTED STOCK UNITS

7.1. Grants. Awards of Restricted Stock and of Restricted Stock Units may be issued hereunder to Participants either alone or in addition to other Awards granted under the Plan (a “Restricted Stock Award” or “Restricted Stock Unit Award” respectively), and such Restricted Stock Awards and Restricted Stock Unit Awards shall also be available as a form of payment of Performance Awards and other earned cash-based incentive compensation. The Committee has absolute discretion to determine whether any consideration (other than services) is to be received by the Company or any Subsidiary as a condition precedent to the issuance of Restricted Stock or Restricted Stock Units.

7.2. Award Agreements. The terms of any Restricted Stock Award or Restricted Stock Unit Award granted under the Plan shall be set forth in an Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan. The terms of Restricted Stock Awards and Restricted Stock Unit Awards need not be the same with respect to each Participant.

7.3. Rights of Holders of Restricted Stock and Restricted Stock Units. Unless otherwise provided in the Award Agreement, beginning on the date of grant of the Restricted Stock Award and subject to execution of the Award Agreement, the Participant shall become a stockholder of the Company with respect to all Shares subject to the Award Agreement and shall have all of the rights of a stockholder, including the right to vote such Shares and the right to receive distributions made with respect to such Shares. A Participant receiving a

Restricted Stock Unit Award shall have only those rights specifically provided for by the Award Agreement, provided that in no event shall such a participant possess voting rights with respect to such Award.

Except as otherwise provided in an Award Agreement, any Shares or any other property (other than cash) distributed as a dividend or otherwise with respect to any Restricted Stock Award or the number of Shares covered by a Restricted Stock Unit Award as to which the restrictions have not yet lapsed shall be subject to the same restrictions as such Restricted Stock Award or Restricted Stock Unit Award. Notwithstanding the provisions of this Section, cash dividends with respect to any Restricted Stock Award and any other property (other than cash) distributed as a dividend or otherwise with respect to any Restricted Stock Award or the number of Shares covered by a Restricted Stock Unit Award that vests based on achievement of performance goals shall be accumulated, shall be subject to restrictions and risk of forfeiture to the same extent as the Restricted Stock or Restricted Stock Units with respect to which such cash, Shares or other property has been distributed and shall be paid at the time such restrictions and risk of forfeiture lapse.

7.4. Minimum Vesting Period. Restricted Stock Awards and Restricted Stock Unit Awards shall have a Vesting Period of not less than (i) three (3) years from date of grant (but permitting pro rata vesting over such time) if subject only to continued service with the Company or a Subsidiary and (ii) one (1) year from date of grant if subject to the achievement of performance objectives, subject in either case to accelerated vesting in the Committee’s discretion in the event of the death, disability or retirement of the Participant or a Change in Control (as defined in Section 11.3). Notwithstanding the foregoing, the restrictions in the preceding sentence shall not be applicable to grants of up to 5% of the number of Shares available for Awards under Section 3.1(a) on the effective date of the Plan. The Committee may, in its sole discretion waive the vesting restrictions and any other conditions set forth in any Award Agreement under such terms and conditions as the Committee shall deem appropriate, subject to (i) the minimum Vesting Period requirements in the prior sentence and (ii) the limitations imposed under Section 162(m) of the Code and the regulations thereunder in the case of a Restricted Stock Award or Restricted Stock Unit Award intended to comply with the performance-based exception under Code Section 162(m) except as otherwise determined by the Committee to be appropriate under the circumstances.

7.5. Termination of Employment.

(a) Subject to Section 7.4, in the event a Participant who is an Employee ceases to be employed with the consent of the Committee or upon the Participant’s death, retirement, or disability before the end of a Vesting Period subject only to continued service with the Company or a Subsidiary, the number of Shares subject to the Restricted Stock Award or Restricted Stock Unit Award that shall vest shall be determined by the Committee, but in no event, except as otherwise determined by the Committee, less than a number equal to the product of (i) a fraction, the numerator of which is the number of completed months elapsed after the date of the Award to the Participant to the date of termination of the Participant and the denominator of which is the number of months in the Vesting Period, multiplied by (ii) the number of Shares subject to the Award.

(b) Subject to Section 7.4, in the event a Participant who is an Employee ceases to be employed with the consent of the Committee or upon the Participant’s death, retirement, or disability before the end of the Vesting Period and the Participant has received an award subject to the achievement of performance objectives, the Restricted Stock Award or Restricted Stock Unit Award shall, except as otherwise determined by the Committee, vest upon the achievement of the performance objectives with respect to such number of those Shares subject to the Award as shall be determined by the Committee, but in no event, except as otherwise determined by the Committee, less than a number equal to the product of (i) a fraction, the numerator of which is the number of completed months elapsed after the date of Award to the Participant to the date of termination of the Participant and the denominator of which is the number of months elapsed after the date of the Award to the Participant to the date of achievement of the Performance/Time Goal, multiplied by (ii) the number of Shares subject to the Award.

(c) In the event the Participant ceases to be employed for any other reason, all Shares subject to the Restricted Stock Award or Restricted Stock Unit Award which are still unvested shall be forfeited.

7.6. Issuance of Shares. Any Restricted Stock granted under the Plan may be evidenced in such manner as the Board may deem appropriate, including book-entry registration or issuance of a stock certificate or certificates, which certificate or certificates shall be held by the Company. Such certificate or certificates shall be registered in the name of the Participant and shall bear an appropriate legend referring to the restrictions applicable to such Restricted Stock.

8. OTHER SHARE-BASED AWARDS

8.1. Grants. Other Awards of Shares and other Awards that are valued in whole or in part by reference to, or are otherwise based on, Shares or other property (“Other Share-Based Awards”), including deferred stock units, may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan. Other Share-Based Awards shall also be available as a form of payment of other Awards granted under the Plan and other earned cash-based compensation.

8.2. Award Agreements. The terms of Other Share-Based Awards granted under the Plan shall be set forth in an Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan. The terms of such Awards need not be the same with respect to each Participant. Notwithstanding the provisions of this Section, any property (other than cash) distributed as a dividend or otherwise with respect to the number of Shares covered by an Other Share-Based Award that vests based on achievement of performance goals shall be subject to restrictions and risk of forfeiture to the same extent as the Shares covered by an Other Share-Based Award with respect to which such cash, Shares or other property has been distributed.

8.3. Minimum Vesting Period. Other Share-Based Awards, except for Awards made pursuant to Section 8.6, shall have a Vesting Period of not less than (i) three (3) years from date of grant (but permitting pro rata vesting over such time) if subject only to continued service with the Company or a Subsidiary and (ii) one (1) year from date of grant if subject to the achievement of performance objectives, subject in either case to accelerated vesting in the Committee’s discretion in the event of the death, disability or retirement of the Participant or a Change in Control (as defined in Section 11.3). Notwithstanding the foregoing, the restrictions in the preceding sentence shall not be applicable to grants of up to 5% of the number of Shares available for Awards under Section 3.1(a) on the effective date of the Plan. The Committee may, in its sole discretion waive the vesting restrictions and any other conditions set forth in any Award Agreement under such terms and conditions as the Committee shall deem appropriate, subject to (i) the minimum Vesting Period requirements in the prior sentence and (ii) the limitations imposed under Section 162(m) of the Code and the regulations thereunder in the case of an Other Share-Based Award intended to comply with the performance-based exception under Code Section 162(m) except as otherwise determined by the Committee to be appropriate under the circumstances.

8.4. Termination Of Employment.

(a) Subject to Section 8.3, in the event a Participant who is an Employee ceases to be employed with the consent of the Committee or upon the Participant’s death, retirement, or disability before the end of a Vesting Period subject only to continued service with the Company or a Subsidiary, the number of Shares subject to the Other Share-Based Award that shall vest shall be determined by the Committee, but in no event, except as otherwise determined by the Committee, less than a number equal to the product of (i) a fraction, the numerator of which is the number of completed months elapsed after the date of the Other Share-Based Award to the Participant to the date of termination and the denominator of which is the number of months in the Vesting Period, multiplied by (ii) the number of Shares subject to the Award.

(b) Subject to Section 8.3, in the event a Participant who is an Employee ceases to be employed with the consent of the Committee or upon the Participant’s death, retirement, or disability before the end of the Vesting Period and the Participant has received an award subject to the achievement of performance objectives, the Other Share-Based Award shall, except as otherwise determined by the Committee, vest upon the achievement of the performance objectives with respect to such number of those Shares subject to the Award as shall be determined by the Committee, but in no event, except as otherwise determined by the Committee, less than a number equal to the product of (i) a fraction, the numerator of which is the number of completed months elapsed after the date of the Award to the Participant to the date of termination of the Participant and the denominator of which is the number of months elapsed after the date of the Award to the Participant to the date of achievement of the Performance/Time Goal, multiplied by (ii) the number of Shares subject to the Award.

(c) In the event the Participant ceases to be employed for any other reason, all Shares subject to the Award which are still unvested shall be forfeited.

8.5. Payment. Except as may be provided in an Award Agreement, Other Share-Based Awards may be paid in cash, Shares, other property, or any combination thereof, in the sole discretion of the Committee. Other Share-Based Awards may be paid in a lump sum or in installments or, in accordance with procedures established by the Committee, on a deferred basis subject to the requirements of Section 409A of the Code.

8.6. Deferral of Director Fees. Directors shall, if determined by the Board, receive Other Share-Based Awards in the form of deferred stock units in lieu of all or a portion of their annual retainer. In addition, Directors may elect to receive Other Share-Based Awards in the form of deferred stock units in lieu of all or a portion of their annual and committee retainers and annual meeting fees, provided that such election is made in accordance with the requirements of Section 409A of the Code. The Committee shall, in its absolute discretion, establish such rules and procedures as it deems appropriate for such elections and for the payment of the deferred stock units.

9. PERFORMANCE AWARDS

9.1. Grants. Performance Awards in the form of Performance Shares or Performance Units, as determined by the Committee in its sole discretion, may be granted hereunder to Participants, for no consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under the Plan. The performance goals to be achieved for each Performance Period shall be conclusively determined by the Committee and may be based upon the criteria set forth in Section 10.2.

9.2. Award Agreements. The terms of any Performance Award granted under the Plan shall be set forth in an Award Agreement (or, if applicable, in a resolution duly adopted by the Committee) which shall contain provisions determined by the Committee and not inconsistent with the Plan, including whether such Awards shall have Dividend Equivalents. The terms of Performance Awards need not be the same with respect to each Participant.

9.3. Terms and Conditions. The performance criteria to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each Performance Award; provided, however, that a Performance Period shall not be shorter than one year unless the Performance Award is not payable in Shares. The amount of the Award to be distributed shall be conclusively determined by the Committee.

9.4. Payment. Except as provided in Article 11 or as may be provided in an Award Agreement, Performance Awards will be distributed only after the end of the relevant Performance Period. Performance Awards may be paid in cash, Shares, other property, or any combination thereof, in the sole discretion of the Committee. Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period or, in accordance with procedures established by the Committee, on a deferred basis subject to the requirements of Section 409A of the Code.

10. CODE SECTION 162(m) PROVISIONS

10.1. Covered Employees. Notwithstanding any other provision of the Plan, if the Committee determines at the time a Restricted Stock Award, a Restricted Stock Unit Award, a Performance Award or an Other Share-Based Award is granted to a Participant who is, or is likely to be, as of the end of the tax year in which the Company would claim a tax deduction in connection with such Award, a Covered Employee, then the Committee may provide that this Article 10 is applicable to such Award.

10.2. Performance Criteria. If the Committee determines that a Restricted Stock Award, a Restricted Stock Unit, a Performance Award or an Other Share-Based Award is intended to be subject to this Article 10, the lapsing of restrictions thereon and the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be subject to the achievement of one or more objective performance goals established by the Committee, which shall be based on the attainment of specified levels of one or any combination of the following: revenue; net income (or loss) per share; pre-tax profits; net earnings (or loss); net income (or loss); operating income or loss (before or after taxes); cash flow; cash flow per share (before or after dividends); free cash flow; earnings or losses (including earnings or losses before taxes, before interest and taxes, or before interest, taxes, depreciation and amortization); total stockholder return relative to assets; total stockholder return relative to peers; customer satisfaction; customer growth; employee satisfaction; gross margin; revenue growth; stock price; market share; sales; earnings (or loss) per share; return on equity; cost reductions; economic value added; product revenue growth; pre- or after-tax income or loss (before or after allocation of corporate overhead and bonus); return on assets or net assets; attainment of strategic and operational initiatives; appreciation in and/or maintenance of the price of the Shares or any other publicly-traded securities of the Company; gross profits; comparisons with various stock market indices; return on capital (including return on total capital or return on invested capital); cash flow return on investment; return on investment, improvement in or attainment of expense levels or working capital levels, including cash, inventory and accounts receivable; operating margin; year-end cash; cash margin; debt reduction; stockholders equity; operating efficiencies; research and development achievements; manufacturing achievements (including obtaining particular yields from manufacturing runs and other measurable objectives related to process development activities); strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property; establishing relationships with commercial entities with respect to the marketing, distribution and sale of the Company’s products (including with group purchasing organizations, distributors and other vendors)); supply chain achievements (including establishing relationships with manufacturers or suppliers of component materials and manufacturers of the Company’s products); co-development, co-marketing, profit sharing, joint venture or other similar arrangements; financial ratios (including those measuring liquidity, activity, profitability or leverage); cost of capital; financing and other capital raising transactions (including sales of the Company’s equity or debt securities; factoring transactions; sales or licenses of the Company’s assets, including its intellectual property, whether in a particular jurisdiction or territory or globally; or through partnering transactions); and implementation, completion or attainment of measurable objectives with respect to research, development, manufacturing, commercialization, products or projects, production volume levels, acquisitions and divestitures, factoring transactions and recruiting and maintaining personnel. Such performance goals also may be based solely by reference to the Company’s performance or the performance of a Subsidiary, division, business segment or business unit of the Company, or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies. The Committee may also exclude charges related to an event or occurrence which the Committee determines should appropriately be excluded, including (i) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (ii) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (iii) the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles. Such performance goals shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m) of the Code, and the regulations thereunder.

10.3. Adjustments. Notwithstanding any provision of the Plan (other than Article 11), with respect to any Restricted Stock Award, Restricted Stock Unit Award, Performance Award or Other Share-Based Award that is subject to this Section 10, the Committee may adjust downwards, but not upwards, the amount payable pursuant to such Award, and the Committee may not waive the achievement of the applicable performance goals except in the case of the death or disability of the Participant or as otherwise determined by the Committee in special circumstances.

10.4. Restrictions. The Committee shall have the power to impose such other restrictions on Awards subject to this Article as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code.

10.5. Limitations on Grants to Individual Participants. Subject to adjustment as provided in Section 12.2, no Participant may (i) be granted Options or Stock Appreciation Rights during any 36-month period with respect to more than 1,200,000 Shares for each type of award and (ii) earn more than 1,200,000 Shares with respect to Restricted Stock Awards, Restricted Stock Unit Awards, Performance Awards and/or Other Share-Based Awards in any 36-month period for each type of award that are intended to comply with the performance-based exception under Code Section 162(m) and are denominated in Shares (collectively, the “Limitations”). In addition to the foregoing, the maximum dollar value that may be earned by any Participant for each 12 months in a Performance Period with respect to Performance Awards that are intended to comply with the performance-based exception under Code Section 162(m) and are denominated in cash is $5,000,000. If an Award is cancelled, the cancelled Award shall continue to be counted toward the applicable Limitation (or, if denominated in cash, toward the dollar amount in the preceding sentence).

11. CHANGE IN CONTROL PROVISIONS

11.1. Impact on Certain Awards. Award Agreements may provide that in the event of a Change in Control of the Company (as defined in Section 11.3): (i) Options and Stock Appreciation Rights outstanding as of the date of the Change in Control shall be cancelled and terminated without payment therefor if the Fair Market Value of one Share as of the date of the Change in Control is equal to or less than the per Share Option exercise price or Stock Appreciation Right grant price, and (ii) all Performance Awards shall be considered to be earned and payable (either in full or pro rata based on the portion of Performance Period completed as of the date of the Change in Control), and any limitations or other restrictions shall lapse and such Performance Awards shall be immediately settled or distributed.

11.2. Assumption or Substitution of Certain Awards.

(a) Unless otherwise provided in an Award Agreement, in the event of a Change in Control of the Company in which the successor company assumes or substitutes for an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Share-Based Award (or in which the Company is the ultimate parent corporation and continues the Award), if a Participant’s employment with such successor company (or the Company) or a subsidiary thereof terminates within 24 months following such Change in Control (or such other period set forth in the Award Agreement, including prior thereto if applicable) and under the circumstances specified in the Award Agreement: (i) Options and Stock Appreciation Rights outstanding as of the date of such termination of employment will immediately vest, become fully exercisable, and may thereafter be exercised for 24 months (or the period of time set forth in the Award Agreement), (ii) the restrictions, limitations and other conditions applicable to Restricted Stock and Restricted Stock Units outstanding as of the date of such termination of employment shall lapse and the Restricted Stock and Restricted Stock Units shall become free of all restrictions, limitations and conditions and become fully vested, and (iii) the restrictions, limitations and other conditions applicable to any Other Share-Based Awards or any other Awards shall lapse, and such Other Share-Based Awards or such other Awards shall become free of all restrictions, limitations and conditions and become fully vested and transferable to the full extent of the original grant. For the purposes of this Section 11.2, an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Share-Based Award shall be considered assumed or substituted for, if following the Change in Control the Award confers the right to purchase or receive, for each Share subject to the Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Share-Based Award immediately prior to the Change in Control, the consideration (whether stock, cash or other securities or property) received in the transaction constituting a Change in Control by holders of Shares for each Share held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the transaction constituting a Change in Control is not solely common stock of the successor company, the Committee may, with the consent of the successor company, provide that the consideration to be received upon the exercise or vesting of an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Share-Based Award, for each Share subject thereto, will be solely common stock of the successor company substantially equal in fair market value to the per Share consideration received by holders of Shares in the transaction constituting a Change in Control. The determination of such substantial equality of value of consideration shall be made by the Committee in its sole discretion and its determination shall be conclusive and binding.

(b) Unless otherwise provided in an Award Agreement, in the event of a Change in Control of the Company to the extent the successor company does not assume or substitute for an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Share-Based Award (or in which the Company is the ultimate parent corporation and does not continue the Award), then immediately prior to the Change in Control: (i) those Options and Stock Appreciation Rights outstanding as of the date of the Change in Control that are not assumed or substituted for (or continued) shall immediately vest and become fully exercisable, (ii) restrictions, limitations and other conditions applicable to Restricted Stock and Restricted Stock Units that are not assumed or substituted for (or continued) shall lapse and the Restricted Stock and Restricted Stock Units shall become free of all restrictions, limitations and conditions and become fully vested, and (iii) the restrictions, other limitations and other conditions applicable to any Other Share-Based Awards or any other Awards that are not assumed or substituted for (or continued) shall lapse, and such Other Share-Based Awards or such other Awards shall become free of all restrictions, limitations and conditions and become fully vested and transferable to the full extent of the original grant.

(c) The Committee, in its discretion, may determine that, upon the occurrence of a Change in Control of the Company, each Option and Stock Appreciation Right outstanding shall terminate within a specified number of days after notice to the Participant, and/or that each Participant shall receive, with respect to each Share subject to such Option or Stock Appreciation Right, an amount equal to the excess of the Fair Market Value of such Share immediately prior to the occurrence of such Change in Control over the exercise price per Share of such Option and/or Stock Appreciation Right; such amount to be payable in cash, in one or more kinds of stock or property (including the stock or property, if any, payable in the transaction) or in a combination thereof, as the Committee, in its discretion, shall determine.

11.3. Change in Control. For purposes of the Plan, unless otherwise provided in an Award Agreement, Change in Control means the occurrence of any one of the following events:

(a) During any twenty-four (24) month period, individuals who, as of the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the beginning of such period whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

(b) Any “person” (as such term is defined in the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (b) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (i) by the Company or any Subsidiary, (ii) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (iii) by any underwriter temporarily holding securities pursuant to an offering of such securities, (iv) pursuant to a Non-Qualifying Transaction, as defined in paragraph (c), or (v) by any person of Voting Securities from the Company, if a majority of the Incumbent Board approves in advance the acquisition of beneficial ownership of 25% or more of Company Voting Securities by such person;

(c) The consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its Subsidiaries that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (i) more than 60% of the total voting power of (A) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (B) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (ii) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 25% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent

Corporation, the Surviving Corporation) and (iii) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (i), (ii) and (iii) above shall be deemed to be a “Non-Qualifying Transaction”); or

(d) The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or the consummation of a sale of all or substantially all of the Company’s assets.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of more than 25% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.

Notwithstanding the foregoing, with respect to any Award that is characterized as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, an event shall not be considered to be a Change in Control under the Plan for purposes of any payment in respect of such Award unless such event is also a “change in ownership,” a “change in effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code.

12. GENERALLY APPLICABLE PROVISIONS

12.1. Amendment and Termination of the Plan. The Board may, from time to time, alter, amend, suspend or terminate the Plan as it shall deem advisable, subject to any requirement for stockholder approval imposed by applicable law, including the rules and regulations of the principal U.S. national securities exchange on which the Shares are traded; provided that the Board may not amend the Plan in any manner that would result in noncompliance with Rule 16b-3 of the Exchange Act; and further provided that the Board may not, without the approval of the Company’s stockholders, amend the Plan to (a) materially increase the number of Shares that may be the subject of Awards under the Plan (except for adjustments pursuant to Section 12.2), (b) expand the types of awards available under the Plan, (c) materially expand the class of persons eligible to participate in the Plan, (d) amend Section 5.3 or Section 6.2(e) to eliminate the requirements relating to minimum exercise price, minimum grant price and stockholder approval, (e) increase the maximum permissible term of any Option specified by Section 5.4 or the maximum permissible term of a Stock Appreciation Right specified by Section 6.2(d), or (f) increase the Limitations. The Board may not, without the approval of the Company’s stockholders, cancel an Option or Stock Appreciation Right in exchange for cash or take any action with respect to an Option or Stock Appreciation Right that would be treated as a repricing under the rules and regulations of the principal securities exchange on which the Shares are traded, including a reduction of the exercise price of an Option or the grant price of a Stock Appreciation Right or the exchange of an Option or Stock Appreciation Right for cash or another Award. In addition, no amendments to, or termination of, the Plan shall impair the rights of a Participant in any material respect under any Award previously granted without such Participant’s consent.

12.2. Adjustments. In the event of any merger, reorganization, consolidation, recapitalization, dividend or distribution (whether in cash, shares or other property, other than a regular cash dividend), stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the Shares or the value thereof, such adjustments and other substitutions shall be made to the Plan and to Awards as the Committee deems equitable or appropriate taking into consideration the accounting and tax consequences, including such adjustments in the aggregate number, class and kind of securities that may be delivered under the Plan, the Limitations, the maximum number of Shares that may be issued pursuant to Incentive Stock Options and, in the aggregate or to any Participant, in the number, class, kind and option or exercise price of securities subject to outstanding Awards granted under the Plan (including, if the Committee deems appropriate, the substitution of similar options to purchase the shares of, or other awards denominated in the shares of, another company) as the Committee may determine to be appropriate; provided, however, that the number of Shares subject to any Award shall always be a whole number.

12.3. Transferability of Awards. Except as provided below, no Award and no Shares that have not been issued or as to which any applicable restriction, performance or deferral period has not lapsed, may be sold, assigned, transferred, pledged or otherwise encumbered, other than by will or the laws of descent and distribution, and such Award may be exercised during the life of the Participant only by the Participant or the Participant’s guardian or legal representative. To the extent and under such terms and conditions as determined by the Committee, a Participant may assign or transfer an Award (each transferee thereof, a “Permitted Assignee”) to (i) the Participant’s spouse, children or grandchildren (including any adopted and step children or grandchildren), parents, grandparents or siblings, (ii) to a trust for the benefit of one or more of the Participant or the persons referred to in clause (i), (iii) to a partnership, limited liability company or corporation in which the Participant or the persons referred to in clause (i) are the only partners, members or shareholders or (iv) for charitable donations; provided that such Permitted Assignee shall be bound by and subject to all of the terms and conditions of the Plan and the Award Agreement relating to the transferred Award and shall execute an agreement satisfactory to the Company evidencing such obligations; and provided further that such Participant shall remain bound by the terms and conditions of the Plan. The Company shall cooperate with any Permitted Assignee and the Company’s transfer agent in effectuating any transfer permitted under this Section.

12.4. Termination of Employment or Services.

(a) The Committee shall determine and set forth in each Award Agreement whether any Awards granted in such Award Agreement will continue to be exercisable, continue to vest or be earned and the terms of such exercise, vesting or earning, on and after the date that a Participant ceases to be employed by or to provide services to the Company or any Subsidiary (including as a Director), whether by reason of death, disability, voluntary or involuntary termination of employment or services, or otherwise. The date of termination of a Participant’s employment or services will be determined by the Committee, which determination will be final.

(b) The Committee shall be entitled to make such rules, regulations and determinations as it deems appropriate under the Plan with respect to any suspension of employment or leave of absence from the Company or a Subsidiary granted to a Participant. Without limiting the generality of the foregoing, the Committee shall be entitled to determine (i) whether or not any such suspension or leave of absence shall be treated as if the Participant ceased to be an Employee and (ii) the impact, if any, of any such suspension or leave of absence on Awards under the Plan. In the event a Participant transfers employment from the Company to a Subsidiary or from a Subsidiary to the Company, such Participant shall not be deemed to have ceased to be an Employee for purposes of the Plan.

12.5. Beneficiary Designation. Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of the Participant’s death before the Participant receives any or all of such benefit. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Committee during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

12.6. Deferral; Dividend Equivalents. The Committee shall be authorized to establish procedures pursuant to which the payment of any Award may be deferred consistent with the requirements of Section 409A of the Code. Subject to the provisions of the Plan and any Award Agreement, the recipient of an Award other than an Option or Stock Appreciation Right may, if so determined by the Committee, be entitled to receive, currently or on a deferred basis, amounts equivalent to cash, stock or other property dividends on Shares (“Dividend Equivalents”) with respect to the number of Shares covered by the Award, as determined by the Committee, in its sole discretion. The Committee may provide that the Dividend Equivalents (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested and may provide that the Dividend Equivalents are subject to the same vesting or performance conditions as the underlying Award. Notwithstanding the foregoing, Dividend Equivalents distributed in connection with an Award that vests based on the achievement of performance goals shall be subject to restrictions and risk of forfeiture to the same extent as the Award with respect to which such cash, stock or other property has been distributed.

13. MISCELLANEOUS

13.1. Award Agreements. Each Award Agreement shall either be (a) in writing in a form approved by the Committee and executed by the Company by an officer duly authorized to act on its behalf, or (b) an electronic notice in a form approved by the Committee and recorded by the Company (or its designee) in an electronic recordkeeping system used for the purpose of tracking one or more types of Awards as the Committee may provide; in each case and if required by the Committee, the Award Agreement shall be executed or otherwise electronically accepted by the recipient of the Award in such form and manner as the Committee may require. The Committee may authorize any officer of the Company to execute any or all Award Agreements on behalf of the Company. The Award Agreement shall set forth the material terms and conditions of the Award as established by the Committee consistent with the provisions of the Plan.

13.2. Tax Withholding. The Company shall have the right to make all payments or distributions pursuant to the Plan to a Participant (or a Permitted Assignee thereof) (any such person, a “Payee”) net of any applicable federal, state and local taxes required to be paid or withheld as a result of (a) the grant of any Award, (b) the exercise of an Option or Stock Appreciation Right, (c) the delivery of Shares or cash, (d) the lapse of any restrictions in connection with any Award or (e) any other event occurring pursuant to the Plan. The Company or any Subsidiary shall have the right to withhold from wages or other amounts otherwise payable to such Payee such withholding taxes as may be required by law, or to otherwise require the Payee to pay such withholding taxes. If the Payee shall fail to make such tax payments as are required, the Company or its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Payee or to take such other action as may be necessary to satisfy such withholding obligations. The Committee shall be authorized to establish procedures for election by Participants to satisfy such obligation for the payment of such taxes by tendering previously acquired Shares (either actually or by attestation, valued at their then Fair Market Value), or by directing the Company to retain Shares (up to the Participant’s minimum required tax withholding rate or such other rate that will not cause an adverse accounting consequence or cost) otherwise deliverable in connection with the Award.

13.3. Right of Discharge Reserved; Claims to Awards. Nothing in the Plan nor the grant of an Award hereunder shall confer upon any Employee, Director or Consultant the right to continue in the employment or service of the Company or any Subsidiary or affect any right that the Company or any Subsidiary may have to terminate the employment or service of (or to demote or to exclude from future Awards under the Plan) any such Employee, Director or Consultant at any time for any reason. Except as specifically provided by the Committee, the Company shall not be liable for the loss of existing or potential profit from an Award granted in the event of termination of an employment or other relationship. No Employee, Director or Consultant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Employees, Directors or Consultants under the Plan.

13.4. Substitute Awards. Notwithstanding any other provision of the Plan, the terms of Substitute Awards may vary from the terms set forth in the Plan to the extent the Committee deems appropriate to conform, in whole or in part, to the provisions of the awards in substitution for which they are granted.

13.5. Conditions on Awards. In the event that the employment of a Participant holding any unexercised Option or Stock Appreciation Right, any unearned Performance Award, any unvested or unearned shares of Restricted Stock, any unearned or unvested Restricted Stock Units or any unearned or unvested Other Share-Based Awards shall terminate with the consent of the Committee or by reason of retirement or disability, the rights of such Participant to any such Award shall be subject to the conditions that until any such Option or Stock Appreciation Right is exercised, or any such Performance Award, share of Restricted Stock, Restricted Stock Units or Other Share-Based Award is vested or earned, the Participant shall (a) not engage, either directly or indirectly, in any manner or capacity as advisor, principal, agent, partner, officer, director, employee, member of any association or otherwise, in any business or activity which is at the time competitive with any business or activity conducted by the Company (b) not personally, or in conjunction with others, solicit or recruit current employees of Whirlpool or its subsidiaries to leave employment; (c) not in any way disparage the Company, its products and processes or any of its employees or vendors or customers; (d) protect the confidential information of the Company and its trade secrets; and (e) be available, unless the Participant shall have died, at reasonable times for consultations (which shall not require substantial time or effort) at the request of the Company’s management with respect to phases of the business with which the Participant was actively connected during the Participant’s employment, but such consultations shall not (except in the case of a Participant whose active service was outside of the United States) be required to be performed at any place or places outside of the United States of America or during usual vacation periods or periods of illness or other incapacity. In the event that the above conditions are not fulfilled, the Participant shall forfeit all rights to any unexercised Option or Stock Appreciation Right, Performance Award, shares of Restricted Stock, Restricted Stock Units or Other Share-Based Awards held as on the date of the breach of condition. In addition, any Participant may be required to repay the Company an Award, if (i) the Participant is terminated by or otherwise leaves employment with the Company within two years following the vesting date of the Award and such termination of employment arises out, is due to, or is in any way connected with any misconduct or violation of Company, (ii) the Participant becomes employed with a competitor within the two year period following termination, or for any other reason considered by the Committee in its sole discretion to be detrimental to the Company or its interests. Any determination by the Board of Directors of the Company which shall act upon the recommendation of the Chairman, that the Participant is, or has, engaged in such activity or breached an obligation to the Company as aforesaid shall be conclusive.

13.6. Stop Transfer Orders. All certificates for Shares delivered under the Plan pursuant to any Award shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares are then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

13.7. Nature of Payments. All Awards made pursuant to the Plan are in consideration of services performed or to be performed for the Company or any Subsidiary, division or business unit of the Company. Any income or gain realized pursuant to Awards under the Plan constitutes a special incentive payment to the Participant and shall not be taken into account, to the extent permissible under applicable law, as compensation for purposes of any of the employee benefit plans of the Company or any Subsidiary except as may be determined by the Committee or by the Board or board of directors of the applicable Subsidiary.

13.8. Other Plans. Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

13.9. Severability. The provisions of the Plan shall be deemed severable. If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction or by reason of change in a law or regulation, such provision shall (a) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (b) not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect. If the making of any payment or the provision of any other benefit required under the Plan shall be held unlawful or otherwise invalid or unenforceable by a court of competent jurisdiction, such unlawfulness, invalidity or unenforceability shall not prevent any other payment or benefit from being made or provided under the Plan, and if the making of any payment in full or the provision of any other benefit required under the Plan in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid or unenforceable shall be made or provided under the Plan.

13.10. Construction. As used in the Plan, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

13.11. Unfunded Status of the Plan. The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver the Shares or payments in lieu of or with respect to Awards hereunder; provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.

13.12. Governing Law; Jurisdiction. The Plan and all determinations made and actions taken thereunder, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware, without reference to principles of conflict of laws, and construed accordingly. Any suit, action or proceeding with respect to the Plan or any Award Agreement, or any judgment entered by any court of competent jurisdiction in respect of any thereof, shall be resolved only in the courts of the State of Delaware or the United States District Court for the District of Delaware and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, the Company and each Participant shall irrevocably and unconditionally (a) submit in any proceeding relating to the Plan or any Award Agreement, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of the State of Delaware, the court of the United States of America for the District of Delaware, and appellate courts having jurisdiction of appeals from any of the foregoing, and agree that all claims in respect of any such Proceeding shall be heard and determined in such Delaware State court or, to the extent permitted by law, in such federal court, (b) consent that any such Proceeding may and shall be brought in such courts and waives any objection that the Company and each Participant may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agree not to plead or claim the same, (c) waive all right to trial by jury in any Proceeding (whether based on contract, tort or otherwise) arising out of or relating to the Plan or any Award Agreement, (d) agree that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party, in the case of a Participant, at the Participant’s address shown in the books and records of the Company or, in the case of the Company, at the Company’s principal offices, attention General Counsel, and (e) agree that nothing in the Plan shall affect the right to effect service of process in any other manner permitted by the laws of the State of Delaware.

13.13. Effective Date of Plan; Termination of Plan. The Plan shall be effective on the date of the approval of the Plan by the holders of the shares entitled to vote at a duly constituted meeting of the stockholders of the Company. The Plan shall be null and void and of no effect if the foregoing condition is not fulfilled and in such event each Award shall, notwithstanding any of the preceding provisions of the Plan, be null and void and of no effect. Awards may be granted under the Plan at any time and from time to time on or prior to the tenth anniversary of the effective date of the Plan, on which date the Plan will expire except as to Awards then outstanding under the Plan. Such outstanding Awards shall remain in effect until they have been exercised or terminated, or have expired.

13.14. Foreign Employees and Consultants. Awards may be granted to Participants who are foreign nationals or employed or providing services outside the United States, or both, on such terms and conditions different from those applicable to Awards to Employees or Consultants providing services in the United States as may, in the judgment of the Committee, be necessary or desirable in order to recognize differences in local law or tax policy. The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company’s obligation with respect to tax equalization for Employees or Consultants on assignments outside their home country.

13.15. Compliance with Section 409A of the Code. This Plan is intended to comply and shall be administered in a manner that is intended to comply with Section 409A of the Code and shall be construed and interpreted in accordance with such intent. To the extent that an Award or the payment, settlement or deferral thereof is subject to Section 409A of the Code, the Award shall be granted, paid, settled or deferred in a manner that will comply with Section 409A of the Code, including regulations or other guidance issued with respect thereto, except as otherwise determined by the Committee. Any provision of this Plan that would cause the grant of an Award or the payment, settlement or deferral thereof to fail to satisfy Section 409A of the Code shall be amended to comply with Section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A of the Code.

13.16. Listing, Registration and Legal Compliance. Each Award shall be subject to the requirement that if at any time the Committee shall determine, in its discretion, that the listing, registration, or qualification of such Award, or any Shares or other property subject thereto, upon any securities exchange or under any foreign, federal or state securities or other law or regulation, or the consent or approval of any governmental body or the taking of any other action to comply with or otherwise with respect to any such law or regulation, is necessary or desirable as a condition to or in connection with the granting of such Award or the issue, delivery or purchase of Shares or other property thereunder, no such Award may be exercised or paid in Shares or other property unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Committee. The holder of the Award will supply the Company with such certificates, representations and information as the Company shall request and shall otherwise cooperate with the Company in effecting or obtaining such listing, registration, qualification, consent, approval or other action. In the case of persons subject to Section 16 of the Exchange Act, the Committee may at any time impose any limitations upon the exercise, delivery or payment of any Award which, in the discretion of the Committee, are necessary or desirable in order to comply with Section 16 and the rules and regulations thereunder. If the Company, as part of an offering of securities or otherwise, finds it desirable or necessary because of foreign, federal or state legal or regulatory requirements to suspend the period during which Options or Stock Appreciation Rights may be exercised, the Committee may, in its discretion and without the holders’ consent, so suspend such period on not less than 15 days prior written notice to the holders thereof.

13.17. Captions. The captions in the Plan are for convenience of reference only, and are not intended to narrow, limit or affect the substance or interpretation of the provisions contained herein.

WHIRLPOOL CORPORATION

Financial Supplement

to 2009 Annual Report on Form 10-K and

to 2010 Proxy Statement

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

This Management Discussion and Analysis should be read in connection with the Consolidated Financial Statements, Notes to the Consolidated Financial Statements and Selected Financial Data included in this Financial Supplement to the Form 10-K. Also, certain references to particular information in the Notes to the Consolidated Financial Statements are made to assist readers.

EXECUTIVE OVERVIEW

Whirlpool Corporation (“Whirlpool”) is the world’s leading manufacturer of major home appliances with revenues of $17 billion and net earnings available to Whirlpool common stockholders of $328 million for the year ended December 31, 2009. We are a leading producer of major home appliances in North America and Latin America and have a significant presence in markets throughout Europe and India. We have received worldwide recognition for accomplishments in a variety of business and social efforts, including leadership, diversity, innovative product design, business ethics, social responsibility and community involvement. We conduct our business through four reportable segments, which we define based on geography. Our reportable segments consist of North America (55% of revenue), Europe (19% of revenue), Latin America (22% of revenue), and Asia (4% of revenue).

Our global branded consumer products strategy is to introduce innovative new products, increase brand customer loyalty, expand our presence in foreign markets, enhance our trade management platform, improve total cost and quality by expanding and leveraging our global operating platform and where appropriate, make strategic acquisitions and investments.

We monitor country-specific economic factors such as gross domestic product, consumer confidence, retail trends, housing starts and completions, sales of existing homes and mortgage interest rates as key indicators of industry demand. In addition to profitability, we also focus on country, brand, product and channel sales when assessing and forecasting financial results.

During 2008 and 2009, we experienced significant macroeconomic challenges including instability in the financial markets. These challenges have impacted the global economy, the capital markets and global demand for our products. Although we have made significant progress in reducing cost in 2009 to better align with global demand, and in improving our liquidity position, we expect that we will continue to experience the effects of liquidity strain on our suppliers, continued low consumer confidence and consumer discretionary spending.

Competition in the home appliance industry is intense in all global markets we serve. In addition to our traditional competitors such as Electrolux, General Electric, and Kenmore in North America, there has been an emergence of strong global competitors such as LG, Bosch Siemens, Samsung and Haier. In each geographic region, our customer base is consolidated and characterized by large, sophisticated trade customers who have many choices and demand competitive products, services and prices. We believe that our productivity and cost controls, new innovative product introductions, and improved product price/mix will enhance our ability to respond to these competitive conditions.

FACTORS AFFECTING COMPARABILITY

During the March 2009 quarter, we changed our method of depreciation prospectively for substantially all long-lived production machinery and equipment to a modified units of production depreciation method. Under this method, we record depreciation based on units produced, unless units produced drop below a minimum threshold at which point depreciation is recorded using the straight-line method. Prior to 2009, all machinery and equipment was depreciated using the straight-line method. We believe depreciating machinery and equipment based on units of production is a preferable method as it best matches the usage of assets with the revenues

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS—(CONTINUED)

derived from those assets. As a result of this change and our overall lower levels of production in 2009, our depreciation expense by operating segment decreased for 2009 as follows: North America—$46 million, Europe—$25 million, Latin America—$11 million and Asia—$1 million, for a total of $83 million. Net of amounts capitalized into ending inventories, gross margin increased for 2009 as follows: North America—$41 million, Europe—$19 million, Latin America—$11 million and Asia—$1 million, for a total of $72 million.

RESULTS OF OPERATIONS

For the year ended December 31, 2009, consolidated net sales were $17 billion. Consolidated net earnings available to Whirlpool common stockholders were $328 million, or $4.34 per diluted share, decreasing from $418 million or $5.50 per diluted share for the year ended December 31, 2008. The decrease in net sales and earnings reflects lower appliance industry demand resulting primarily from weaker economies within our North America and Europe regions and the unfavorable impact of foreign currency.

Consolidated Net Sales

The table below summarizes by region consolidated net sales and units sold:

Millions of dollars	2009	Change	2008	Change	2007
Consolidated Net Sales
North America	$9,592	(11.0)%	$10,781	(8.1)%	$11,735
Europe	3,338	(16.9)	4,016	4.4	3,848
Latin America	3,705	—	3,704	7.8	3,437
Asia	654	10.3	593	6.5	557
Other/Eliminations	(190)	—	(187)	—	(169)

Consolidated	$17,099	(9.6)	$18,907	(2.6)	$19,408

In thousands	2009	Change	2008	Change	2007
Units Sold
North America	24,631	(9.5)%	27,210	(10.4)%	30,352
Europe	11,798	(11.7)	13,365	(2.0)	13,641
Latin America	10,047	14.5	8,777	5.7	8,303
Asia	3,264	20.8	2,703	5.7	2,558
Other/Eliminations	—	—	(1)	—	(3)

Consolidated	49,740	(4.4)	52,054	(5.1)	54,851

Consolidated net sales decreased 9.6% compared to 2008 primarily due to lower unit shipments and the impact of unfavorable foreign currency. Excluding the impact of foreign currency, consolidated net sales decreased 5.8% compared to 2008. Consolidated net sales for 2008 decreased 2.6% compared to 2007 primarily due to lower unit shipments, which were partially offset by the favorable impact of foreign currency. Excluding the impact of foreign currency, consolidated net sales decreased 5.1% compared to 2007.

Significant regional trends were as follows:

•

North America net sales decreased in 2009 by 11.0% compared to 2008 primarily due to a 9.5% decrease in units sold. The decline in units sold is due to decreased industry demand resulting from continued weak economies in the U.S., Mexico and Canada in 2009. Additionally, net sales was negatively impacted by the unfavorable impact of foreign currency, which was partially offset by improved product price/mix. Excluding the impact of foreign currency, North America net sales decreased 9.4% in 2009. North

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS—(CONTINUED)

America net sales decreased in 2008 by 8.1% compared to 2007 primarily due to a 10.4% decrease in units sold. The decline in units sold is primarily due to decreased industry demand resulting from a weak U.S. economy in 2008. Partially offsetting the decrease in units sold was better product price/mix and higher market share in 2008 compared to 2007. Excluding the impact of foreign currency, North America net sales decreased 8.2% in 2008.

•

Europe net sales decreased in 2009 by 16.9% compared to 2008, primarily due to an 11.7% decrease in units sold due to lower appliance industry demand and the unfavorable impact of foreign currency. Excluding the impact of foreign currency, Europe net sales decreased 11.2% in 2009. Net sales increased in 2008 by 4.4% compared to 2007, primarily due to favorable foreign currency and better product price/mix, partially offset by a decrease in unit volume due to lower market demand in the second half of the year. Excluding the impact of foreign currency, Europe net sales decreased 3.1% in 2008.

•

Latin America net sales were consistent in 2009 compared to 2008 as the unfavorable impact of foreign currency and lower BEFIEX credits recognized were fully offset by a 14.5% increase in units sold. The increase in units sold was a result of favorable economic conditions and the Impostos sobre Produtos (“IPI”) sales tax holiday in Brazil. The IPI sales tax holiday was the primary driver of the reduction of BEFIEX credits monetized. This sales tax holiday was declared by the Brazilian government on certain appliances in our Latin America region beginning in the second quarter and extended through the remainder of 2009. During this holiday, we monetized reduced amounts of BEFIEX credits because our BEFIEX credits are monetized through the offset of IPI taxes due. The IPI sales tax holiday expired January 31, 2010. Excluding the impact of foreign currency, Latin America net sales increased 7.1% in 2009. Net sales increased 7.8% in 2008 as compared to 2007, primarily due to an increase in volume of 5.7% and the favorable impact of foreign currency. The increase in volume was due to continued growth in the appliance industry, increased market share and favorable economic conditions throughout the region. Excluding the impact of foreign currency, Latin America net sales increased 1.7% in 2008.

During the years ended December 31, 2009, 2008 and 2007, we monetized $69 million, $168 million and $131 million of BEFIEX credits, respectively. We expect to continue recognizing credits as they are monetized. As of December 31, 2009, $693 million of these export credits remain. Future actions by the Brazilian government could limit our ability to monetize these export credits.

•

Asia net sales increased 10.3% in 2009 compared to 2008 primarily due to a 20.8% increase in units sold offset partially by the impact of unfavorable foreign currency. Excluding the impact of foreign currency, Asia net sales increased 18.4% in 2009. Net sales increased 6.5% in 2008 compared to 2007 primarily due to a 5.7% increase in units sold. The increase in volume was due to continued growth in the appliance industry, primarily in India. Excluding the impact of foreign currency, Asia net sales increased 9.7% in 2008.

Gross Margin

The consolidated gross margin percentage increased compared to 2008 due primarily to cost reduction initiatives and productivity improvements, partially offset by foreign currency and lower regional tax incentives associated with BEFIEX.

The table below summarizes gross margin percentages by region:

	2009	Change		2008	Change		2007
North America	12.9%	2.9	pts	10.0%	(2.5	)pts	12.5%
Europe	11.5	(2.5)		14.0	(2.6)		16.6
Latin America	17.2	(4.0)		21.2	0.4		20.8
Asia	19.3	1.1		18.2	3.0		15.2
Consolidated	14.0	0.7		13.3	(1.6)		14.9

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS—(CONTINUED)

Significant regional trends were as follows:

•

North America gross margin increased in 2009 compared to 2008 primarily due to continued cost reductions and improved productivity, product price/mix and a postretirement curtailment gain associated with the suspension of annual credits to retiree health savings accounts totaling $80 million. Additionally, gross margin was positively impacted by a $41 million reduction in LIFO reserves resulting from cost deflation. These gross margin improvements were partially offset by the unfavorable impacts of lower volumes, foreign currency and $35 million in charges associated with a product recall. Gross margin decreased in 2008 compared to 2007 primarily due to higher material and oil-related costs, lower industry demand and lower productivity. Additionally, gross margin was positively impacted by certain asset sale gains totaling $31 million and postretirement curtailments totaling $15 million, which were more than offset by $42 million in higher reserves for LIFO resulting from cost inflation and a $32 million charge related to product recall. These decreases were partially offset by improved product price/mix. See Notes 4, 6 and 12 of the Notes to the Consolidated Financial Statements for additional information related to LIFO, product recalls and the postretirement curtailment gains, respectively.

•

Europe gross margin decreased in 2009 compared to 2008 due primarily to lower volumes, unfavorable foreign currency fluctuations, asset sale gains and insurance proceeds totaling $14 million recognized in 2008. These decreases were partially offset by cost reductions and productivity initiatives and lower material and oil-related costs. Gross margin decreased in 2008 compared to 2007 due primarily to lower productivity and industry demand, which were partially offset by improved product price/mix. Also contributing to lower gross margin were gains from asset sales of $9 million compared with $47 million recognized in 2007. Lower gains in 2008 associated with asset sales were partially offset by gains of $5 million from insurance proceeds.

•

Latin America gross margin decreased in 2009 compared to 2008 due primarily to a reduction in regional tax incentives associated with BEFIEX, higher material and oil-related costs, lower price/mix and an operating tax settlement, offset by improved productivity and certain credits in the amount of $11 million related to refundable energy surcharges. See Note 6 of the Notes to the Consolidated Financial Statements for additional information related to the foreign operating tax settlement. Gross margin increased in 2008 compared to 2007 due primarily to improvements in product price/mix, productivity and regional tax incentives associated primarily with BEFIEX, which combined to more than offset higher material and oil-related costs.

•

Asia gross margin increased in 2009 compared to 2008 primarily due to continued cost reductions and improved productivity and a $3 million asset sale gain, which were partially offset by lower product price/mix. Gross margin increased in 2008 as compared to 2007 due to improvements in product price/mix, productivity, inventory transition costs and volume, which more than offset higher material and oil-related costs.

Selling, General and Administrative

The table below summarizes selling, general and administrative expenses as a percentage of sales by region:

Millions of dollars	2009	As a % of Sales	2008	As a % of Sales	2007	As a % of Sales
North America	$653	6.8%	$851	7.9%	$791	6.7%
Europe	362	10.8	414	10.3	391	10.2
Latin America	275	7.4	306	8.3	277	8.1
Asia	97	14.8	98	16.5	91	16.3
Corporate/Other	157	—	129	—	186	—

Consolidated	$1,544	9.0%	$1,798	9.5%	$1,736	8.9%

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS—(CONTINUED)

In 2009, consolidated selling, general and administrative expenses, as a percent of consolidated net sales, decreased compared to the prior year, primarily as a result of infrastructure cost reductions and lower brand investments. In 2008, consolidated selling, general and administrative expenses, as a percent of consolidated net sales, increased compared to 2007, primarily due to lower sales volume and higher brand investment, partially offset by lower infrastructure costs and $20 million in gains associated with asset sales. Additionally, this increase was impacted by a $12 million operating tax credit recorded by our Latin America region during 2007.

Restructuring

Restructuring initiatives resulted in charges of $126 million, $149 million and $61 million in 2009, 2008, and 2007, respectively, reflecting ongoing efforts to optimize our global operating platform. These charges are included in restructuring in our Consolidated Statements of Income and primarily consist of charges to restructure the cooking platform in Latin America, shift refrigeration and dishwasher capacity within Europe and North America, shift cooking capacity within North America, restructure the laundry platforms in North America, Europe and Asia and reorganize the salaried workforce throughout North America and Europe.

On October 27, 2008, management committed to a workforce reduction plan to reduce our employee base worldwide between the fourth quarter of 2008 and the beginning of 2010.

On August 28, 2009, we announced changes to our North American manufacturing operations which will result in the closure of our manufacturing facility in Evansville, Indiana in mid-2010. We currently expect that approximately 1,100 full-time positions will be eliminated as a result of the closure.

For additional information about restructuring and the impact by operating segment, see Note 10 and Note 13 of the Notes to the Consolidated Financial Statements.

Interest and Sundry Income (Expense)

Interest and sundry expense for 2009 increased by $75 million from $100 million in 2008 to $175 million in 2009. The increase in expense in 2009 was primarily due to charges incurred for legal contingencies and legal defense, partially offset by the favorable impacts of foreign currency. Interest and sundry expense for 2008 increased by $37 million from $63 million in 2007 to $100 million in 2008. Higher expense in 2008 was primarily due to the impact of foreign currency and an impairment charge of $9 million in our Europe segment associated with an available for sale investment, partially offset by higher interest income. For additional information about litigation matters, see Note 6 of the Notes to the Consolidated Financial Statements.

Interest Expense

Interest expense increased for 2009 compared to 2008 primarily due to the combination of higher interest rates and higher average debt levels, offset partially by a reduction in accrued interest of $18 million as a result of entering into a special program in Brazil to settle tax liabilities. Interest expense in 2008 was consistent with 2007 as higher debt levels were offset by lower interest rates.

Income Taxes

The effective income tax rate was a benefit of 20.6% in 2009 and 81.7% in 2008 and an expense of 14.5% in 2007. The reduction in tax benefit from 2008 to 2009 is primarily due to an increase in profitability, changes in dispersion of global income and the unfavorable impact of audits and settlements. The reduction in tax expense in 2007 to a benefit in 2008 is primarily due to a decline in profitability, energy tax credits generated in the U.S. in 2008 from the production of certain eligible energy efficient appliances, as well as a combination of certain

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS—(CONTINUED)

discrete items recognized during the year, dispersion of global income, tax credit availability, and tax planning activities. For additional information about our consolidated tax provision, see Note 11 of the Notes to the Consolidated Financial Statements.

Earnings from Continuing Operations

Earnings from continuing operations were $354 million in 2009 compared to $447 million and $669 million in 2008 and 2007, respectively, due to the factors described above.

Millions of dollars, except per share data	2009	2008	2007
Earnings from continuing operations	$354	$447	$669
Diluted net earnings from continuing operations per share	4.68	5.88	8.37

Net Earnings Available to Whirlpool Common Stockholders

Net earnings available to Whirlpool common stockholders were $328 million in 2009 compared to $418 million and $640 million in 2008 and 2007, respectively, due to the factors described above. Earnings were impacted by $7 million in losses from discontinued operations for 2007.

Millions of dollars, except per share data	2009	2008	2007
Net earnings available to Whirlpool common stockholders	$328	$418	$640
Diluted net earnings per share available to Whirlpool common stockholders	4.34	5.50	8.01

FORWARD-LOOKING PERSPECTIVE

For the year ended December 31, 2010, we currently estimate earnings per diluted share to be in the range of $6.50 to $7.00, and free cash flow for the year to be in the range of $400 to $500 million. Within North America we expect demand to increase 2-4% and within Europe we expect demand to remain flat. Within Latin America and Asia we expect demand to increase 5-10% and 3-5%, respectively. Material cost inflation is expected to increase by approximately $200 to $300 million, largely driven by increases in component parts, steel and base metals, such as copper, aluminum, zinc and nickel. We expect to offset these higher costs with productivity improvements, new product introductions, improved product price/mix and administrative and infrastructure cost reductions. Our innovation product pipeline continues to grow and drive higher average sales values. In addition, consumer and trade response to our new product offerings has been positive, and we continue to accelerate our global branded consumer products strategy of delivering relevant innovation to markets worldwide.

The table below reconciles projected 2010 cash provided by operations determined in accordance with generally accepted accounting principles (GAAP) in the United States to free cash flow, a non-GAAP measure. Management believes that free cash flow provides shareholders with a relevant measure of liquidity and a useful basis for assessing Whirlpool’s ability to fund its activities and obligations. There are limitations to using non-GAAP financial measures, including the difficulty associated with comparing companies that use similarly named non-GAAP measures whose calculations may differ from our calculations. We define free cash flow as cash provided by continuing operations after capital expenditures and proceeds from the sale of assets/businesses.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS—(CONTINUED)

The projections shown here are based upon many estimates and are inherently subject to change based on future decisions made by management and the board of directors of Whirlpool, and significant economic, competitive and other uncertainties and contingencies.

Millions of dollars	2010 Outlook
Cash provided by operating activities	$925	–	$1,025
Capital expenditures	(525)	–	(575)
Proceeds from sale of assets/businesses	—	–	50

Free cash flow	$400	–	$500

Agreements with trade customers

We enter into agreements with our trade customers in the ordinary course of business. Most of our products are not sold through long-term agreements. Most trade customers have the ability to change volume among suppliers.

We regularly negotiate with major trade customers and manufacturers regarding supply arrangements for future periods beyond the current year. Sears is a major trade customer for both our OEM and Whirlpool branded products, which accounted for approximately 10%, 11% and 12% of our consolidated net sales for 2009, 2008 and 2007, respectively. The products and volumes we supply and the revenues we obtain may be significantly different in the future than those which currently exist. Based on current supply arrangements, we anticipate maintaining a significant, but reduced, level of OEM volume beginning in 2010. In the past, when faced with a potential volume reduction from any one particular segment of our trade distribution network, we generally have been able to offset the decline through increased sales throughout our broad distribution network. We expect to continue to grow our own brand sales, supported by significant innovation, through our full distribution trade network and execution of our brand-focused value creation strategy.

FINANCIAL CONDITION AND LIQUIDITY

Our objective is to finance our business through operating cash flow and the appropriate mix of long-term and short-term debt. By diversifying the maturity structure, we avoid concentrations of debt, reducing liquidity risk. We have varying needs for short-term working capital financing as a result of the nature of our business. The volume and timing of refrigeration and air conditioning production impacts our cash flows and consists of increased production in the first half of the year to meet increased demand in the summer months.

The funding markets have been volatile during the majority of 2008 and 2009 and we have experienced negative global economic trends. To succeed in this environment we have aggressively taken steps to further reduce all areas of cost, production capacity and working capital. As a result of the global volatility and challenging economic trends, we decided to exit the commercial paper market during the December 2008 quarter and initiated borrowing under our committed bank line of credit (“Credit Agreement”), provided by a syndicate of highly-rated banks. Outside the U.S., short-term funding is provided by bank borrowings on uncommitted lines of credit.

On February 27, 2009, we entered into an Amendment (the “First Amendment”) to the Credit Agreement to assure flexibility in future credit availability. The First Amendment increased the spread over LIBOR to 3%, the spread over prime to 2% and the utilization fee to be paid, if amounts borrowed exceed $1.1 billion, to 1% and replaced the facility fee with an unused commitment fee of 0.50%.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS—(CONTINUED)

On August 13, 2009, we entered into a second Amendment to our Credit Agreement (the “Second Amendment”) to further assure flexibility in future credit availability. The Second Amendment divides and reduces the existing $2.2 billion credit facility into a $1.35 billion tranche maturing on August 13, 2012 (the “Extending Tranche”) and a $522 million tranche maturing December 1, 2010 (the “Non-Extending Tranche”). For the Extending Tranche, the Second Amendment provides a utilization fee to be paid, if amounts borrowed exceed 50% of the facility, of 0.50%, and for the Non-Extending Tranche, the utilization fee to be paid, if amounts borrowed exceed 50% of the facility, is 1%. The interest margin over LIBOR charged will be based on Whirlpool’s credit rating.

As of December 31, 2009, there was no balance outstanding under our credit facility.

On May 4, 2009, we completed a debt offering comprised of (1) $350 million aggregate principal amount of 8.000% Notes due 2012 and (2) $500 million aggregate principal amount of 8.600% Notes due 2014. The proceeds from the notes were used for general corporate purposes.

For additional information about our financing arrangements, see Note 5 of the Notes to the Consolidated Financial Statements.

We believe that our operating cash flow, together with access to sufficient sources of liquidity, will be adequate to meet our ongoing funding requirements. We are in compliance with financial covenants in our credit facility for all periods presented.

Pension and Postretirement Benefit Plans

Defined Benefit Plans

On August 28, 2009, we announced the closure of our manufacturing facility in Evansville, Indiana in mid-2010. The announcement triggered a curtailment in our pension plan for Evansville hourly employees, resulting in a one-time curtailment loss of $6.6 million included in net periodic cost with an offset to other comprehensive income, net of tax. During 2009, we recorded the entire loss in our Consolidated Statement of Income as a component of cost of products sold. The closure of the Evansville facility also triggered a curtailment in our U.S. retiree healthcare plan, resulting in a curtailment gain. The curtailment gain will be recognized in our Consolidated Statement of Income as a component of cost of products sold as the employees terminate, which is expected to occur in 2010.

On June 16, 2009, the Board of Directors authorized the option for the company to use up to $100 million of company stock to fund the U.S. pension plans. If we elect to partially fund the U.S. pension plans in company stock, contributions may be made on a periodic basis from treasury stock, or, with the prior approval of the Finance Committee of the Board of Directors, from authorized, but unissued shares. As of December 31, 2009, we have not used company stock to fund our U.S. pension plans.

On February 9, 2009, we announced the indefinite suspension of the annual credit to retirement health savings accounts for the majority of active participants. The result of the suspension was a curtailment gain of $89 million.

On August 1, 2008, we amended certain retiree medical benefits associated with our Newton, Iowa manufacturing facility to be consistent with those benefits provided by the Whirlpool Corporation Group Benefit Plan. This amendment resulted in a reduction in the postretirement benefit obligation of $229 million with a corresponding increase to other comprehensive income, net of tax, within equity of our Consolidated Balance Sheet at December 31, 2009.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS—(CONTINUED)

401(k) Defined Contribution Plan

During the March 2009 quarter we announced an indefinite suspension of company matching contributions to our 401(k) defined contribution plan covering substantially all U.S. employees. We also announced that our automatic company contributions equal to 3% of employees’ eligible pay will be contributed in company stock. During the December 2009 quarter we announced the reinstatement of company matching contributions to our 401(k) defined contribution plan, covering substantially all U.S. employees, effective March 2010.

For additional information about pension and postretirement benefit plans see Note 12 of the Notes to the Consolidated Financial Statements.

Share Repurchase Program

In June 2004, our Board of Directors authorized a share repurchase program of up to $500 million. During 2007, we repurchased 3.8 million shares at an aggregate purchase price of $368 million and during the three months ended March 31, 2008, we repurchased 1.1 million shares at an aggregate purchase price of $97 million under this program. At March 31, 2008, there were no remaining funds authorized under this program.

On April 23, 2008, our Board of Directors authorized a new share repurchase program of up to $500 million. Share repurchases are made from time to time on the open market as conditions warrant. During 2008, we repurchased 1.9 million shares at an aggregate purchase price of $150 million under this program. There were no repurchases during 2009. At December 31, 2009, there were $350 million of remaining funds authorized under this program.

Sources and Uses of Cash

We expect to meet our cash needs for 2010 from cash flows from continuing operations, cash and equivalents and financing arrangements. Our cash and equivalents were $1.4 billion at December 31, 2009 compared to $146 million at December 31, 2008.

Cash Flows from Operating Activities of Continuing Operations

Cash provided by continuing operating activities in 2009 was $1,550 million, an increase of $1,223 million compared to 2008. Cash provided by continuing operations reflects lower payments for inventory, lower cash payments for accounts payable and other operating accruals and lower employee compensation payments, partially offset by lower collections of accounts receivable. Cash provided by continuing operating activities in 2008 was $327 million, a decrease of $600 million compared to the year ended December 31, 2007. Cash provided by continuing operations for 2008 reflects lower cash earnings primarily from our North America and Europe segments compared to 2007. Cash provided by continuing operations also reflects lower accounts payable due to adjusting volume based on demand and higher pension contributions. The above decreases in cash flows were partially offset by a decrease in accounts receivable and lower restructuring spending.

Cash Flows from Investing Activities of Continuing Operations

Cash used in investing activities from continuing operations was an outflow of $499 million in 2009 compared to an outflow of $433 million last year. The increase in cash used in investing activities was primarily due to lower proceeds from the sale of assets in 2009 and higher investments primarily associated with business acquisition activity in our international locations. Cash used in investing activities from continuing operations in 2008 was an outflow of $433 million compared to an outflow of $331 million during 2007. The increase in cash

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS—(CONTINUED)

used in investing activities was primarily due to 2007 receipt of proceeds from the sale of certain Maytag discontinued businesses of $100 million, lower proceeds from the sale of assets in 2008, and higher capital spending.

The goal of our global operating platform is to enhance our competitive position in the global home appliance industry by reducing costs, driving productivity and quality improvements, and accelerating our rate of innovation. We plan to continue our comprehensive worldwide effort to optimize our regional manufacturing facilities, supply base, product platforms and technology resources to better support our global products, brands and customers. We intend to make additional investments to improve our competitiveness in 2010. Capital spending is expected to be between $525 and $575 million in 2010 in support of our investment in innovative product technologies and our global operating platform initiatives.

Cash Flows from Financing Activities of Continuing Operations

Cash provided by financing activities from continuing operations for 2009 compared to 2008 was an inflow of $144 million in the year ended December 31, 2009 compared to an inflow of $141 million for the year ended December 31, 2008. The current year reflects proceeds received related to two debt offerings totaling $850 million while the prior year reflects proceeds received related to the issuance of $500 million of 5.5% notes due March 1, 2013. For additional information about our $850 million debt offerings, see Note 5 of the Notes to the Consolidated Financial Statements. The current year also reflects net repayments of short-term borrowings and long-term debt repayments totaling $572 million compared to net repayments of $30 million in 2008. During 2009, we paid dividends to common stockholders totaling $128 million, paid debt financing fees of $38 million and received proceeds from the issuance of common stock related to option exercises of $21 million. During 2008, we repurchased stock totaling $247 million, paid dividends to common stockholders totaling $128 million and received proceeds from the issuance of common stock related to option exercises of $21 million.

Cash provided by financing activities from continuing operations for 2008 compared to 2007 was an inflow of $141 million in the year ended December 31, 2008 compared to an outflow of $696 million for the year ended December 31, 2007. The year ended December 31, 2008 reflects proceeds received related to the issuance of $500 million of 5.5% notes due March 1, 2013 and the repayment of $125 million of 9.1% debentures. Net proceeds of short-term borrowings were $101 million for the year ended December 31, 2008 compared to net repayments of $243 million in 2007. During 2008, we repurchased stock totaling $247 million, paid dividends to common stockholders totaling $128 million and received proceeds from the issuance of common stock related to option exercises of $21 million. During 2007, we repurchased stock totaling $368 million, paid dividends to common stockholders totaling $134 million and received proceeds from the issuance of common stock related to option exercises of $68 million.

OFF-BALANCE SHEET ARRANGEMENTS

Whirlpool has guarantee arrangements in place in a Brazilian subsidiary. As a standard business practice in Brazil, the subsidiary guarantees customer lines of credit at commercial banks, supporting purchases from Whirlpool, following its normal credit policies. If a customer were to default on its line of credit with the bank, the subsidiary would be required to satisfy the obligation with the bank, and the receivable would revert back to the subsidiary. As of December 31, 2009 and 2008, these amounts totaled $300 million and $203 million, respectively. Our only recourse related to these agreements is legal or administrative collection efforts directed against the customer.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS—(CONTINUED)

CONTRACTUAL OBLIGATIONS AND FORWARD-LOOKING CASH REQUIREMENTS

The following table summarizes our expected cash outflows resulting from financial contracts and commitments:

	Payments due by period
	Total	2010	2011 & 2012	2013 & 2014	Thereafter
Millions of dollars
Long-term debt obligations(1)	$3,583	$563	$969	$1,287	$764
Operating lease obligations	897	186	285	178	248
Purchase obligations(2)	1,004	278	480	131	115
Other long-term liabilities(3)	41	41	—	—	—

Total(4)(5)	$5,525	$1,068	$1,734	$1,596	$1,127

(1)	Interest payments related to long-term debt are included in the table above. For additional information about our financing arrangements, see Note 5 of the Notes to the Consolidated Financial Statements.

(2)	Purchase obligations include our “take-or-pay” contracts with materials vendors and minimum payment obligations to other suppliers.

(3)	Other long-term liabilities include our expected 2010 U.S. pension and foreign pension fund contributions in the amount of $41 million. Required contributions for future years depend on certain factors that cannot be determined at this time.

(4)	The table does not include short-term credit facility borrowings. For additional information about short-term borrowings, see Note 5 of the Notes to the Consolidated Financial Statements.

(5)	Not included in the above table are tax payments associated with uncertain tax positions as we are unable to estimate the period of payment.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles in the U.S. (“GAAP”) requires management to make certain estimates and assumptions. We periodically evaluate these estimates and assumptions, which are based on historical experience, changes in the business environment and other factors that management believes to be reasonable under the circumstances. Actual results may differ materially from these estimates.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS—(CONTINUED)

Pension and Other Postretirement Benefits

Accounting for pensions and other postretirement benefits involves estimating the costs of future benefits and attributing the cost over the employee’s expected period of employment. The determination of our obligation and expense for these costs requires the use of certain assumptions. Those assumptions include, among other assumptions, the discount rate, expected long-term rate of return on plan assets and health care cost trend rates. These assumptions are subject to change based on interest rates on high quality bonds, stock and bond markets and medical cost inflation, respectively. As permitted by GAAP, actual results that differ from our assumptions are accumulated and amortized over future periods and therefore, generally affect our recognized expense and accrued liability in such future periods. While we believe that our assumptions are appropriate given current economic conditions and actual experience, significant differences in results or significant changes in our assumptions may materially affect our pension and other postretirement obligations and related future expense. Our pension and other postretirement benefit obligations as of December 31, 2009 and preliminary retirement benefit costs for 2010 were prepared using the assumptions that were determined as of December 31, 2009. The following table summarizes the sensitivity of our December 31, 2009 retirement obligations and 2010 retirement benefit costs of our U.S. plans to changes in the key assumptions used to determine those results:

Millions of dollars Change in assumption	Estimated increase (decrease) in 2010 pension cost	Estimated increase (decrease) in Projected Benefit Obligation for the year ended December 31, 2009	Estimated increase (decrease) in 2010 Other Postretirement Benefits cost	Estimated increase (decrease) in Other Postretirement Benefit Obligation for the year ended December 31, 2009
0.25% increase in discount rate	$(1.6)	$(102.1)	$0.7	$(14.1)

0.25% decrease in discount rate	1.4	105.2	(0.7)	15.1

0.25% increase in long-term return on assets	(6.1)	—	—	—

0.25% decrease in long-term return on assets	6.1	—	—	—

0.50% increase in discount rate	(3.4)	(201.1)	1.3	(28.1)

0.50% decrease in discount rate	2.5	213.5	(1.5)	30.3

0.50% increase in long-term return on assets	(12.2)	—	—	—

0.50% decrease in long-term return on assets	12.2	—	—	—

1.00% increase in medical trend rates	—	—	1.8	31.7

1.00% decrease in medical trend rates	—	—	(1.7)	(28.4)

These sensitivities may not be appropriate to use for other years’ financial results. Furthermore, the impact of assumption changes outside of the ranges shown above may not be approximated by using the above results. For additional information about our pension and other postretirement benefit obligations, see Note 12 of the Notes to the Consolidated Financial Statements.

Income Taxes

We estimate our income taxes in each of the taxing jurisdictions in which we operate. This involves estimating actual current tax expense together with assessing any temporary differences resulting from the different treatment of certain items, such as the timing for recognizing expenses, for tax and accounting purposes in accordance with GAAP guidance. These differences may result in deferred tax assets or liabilities, which are included in our Consolidated Balance Sheets. We are required to assess the likelihood that deferred tax assets, which include net operating loss carryforwards and deductible temporary differences, are expected to be realizable in future years. Realization of our net operating loss and tax credit deferred tax assets is supported by specific tax planning strategies and considers projections of future profitability. We provide a valuation

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS—(CONTINUED)

allowance to reduce our deferred tax assets to an amount that will more likely than not be realized based on estimates of future taxable income in the various taxing jurisdictions, and the amount of deferred taxes that are ultimately realizable. If future taxable income is lower than expected or if tax planning strategies are not available as anticipated, we may record additional valuation allowances through income tax expense in the period such determination is made. Likewise, if we determine that we are able to realize our deferred tax assets in the future in excess of net recorded amounts, an adjustment to the deferred tax asset will increase income in the period such determination is made.

As of December 31, 2009 and 2008, we had total deferred tax assets of $2,275 million and $2,212 million, respectively, net of valuation allowances of $180 million and $147 million, respectively. Our effective tax rate has ranged from (81.7)% to 33.9% over the past five years and has been influenced by tax credits, audit settlements and adjustments, tax planning strategies, enacted legislation, and dispersion of global income. A 1.0% increase in our effective tax rate would have decreased 2009 earnings by approximately $3 million. Future changes in the effective tax rate will be subject to several factors, including enacted laws, tax planning strategies, business profitability and the expiration of energy tax credit legislation at the end of 2010.

In addition, we operate within multiple taxing jurisdictions and are subject to audit in these jurisdictions. These audits can involve complex issues, which may require an extended period of time to resolve. For additional information about income taxes, see Notes 1 and 11 of the Notes to the Consolidated Financial Statements.

BEFIEX Credits

Our Brazilian operations earned tax credits under the Brazilian government’s export incentive program. These credits reduce Brazilian federal excise taxes on domestic sales, resulting in an increase in the operations’ recorded net sales. Based on a recalculation of available credits and a favorable court decision in the December 2005 quarter, we were able to recognize approximately $69 million, $168 million and $131 million of export credits during 2009, 2008 and 2007, respectively. As of December 31, 2009, approximately $693 million of export credits remain. We recognize credits as they are monetized; however, future actions by the Brazilian government could limit our ability to monetize these export credits. BEFIEX credits are not subject to income taxes.

Product Recalls

The establishment of a liability for product recalls is periodically required and is impacted by several factors such as customer response rate, consumer options, field repair costs, inventory repair costs, extended warranty costs, communication structure and other miscellaneous costs such as legal, logistics and consulting. The customer response rate, which represents an estimate of the total number of units to be serviced as a percentage of the total number of units affected by the recall, is the most significant factor in estimating the total cost of each recall. To determine a response rate, we consider the population of the affected appliances based on evaluating the design issue or defective part in the appliance and the respective years in which it was included in manufacturing the appliance to determine the affected population. We also consider the type and age of the affected appliance to determine the affected population and apply historical response rates based on current and past experience factors to derive an estimated liability which is revised, as necessary, depending on our actual response rate. Differences between our assumptions and actual experience could have a material impact on our product recall reserves. For additional information about product recalls, see Note 6 of the Notes to the Consolidated Financial Statements.

Warranty Obligations

The estimation of warranty obligations is determined in the same period that revenue from the sale of the related products is recognized. The warranty obligation is based on historical experience and reflects our best estimate of expected costs at the time products are sold. Warranty accruals are adjusted for known or anticipated

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS—(CONTINUED)

warranty claims as new information becomes available. Future events and circumstances could materially change our estimates and require adjustments to the warranty obligations. New product launches require a greater use of judgment in developing estimates until historical experience becomes available. For additional information about warranty obligations, see Note 6 of the Notes to the Consolidated Financial Statements.

Goodwill and Intangible Valuations

We sell products under a number of trademarks, many of which we developed. Trademark development costs are expensed as incurred. We also purchase trademark assets and goodwill in acquisitions. Upon acquisition, the purchase price is first allocated to identifiable assets and liabilities, including trademark assets, based on estimated fair value, with any remaining purchase price recorded as goodwill. Trademarks and goodwill are considered indefinite lived intangible assets and as such are not amortized. We have two reporting units where goodwill is recorded which include North America and Embraco in our Latin America region. There have been no changes to our reporting units or allocations of goodwill by reporting units. We have trademark assets in our North America and Europe regions. Forecasted financial statements utilized in the valuation of our reporting units and forecasted revenue amounts utilized in determining the fair values of our trademarks are based upon Whirlpool’s current long range plans which are consistent with commercially available industry expectations. We test indefinite lived intangibles for impairment as of November 30 each year and more frequently if indicators of impairment exist.

Goodwill Valuations

Goodwill is evaluated using a two-step impairment test at the reporting unit level. The first step of the goodwill impairment test compares the book value of a reporting unit, including goodwill, with its fair value, as determined by its discounted cash flows. If the book value of a reporting unit exceeds its fair value, we perform the second step of the impairment test to determine the amount of goodwill impairment loss to be recorded. In the second step, we determine an implied fair value of the reporting unit’s goodwill by allocating the fair value of the reporting unit to all of the assets and liabilities other than goodwill (including any unrecognized intangible assets). The difference between the total fair value of the reporting unit and the fair value of all the assets and liabilities other than goodwill is the implied fair value of that goodwill. The amount of impairment loss is equal to the excess of the book value of the goodwill over the implied fair value of that goodwill.

We determine fair value based primarily on a discounted cash flow model which is an accepted valuation technique. Considerable management judgment is necessary to evaluate the impact of operating and macroeconomic changes and to estimate future cash flows from our reporting units.

Significant Assumptions in evaluating Goodwill

In assessing goodwill for impairment for the North America reporting unit, significant assumptions used in our discounted cash flow model as of November 30, 2009 included revenue growth rates, a long term growth rate and the discount rate.

•

Revenue growth rates used in the discounted cash flows model were based upon our long range plan for the next three years and range from -12% to 6%. Subsequent to this three year period, we applied expected growth rates to revenues which were consistent with commercially available industry market value and volume forecasts. The long term growth rate used was 2% based upon the compound average growth rate for the U.S. T-7 appliance industry (T-7 refers to the following appliance categories: washers, dryers, refrigerators, freezers, dishwashers, ranges and compactors) over a 25 year period, and was also consistent with commercially available industry market value and volume forecasts.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS—(CONTINUED)

•

The discount rate of 11% used in our discounted cash flow model, as of the November 30, 2009 assessment, was developed using the capital asset pricing model through which a weighted average cost of capital was derived. The discount rate was estimated using the risk free rate, market risk premium, and cost of debt prevalent as of the valuation date. The Beta and capital structure were estimated based on an analysis of comparable guideline companies. In addition, a risk premium was included to account for the risks inherent in the cash flows and to reconcile the fair value indicated by the discounted cash flow model to Whirlpool’s public market equity value at November 30, 2009.

Other Considerations in evaluating Goodwill

Additionally, in assessing goodwill impairment for the North America reporting unit, we considered the implied control premium and concluded the implied control premium was reasonable based on other recent market transactions.

The estimated fair value of our North America reporting unit has historically exceeded the carrying value by a substantial amount. As of our November 30, 2009 valuation, the estimated fair value of our North America reporting unit exceeded the carrying value by approximately 25%.

Our methodology for evaluating goodwill for impairment has not changed since our impairment test performed as of November 30, 2008. We have updated our revenue projections discussed above based on our current long range plan, and current industry and economic conditions. The long term growth rate for the North America reporting unit has not changed from the rate that was used in our last annual impairment test.

These assumptions could be adversely impacted by certain of the risks discussed in “Risk Factors” in Item 1A of this report.

Intangible Valuations

In assessing the fair value of trademarks, we utilize a relief from royalty method. If the carrying amount of a trademark exceeds its fair value, an impairment loss is recognized in an amount equal to the excess. Considerable judgment is necessary to estimate key assumptions involved in valuing our trademarks, including projected revenues, royalty rates and applicable discount rates.

In developing discount rates for the valuation of our trademarks, we used the industry average weighted average cost of capital as the base adjusted for the higher relative level of risks associated with doing business in other countries, as applicable, as well as the higher relative levels of risks associated with intangible assets. The premium added considered that we have reduced the projected revenue from the forecasts used in previous years due in part to lower industry demand driven by the current economic conditions in our respective markets. Based on this analysis, we determined discount rates ranging from 11.0% to 11.5% (11.0% to 11.5% in 2008).

In determining royalty rates for the valuation of our trademarks, we considered factors that affect the intrinsic royalty rates that would hypothetically be paid for the use of the trademarks. The most significant factors in determining the intrinsic royalty rates include the overall role and importance of the trademarks in the particular industry, the profitability of the products utilizing the trademark and trade name intangibles, and the position of the trademarked products in a given market segment. Based on this analysis, we determined royalty rates ranging from 2.0% to 5.0% (0.5% to 5.0% in 2008).

Based on the compound annual growth rate of the U.S. T-7 appliance industry over the past 25 years of 2%, and the strength of our trademarks in the marketplace, any reasonably likely change in the projected revenues or discount rate utilized in the valuation of our trademarks would not result in a material impairment charge.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS—(CONTINUED)

For additional information about goodwill and intangible valuations, see Note 2 of the Notes to the Consolidated Financial Statements.

NEW ACCOUNTING PRONOUNCEMENTS

In June 2009, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Codification (“ASC”) 105, “Generally Accepted Accounting Principles” (formerly Statement of Financial Accounting Standards (“SFAS”) No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles”). ASC 105 establishes the FASB ASC as the single source of authoritative nongovernmental U.S. GAAP. The standard is effective for interim and annual periods ending after September 15, 2009. We adopted the provisions of the standard on September 30, 2009, which did not have a material impact on our financial statements.

In June 2009, the FASB issued accounting guidance contained within ASC 810, “Consolidation”, regarding the consolidation of variable interest entities (formerly SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)”). ASC 810 is intended to improve financial reporting by providing additional guidance to companies involved with variable interest entities and by requiring additional disclosures about a company’s involvement in variable interest entities. This standard is effective for interim and annual periods ending after November 15, 2009. We adopted the provisions of the standard on January 1, 2010, which did not have a material impact on our financial statements.

In June 2009, the FASB issued ASC 860, “Transfers and Servicing” (formerly SFAS No. 166, “Accounting for Transfers of Financial Assets”). ASC 860 requires more information about transfers of financial assets and where companies have continuing exposure to the risk related to transferred financial assets. It eliminates the concept of a qualifying special purpose entity, changes the requirements for derecognizing financial assets, and requires additional disclosure. This standard is effective for interim and annual periods ending after November 15, 2009. We adopted the provisions of the standard on January 1, 2010, which did not have a material impact on our financial statements.

In April 2009, the FASB issued ASC 825, “Financial Instruments” (formerly FASB Staff Position 107-1, “Interim Disclosures about Fair Value of Financial Instruments”). ASC 825 requires disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies, as well as in annual financial statements. This standard also requires those disclosures in summarized financial information at interim reporting periods ending after June 15, 2009. We adopted the provisions of ASC 825 on June 30, 2009. See Notes 3 and 5 of the Notes to the Consolidated Financial Statements for information related to the fair value of our financial instruments.

In March 2008, the FASB issued the disclosure requirements within ASC 815, “Derivatives and Hedging” (formerly SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities, an Amendment of FASB No. 133”). ASC 815 is intended to improve transparency in financial reporting by requiring enhanced disclosures of an entity’s derivative instruments and hedging activities and their effects on the entity’s financial position, financial performance, and cash flows. The disclosure requirements apply to all derivative instruments within the scope of ASC 815. The standard also applies to non-derivative hedging instruments and all hedged items designated and qualifying under ASC 815. We adopted the disclosure requirements of ASC 815 on January 1, 2009. For additional information regarding derivative instruments and hedging activities, see Note 7 of the Notes to the Consolidated Financial Statements.

In December 2007, the FASB issued accounting guidance contained within ASC 805, “Business Combinations” (formerly SFAS No. 141(R), “Business Combinations”). ASC 805 requires us to continue to follow the guidance in SFAS 141 for certain aspects of business combinations, with additional guidance provided

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS—(CONTINUED)

defining the acquirer, the accounting for transaction costs and contingent consideration, recognizing and measuring the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree, assets and liabilities arising from contingencies, defining a bargain purchase and recognizing and measuring goodwill or a gain from a bargain purchase. In addition, adjustments associated with changes in tax contingencies that occur after the measurement period, not to exceed one year, are recorded as adjustments to income. This statement was effective for all business combinations for which the acquisition date is on or after the beginning of an entity’s first fiscal year that begins after December 15, 2008; however, the guidance in this standard regarding the treatment of income tax contingencies is retrospective to business combinations completed prior to January 1, 2009. We adopted ASC 805 on January 1, 2009.

In December 2007, the FASB issued accounting guidance contained within ASC 810, “Consolidation”, regarding noncontrolling interests (formerly SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements”). ASC 810-10-65 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. We adopted ASC 810-10-65 on January 1, 2009. As a result, we have reclassified financial statement line items within our Consolidated Balance Sheets and Statements of Income for the prior period to conform with this standard. Additionally, see Note 8 of the Notes to the Consolidated Financial Statements for disclosure reflecting the impact of ASC 810-10-65 on our reconciliation of comprehensive income and stockholders’ equity.

MARKET RISK

We have in place an enterprise risk management process that involves systematic risk identification and mitigation covering the categories of enterprise, strategic, financial, operation and compliance and reporting risk. The enterprise risk management process receives Board of Directors and Management oversight, drives risk mitigation decision-making and is fully integrated into our internal audit planning and execution cycle.

We are exposed to market risk from changes in foreign currency exchange rates, domestic and foreign interest rates, and commodity prices, which can affect our operating results and overall financial condition. We manage exposure to these risks through our operating and financing activities and, when deemed appropriate, through the use of derivative financial instruments. Derivative financial instruments are viewed as risk management tools and are not used for speculation or for trading purposes. Derivative financial instruments are contracted with a diversified group of investment grade counterparties to reduce exposure to nonperformance on such instruments.

We use foreign currency forward contracts, currency options and currency swaps to hedge the price risk associated with firmly committed and forecasted cross-border payments and receipts related to ongoing business and operational financing activities. Foreign currency contracts are sensitive to changes in foreign currency exchange rates. At December 31, 2009, a 10% unfavorable exchange rate movement in each currency in our portfolio of foreign currency contracts would have resulted in an incremental unrealized loss of approximately $168 million, while a 10% favorable shift would have resulted in an incremental unrealized gain of approximately $168 million. Consistent with the use of these contracts to neutralize the effect of exchange rate fluctuations, such unrealized losses or gains would be offset by corresponding gains or losses, respectively, in the re-measurement of the underlying exposures.

We enter into commodity swap contracts to hedge the price risk associated with firmly committed and forecasted commodities purchases that are not fixed directly through supply contracts. As of December 31, 2009, a 10% favorable or unfavorable shift in commodity prices would have resulted in an incremental $50 million gain or a $50 million loss related to these contracts.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS—(CONTINUED)

In January 2009, Standard & Poor’s and Fitch Ratings lowered our senior unsecured debt rating from “BBB” to “BBB-” and our short-term corporate credit and commercial paper ratings from “A-2” to “A-3” and “F-2” to “F-3”, respectively, based on weakened operating performance and the pullback in discretionary consumer spending. Also in January 2009, Moody’s Investor Services lowered our senior unsecured rating from “Baa2” to “Baa3” and our commercial paper ratings from “Prime-2” to “Prime-3” based on weakening appliance industry demand. These rating adjustments may result in higher interest costs if we were to seek additional financing in the capital markets. See Note 5 of the Notes to the Consolidated Financial Statements for additional information on financing arrangements.

OTHER MATTERS

Government authorities in various jurisdictions are conducting antitrust investigations of the global compressor industry, including our compressor business headquartered in Brazil (“Embraco”). In 2009, Embraco sales represented approximately 7% of our global net sales.

In February 2009, competition authorities in Brazil, the U.S. and Europe began to seek documents from us in connection with their investigations. A grand jury subpoena from the U.S. Department of Justice requested documents for the time period from 2003 to 2009. Competition authorities in other jurisdictions have sought similar information.

In September 2009, the Brazilian competition commission (CADE) agreed to terminate the administrative investigation of our compressor business. Under the terms of the settlement agreement, Whirlpool affiliates and certain executives located in Brazil acknowledged a violation of Brazilian antitrust law in the Brazilian compressor market by some Embraco employees. The settlement agreement provides for the affiliates to make contributions totaling 100 million Brazilian reais to a Brazilian government fund. The contributions translate to approximately $56 million, all of which was recorded as an expense in 2009. In December 2009, a Brazilian court agreed to the public prosecutor’s request to suspend a related criminal proceeding as to certain employees, including Paulo Periquito, former President, Whirlpool International. The proceeding will be dismissed after three years provided that the individuals comply with certain conditions imposed by the court, such as payment to a government fund, a charitable donation and periodic reporting to authorities. Suspension and dismissal of the proceeding does not involve any admission or finding of wrongdoing. We are cooperating with the ongoing government investigations in other jurisdictions and have taken actions, and will continue to take actions, to minimize our potential exposure.

Since the government investigations became public in February 2009, we have been named as a defendant in numerous related antitrust lawsuits in various jurisdictions seeking damages in connection with the pricing of compressors from 1996 to 2009. Several other compressor manufacturers who are the subject of the government investigations have also been named as defendants in the litigation. United States federal lawsuits instituted on behalf of purported purchasers and containing class action allegations have been combined in one proceeding in the United States District Court for the Eastern District of Michigan. We intend to defend the lawsuits vigorously.

The final outcome and impact of these matters, and related claims and investigations that may be brought in the future are subject to many variables, and cannot be predicted with certainty. An accrual has been established only where we have determined that a loss is probable and the amount of loss can be reasonably estimated. As of December 31, 2009, we have accrued charges of approximately $82 million related to these matters. While it is currently not possible to reasonably estimate the aggregate amount of costs which we may incur in connection with these matters, such costs could have a material adverse effect on the financial position, liquidity, or results of operations of Whirlpool.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS—(CONTINUED)

The Brazilian Constitution provides a general basis for recognizing tax credits on the purchase of raw materials used in production (“IPI tax credit”). Certain raw materials that are exempt or have a zero tax basis in the production process qualify for these IPI tax credits. Based on legal precedent, in 2003 and 2004, we recognized tax credits in an aggregate amount of $26 million adjusted for currency. The Brazilian tax authority subsequently challenged the recording of IPI tax credits. No credits were recognized in 2005 through 2009. In 2009, we entered into an agreement under a special Brazilian government program providing for extended payment terms and reductions in penalties and interest to encourage taxpayers to resolve disputed IPI tax credit amounts. Charges recorded related to this program for the year ended December 31, 2009 include $27 million in tax that was recorded in cost of products sold, $16 million in interest expense and $4 million in penalties recorded in interest and sundry income (expense) in our Consolidated Statements of Income. During the December 2009 quarter, based on newly issued regulations, we settled with the Brazilian tax authority to resolve these and other disputed tax amounts. As a result of this settlement agreement, we recorded an increase in value added taxes owed of approximately $4 million in cost of goods sold, a reduction in interest expense totaling $18 million related to interest abatement, a reduction in interest and sundry income (expense) of $4 million related to penalty abatement and related income tax expense of $5 million under this special program.

In 1989, a Brazilian affiliate (now a subsidiary) brought an action against a financial institution in Brazil seeking a “Declaration of Non-Enforceability of Obligations” relating to loan documentation entered into without authority by a senior officer of the affiliate. In September 2000, an adverse decision in the declaratory action became final. In 2001, the financial institution began a collection action and we responded with a counterclaim. The lower court dismissed the counterclaim in 2002 and the Superior Court confirmed the lower court decision in December 2005. The Superior Court dismissed our counterclaim in 2007. In late 2008, the lower court issued a decision in the collection action in favor of the financial institution in the amount of 283 million Brazilian reais (approximately $162 million), plus judicial adjustments, which could be significant. We have appealed this decision. Based on our outside counsel’s assessment of the case, we increased the amount previously accrued for our estimated exposure for this litigation by 80 million Brazilian reais (approximately $46 million) in the December 2009 quarter. However, the amount of the final award, if any, may be materially different than the amount we have accrued.

FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by us or on our behalf. Certain statements contained in this annual report, including those within the forward-looking perspective section within this Management’s Discussion and Analysis, and other written and oral statements made from time to time by us or on our behalf do not relate strictly to historical or current facts and may contain forward-looking statements that reflect our current views with respect to future events and financial performance. As such, they are considered “forward-looking statements” which provide current expectations or forecasts of future events. Such statements can be identified by the use of terminology such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “could,” “possible,” “plan,” “project,” “will,” “forecast,” and similar words or expressions. Our forward-looking statements generally relate to our growth strategies, financial results, product development, and sales efforts. These forward-looking statements should be considered with the understanding that such statements involve a variety of risks and uncertainties, known and unknown, and may be affected by inaccurate assumptions. Consequently, no forward-looking statement can be guaranteed and actual results may vary materially.

This document contains forward-looking statements about Whirlpool Corporation and its consolidated subsidiaries (“Whirlpool”) that speak only as of this date. Whirlpool disclaims any obligation to update these statements. Forward-looking statements in this document may include, but are not limited to, statements regarding expected earnings per share, cash flow, productivity and material and oil-related prices. Many risks, contingencies and uncertainties could cause actual results to differ materially from Whirlpool’s forward-looking

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS—(CONTINUED)

statements. Among these factors are: (1) changes in economic conditions which affect demand for our products, including the strength of the building industry and the level of interest rates; (2) the effects of the global economic crisis on our customers, suppliers and the availability of credit; (3) Whirlpool’s ability to continue its relationship with significant trade customers and the ability of these trade customers to maintain or increase market share; (4) intense competition in the home appliance industry reflecting the impact of both new and established global competitors, including Asian and European manufacturers; (5) the ability of Whirlpool to manage foreign currency fluctuations; (6) product liability and product recall costs; (7) litigation and legal compliance risk; (8) the ability of Whirlpool to achieve its business plans, productivity improvements, cost control, leveraging of its global operating platform, and acceleration of the rate of innovation; (9) inventory and other asset risk; (10) fluctuations in the cost of key materials (including steel, oil, plastic, resins, copper and aluminum) and components and the ability of Whirlpool to offset cost increases; (11) the ability of suppliers of critical parts, components and manufacturing equipment to deliver sufficient quantities to Whirlpool in a timely and cost-effective manner; (12) health care cost trends, regulatory changes and variations between results and estimates that could increase future funding obligations for pension and post retirement benefit plans; (13) Whirlpool’s ability to obtain and protect intellectual property rights; (14) information technology system failures and data security breaches; (15) global, political and/or economic uncertainty and disruptions, especially in Whirlpool’s significant geographic regions, including uncertainty and disruptions arising from natural disasters or terrorist attacks; (16) the effects of governmental investigations or related actions by third parties; (17) the impact of labor relations; (18) our ability to attract, develop and retain executives and other qualified employees; (19) changes in the legal and regulatory environment including environmental and health and safety regulations.

We undertake no obligation to update any forward-looking statement, and investors are advised to review disclosures in our filings with the Securities and Exchange Commission. It is not possible to foresee or identify all factors that could cause actual results to differ from expected or historic results. Therefore, investors should not consider the foregoing factors to be an exhaustive statement of all risks, uncertainties, or factors that could potentially cause actual results to differ from forward-looking statements. Additional information concerning these and other factors can be found in “Risk Factors” in Item 1A of this report.

WHIRLPOOL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

Year Ended December 31

(Millions of dollars, except per share data)

	2009	2008	2007
Net sales	$17,099	$18,907	$19,408

Expenses
Cost of products sold	14,713	16,383	16,517
Selling, general and administrative (exclusive of intangible amortization)	1,544	1,798	1,736
Intangible amortization	28	28	31
Restructuring costs	126	149	61

Operating profit	688	549	1,063

Other income (expense)
Interest and sundry income (expense)	(175)	(100)	(63)
Interest expense	(219)	(203)	(203)
Gain on sale of investment	—	—	7

Earnings from continuing operations before income taxes and other items	294	246	804

Income tax (benefit) expense	(61)	(201)	117

Earnings from continuing operations before equity earnings	355	447	687
Equity in loss of affiliated companies	(1)	—	(18)

Earnings from continuing operations	354	447	669
Loss from discontinued operations net of tax of $3 for the year ended December 31, 2007	—	—	(7)

Net earnings	354	447	662
Less: Net earnings available to noncontrolling interests	(26)	(29)	(22)

Net earnings available to Whirlpool common stockholders	$328	$418	$640

Per share of common stock
Basic earnings from continuing operations available to Whirlpool common stockholders	$4.39	$5.57	$8.24
Discontinued operations available to Whirlpool common stockholders, net of tax	—	—	(0.09)

Basic net earnings available to Whirlpool common stockholders	$4.39	$5.57	$8.15

Diluted net earnings from continuing operations available to Whirlpool common stockholders	$4.34	$5.50	$8.10
Discontinued operations available to Whirlpool common stockholders, net of tax	—	—	(0.09)

Diluted net earnings available to Whirlpool common stockholders	$4.34	$5.50	$8.01

Dividends	$1.72	$1.72	$1.72

Weighted-average shares outstanding (in millions)
Basic	74.6	75.1	78.5
Diluted	75.6	76.0	79.9

The accompanying notes are an integral part of these Consolidated Financial Statements

WHIRLPOOL CORPORATION

CONSOLIDATED BALANCE SHEETS

(Millions of dollars, except per share data)

	December 31, 2009	December 31, 2008
Assets
Current assets
Cash and equivalents	$1,380	$146
Accounts receivable, net of allowance for uncollectible accounts of $76 and $66 at December 31, 2009 and December 31, 2008, respectively	2,500	2,103
Inventories	2,197	2,591
Prepaid expenses	99	110
Deferred income taxes	295	580
Other current assets	554	514

Total current assets	7,025	6,044

Other assets
Goodwill, net	1,729	1,728
Other intangibles, net of accumulated amortization of $132 and $96 at December 31, 2009 and December 31, 2008, respectively	1,796	1,821
Other assets	1,427	954

Total other assets	4,952	4,503

Property, plant and equipment
Land	77	74
Buildings	1,207	1,186
Machinery and equipment	8,193	7,549
Accumulated depreciation	(6,360)	(5,824)

Total property, plant and equipment	3,117	2,985

Total assets	$15,094	$13,532

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$3,308	$2,805
Accrued expenses	632	530
Accrued advertising and promotions	475	440
Employee compensation	501	306
Notes payable	23	393
Current maturities of long-term debt	378	202
Other current liabilities	624	887

Total current liabilities	5,941	5,563

Noncurrent liabilities
Long-term debt	2,502	2,002
Pension benefits	1,557	1,505
Postretirement benefits	693	822
Other liabilities	641	567

Total noncurrent liabilities	5,393	4,896

Commitments and contingencies
Stockholders’ equity
Common stock, $1 par value, 250 million shares authorized, 105 million and 104 million shares issued at December 31, 2009 and December 31, 2008, respectively, 75 million and 73 million shares outstanding at December 31, 2009 and December 31, 2008, respectively	105	104
Additional paid-in capital	2,067	2,033
Retained earnings	4,193	3,993
Accumulated other comprehensive income (loss)	(868)	(1,259)
Treasury stock, 30 million shares and 31 million shares at December 31, 2009 and December 31, 2008, respectively	(1,833)	(1,865)

Total Whirlpool stockholders’ equity	3,664	3,006

Noncontrolling interests	96	67

Total stockholder’s equity	3,760	3,073

Total liabilities and stockholders’ equity	$15,094	$13,532

The accompanying notes are an integral part of these Consolidated Financial Statements

WHIRLPOOL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

Year ended December 31

(Millions of dollars)

	2009	2008	2007
Operating activities of continuing operations
Net earnings	$354	$447	$662
Loss from discontinued operations	—	—	7

Earnings from continuing operations	354	447	669
Adjustments to reconcile net earnings from continuing operations to cash provided by operating activities from continuing operations:
Depreciation and amortization	525	597	593
Curtailment gain	(92)	—	—
Gain on disposition of assets	(4)	(60)	(65)
Gain on sale of investment	—	—	(7)
(Decrease) increase in LIFO inventory reserve	(41)	42	9
Equity in losses of affiliated companies, less dividends received	1	—	18
Changes in assets and liabilities:
Accounts receivable	(286)	300	181
Inventories	578	(174)	(194)
Accounts payable	326	(250)	105
Restructuring charges, net of cash paid	(14)	33	(82)
Taxes deferred and payable, net	(112)	(256)	10
Accrued pension	(84)	(123)	(70)
Employee compensation	213	(84)	(24)
Other	186	(145)	(216)

Cash provided by continuing operating activities	1,550	327	927

Investing activities of continuing operations
Capital expenditures	(541)	(547)	(536)
Proceeds from sale of assets	77	119	130
Proceeds from sale of Maytag adjacent businesses	—	—	100
Investment in related businesses	(35)	(5)	(25)

Cash used in investing activities of continuing operations	(499)	(433)	(331)

Financing activities of continuing operations
Proceeds from borrowings of long-term debt	872	545	3
Net (repayments) proceeds from short-term borrowings	(362)	101	(243)
Repayments of long-term debt	(210)	(131)	(17)
Dividends paid	(128)	(128)	(134)
Common stock issued	21	21	68
Purchase of treasury stock	—	(247)	(368)
Other	(49)	(20)	(5)

Cash provided by (used in) financing activities of continuing operations	144	141	(696)

Cash provided by operating activities from discontinued operations	—	—	6

Effect of exchange rate changes on cash and equivalents	39	(90)	33

Increase (decrease) in cash and equivalents	1,234	(55)	(61)
Cash and equivalents at beginning of year	146	201	262

Cash and equivalents at end of year	$1,380	$146	$201

Supplemental disclosure of cash flow information
Cash paid for interest	$209	$200	$204
Cash paid for taxes	51	76	39

The accompanying notes are an integral part of these Consolidated Financial Statements

WHIRLPOOL CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

Year ended December 31

(Millions of dollars)

	Total	Whirlpool Common Stockholders				Non- Controlling Interests
		Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock/ Additional Paid- in-Capital	Common Stock
Balances, December 31, 2006	$3,331	$3,205	$(643)	$619	$102	$48
Comprehensive income
Net earnings	662	640	—	—	—	22
Other comprehensive income (See Note 8)	385	—	373	—	—	12

Comprehensive income	1,047

Adoption of ASC 740 (formerly FIN 48)	(8)	(8)	—	—	—	—
Stock repurchased	(368)	—	—	(368)	—	—
Stock issued	130	—	—	124	1	5
Dividends declared	(152)	(134)	—	—	—	(18)

Balances, December 31, 2007	3,980	3,703	(270)	375	103	69
Comprehensive income
Net earnings	447	418	—	—	—	29
Other comprehensive income (See Note 8)	(1,003)	—	(989)	—	—	(14)

Comprehensive income	(556)

Stock repurchased	(247)	—	—	(247)	—	—
Stock issued	41	—	—	40	1	—
Dividends declared	(145)	(128)	—	—	—	(17)

Balances, December 31, 2008	3,073	3,993	(1,259)	168	104	67
Comprehensive income
Net earnings	354	328	—	—	—	26
Other comprehensive income (See Note 8)	409	—	391	—	—	18

Comprehensive income	763

Stock issued	67	—	—	66	1	—
Dividends declared	(143)	(128)	—	—	—	(15)

Balances, December 31, 2009	$3,760	$4,193	$(868)	$234	$105	$96

The accompanying notes are an integral part of these Consolidated Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(1) SUMMARY OF PRINCIPAL ACCOUNTING POLICIES

General Information

Whirlpool Corporation, a Delaware corporation, is the world’s leading manufacturer and marketer of major home appliances. We manufacture appliances in 12 countries under 13 principal brand names in four geographic operating segments and market products in nearly every country around the world. Our Consolidated Financial Statements include all majority-owned subsidiaries. All intercompany transactions have been eliminated upon consolidation.

We have evaluated subsequent events through the date the financial statements were issued and filed with the Securities and Exchange Commission, which was February 17, 2010.

Use of Estimates

We are required to make estimates and assumptions that affect the amounts reported in the Consolidated Financial Statements and accompanying notes. Actual results could differ materially from those estimates.

Revenue Recognition

Sales are recorded when title passes to the customer as determined by the shipping terms. For the majority of our sales, title is transferred to the customer as soon as products are shipped. For a portion of our sales, title is transferred to the customer upon receipt of products at the customer’s location. Allowances for estimated returns are made on sales of certain products based on historical return rates for the products involved.

Accounts Receivable and Allowance for Doubtful Accounts

We carry accounts receivable at sales value less an allowance for doubtful accounts. We periodically evaluate accounts receivable and establish an allowance for doubtful accounts based on a combination of specific customer circumstances, credit conditions and the history of write-offs and collections. We evaluate items on an individual basis when determining accounts receivable write-offs. Our policy is to not charge interest on trade receivables after the invoice becomes past due. A receivable is considered past due if payment has not been received within agreed upon invoice terms.

Freight and Warehousing Costs

We classify freight and warehousing costs within cost of products sold within our Consolidated Statements of Income.

Cash and Equivalents

All highly liquid debt instruments purchased with an initial maturity of three months or less are considered cash equivalents.

Inventories

Inventories are stated at first-in, first-out (“FIFO”) cost, except U.S. production inventories, which are stated at last-in, first-out (“LIFO”) cost, and Brazil and Asia inventories, which are stated at average cost. Costs do not exceed realizable values. See Note 4 for additional information about inventories.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Goodwill and Other Intangibles

Goodwill and indefinite lived intangible assets are required to be evaluated for impairment on an annual basis (or whenever events occur which may indicate possible impairment). Goodwill is evaluated using a two-step impairment test at the reporting unit level. The first step of the goodwill impairment test compares the book value of a reporting unit, including goodwill, with its fair value, as determined by its discounted cash flows. If the book value of a reporting unit exceeds its fair value, we perform the second step of the impairment test to determine the amount of goodwill impairment loss to be recorded. In the second step, we determine an implied fair value of the reporting unit’s goodwill by allocating the fair value of the reporting unit to all of the assets and liabilities other than goodwill (including any unrecognized intangible assets). The difference between the total fair value of the reporting unit and the fair value of all the assets and liabilities other than goodwill is the implied fair value of that goodwill. The amount of impairment loss is equal to the excess of the book value of the goodwill over the implied fair value of that goodwill.

In assessing the fair value of trademarks, we utilize a relief from royalty method. If the carrying amount of a trademark exceeds its fair value, an impairment loss is recognized in an amount equal to the excess. Considerable judgment is necessary to estimate key assumptions involved in valuing our trademarks, including projected revenues, royalty rates and applicable discount rates.

Definite lived intangible assets are amortized over their estimated useful life ranging from 6 to 18 years. See Note 2 for additional information about goodwill and intangible assets.

Accounts Payable Outsourcing

We offer our suppliers access to a payables presentment and settlement service (PPS) provided by a third party processor. This service allows our suppliers to view scheduled Whirlpool payments online, enabling them to better manage their cash flow and reduce payment processing costs. Independent of Whirlpool, the PPS provider also allows suppliers to sell their receivables to financial institutions at the sole discretion of both the supplier and the financial institution. We have no economic interest in the sale of these receivables and no direct relationship with financial institutions concerning this service. All of our obligations, including amounts due, remain to our suppliers as stated in our supplier agreements. As of December 31, 2009 and 2008, approximately $246 million and $119 million, respectively, of our total accounts payable is available for this purpose and approximately $145 million and $72 million, respectively, has been sold by suppliers to participating financial institutions.

Research and Development Costs

Research and development costs are charged to expense as incurred and totaled $455 million, $436 million and $421 million in 2009, 2008 and 2007, respectively.

Advertising Costs

Advertising costs are charged to expense when the advertisement is first communicated and totaled $211 million, $336 million and $321 million in 2009, 2008 and 2007, respectively.

Discontinued Operations

We present the results of operations, financial position and cash flows of operations that have either been sold or that meet the “held for sale accounting” and certain other criteria as discontinued operations.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Foreign Currency Translation

The functional currency for our international subsidiaries and affiliates is typically the local currency. Certain international subsidiaries primarily utilize the U.S. dollar and Euro as the functional currency.

Long-Lived Assets

Property, plant and equipment are stated at cost. During the March 2009 quarter, we changed our method of depreciation prospectively for substantially all long-lived production machinery and equipment to a modified units of production depreciation method. Under this method, we record depreciation based on units produced, unless units produced drop below a minimum threshold at which point depreciation is recorded using the straight-line method. Prior to 2009, all machinery and equipment was depreciated using the straight-line method. We believe depreciating machinery and equipment based on units of production is a preferable method as it best matches the usage of assets with the revenues derived from those assets. For nonproduction long-lived assets, we depreciate costs based on the straight-line method. Depreciation expense for property, plant and equipment was $497 million, $569 million and $562 million in 2009, 2008 and 2007, respectively.

The estimated useful lives for major asset classifications are as follows:

Asset Classification	Estimated Useful Life
Buildings	25 to 50 years
Machinery and equipment	4 to 23 years
Computer/Software	1 to 8 years

As a result of this change in method, and lower overall production levels in 2009, depreciation expense decreased by $83 million from what would have been recorded using the straight-line method. Net of amounts capitalized into ending inventories and income taxes, net earnings increased $48 million for 2009, or $.64 per diluted share.

We classify gains and losses associated with asset dispositions in the same line item as the underlying depreciation of the disposed asset in the Consolidated Statements of Income. Net gains and losses recognized in cost of products sold include a loss of $3 million for 2009 and gains of $16 million and $51 million for 2008, and 2007, respectively. Net gains recognized in selling, general and administrative expenses include $1 million, $19 million and $14 million for 2009, 2008 and 2007, respectively.

We record impairment losses on long-lived assets when events and circumstances indicate the assets may be impaired and the estimated future cash flows generated by those assets are less than their carrying amounts.

Derivative Financial Instruments

We use derivative instruments designated as cash flow and fair value hedges to manage our exposure to the volatility in material costs, foreign currency and interest rates on certain debt instruments. We fair value these derivative instruments periodically. Changes in the fair value of derivative assets or liabilities (i.e., gains or losses) are recognized depending upon the type of hedging relationship and whether a hedge has been designated. For those derivative instruments that qualify for hedge accounting, we designate the hedging instrument, based upon the exposure being hedged, as a cash flow hedge, fair value hedge, or a hedge of a net investment in a foreign operation. Changes in fair value of derivative instruments that do not qualify for hedge accounting are recognized immediately in current earnings. See Note 7 for additional information about hedges and derivative financial instruments.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Income Taxes

In accounting for income taxes, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of the respective assets and liabilities, using enacted tax rates in effect for the year that the differences are expected to reverse. Judgment is required in determining and evaluating our income tax provisions. We recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by taxing authorities, based on the technical merits of the position. We evaluate and adjust these accruals in light of changing facts and circumstances. For additional information about income taxes, see Note 11.

Stock Based Compensation

We recognize stock based compensation expense based on the grant date fair value of the award over the period during which an employee is required to provide service in exchange for the award (generally the vesting period). The fair value of stock options is determined using the Black-Scholes option-pricing model, which incorporates assumptions regarding the risk-free interest rate, expected volatility, expected option life and dividend yield. Stock options are granted with an exercise price equal to the stock price on the date of grant. The fair value of restricted stock units and performance stock units is based on the closing market price of Whirlpool common stock on the grant date. See Note 9 for additional information about stock based compensation.

BEFIEX Credits

Our Brazilian operations earned tax credits under the Brazilian government’s export incentive program. These credits reduce Brazilian federal excise taxes on domestic sales, resulting in an increase in the operations’ recorded net sales. Based on a recalculation of available credits and a favorable court decision in the fourth quarter of 2005, we were able to recognize approximately $69 million, $168 million and $131 million of export credits during 2009, 2008 and 2007, respectively. As of December 31, 2009, approximately $693 million of export credits remain. We recognize credits as they are monetized; however, future actions by the Brazilian government could limit our ability to monetize these export credits. See Note 11 for additional information about how these credits impact our effective tax rate which are included in “Foreign government tax incentive” in the rate reconciliation of our effective tax rate.

Reclassifications

We reclassified certain prior period amounts in our Consolidated Financial Statements to be consistent with current period presentation. The effect of these reclassifications is not material.

New Accounting Standards

In June 2009, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Codification (“ASC”) 105, “Generally Accepted Accounting Principles” (formerly Statement of Financial Accounting Standards (“SFAS”) No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles”). ASC 105 establishes the FASB ASC as the single source of authoritative nongovernmental U.S. GAAP. The standard is effective for interim and annual periods ending after September 15, 2009. We adopted the provisions of the standard on September 30, 2009, which did not have a material impact on our financial statements.

In June 2009, the FASB issued accounting guidance contained within ASC 810, “Consolidation”, regarding the consolidation of variable interest entities (formerly SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)”). ASC 810 is intended to improve financial reporting by providing additional guidance to companies

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

involved with variable interest entities and by requiring additional disclosures about a company’s involvement in variable interest entities. This standard is effective for interim and annual periods ending after November 15, 2009. We adopted the provisions of the standard on January 1, 2010, which did not have a material impact on our financial statements.

In June 2009, the FASB issued ASC 860, “Transfers and Servicing” (formerly SFAS No. 166, “Accounting for Transfers of Financial Assets”). ASC 860 requires more information about transfers of financial assets and where companies have continuing exposure to the risk related to transferred financial assets. It eliminates the concept of a qualifying special purpose entity, changes the requirements for derecognizing financial assets, and requires additional disclosure. This standard is effective for interim and annual periods ending after November 15, 2009. We adopted the provisions of the standard on January 1, 2010, which did not have a material impact on our financial statements.

In April 2009, the FASB issued ASC 825, “Financial Instruments” (formerly FASB Staff Position 107-1, “Interim Disclosures about Fair Value of Financial Instruments”). ASC 825 requires disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies, as well as in annual financial statements. This standard also requires those disclosures in summarized financial information at interim reporting periods ending after June 15, 2009. We adopted the provisions of ASC 825 on June 30, 2009. See Notes 3 and 5 for information related to the fair value of our financial instruments.

In March 2008, the FASB issued the disclosure requirements within ASC 815, “Derivatives and Hedging” (formerly SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities, an Amendment of FASB No. 133”). ASC 815 is intended to improve transparency in financial reporting by requiring enhanced disclosures of an entity’s derivative instruments and hedging activities and their effects on the entity’s financial position, financial performance, and cash flows. The disclosure requirements apply to all derivative instruments within the scope of ASC 815. The standard also applies to non-derivative hedging instruments and all hedged items designated and qualifying under ASC 815. We adopted the disclosure requirements of ASC 815 on January 1, 2009. For additional information regarding derivative instruments and hedging activities, see Note 7.

In December 2007, the FASB issued accounting guidance contained within ASC 805, “Business Combinations” (formerly SFAS No. 141(R), “Business Combinations”). ASC 805 requires us to continue to follow the guidance in SFAS 141 for certain aspects of business combinations, with additional guidance provided defining the acquirer, the accounting for transaction costs and contingent consideration, recognizing and measuring the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree, assets and liabilities arising from contingencies, defining a bargain purchase and recognizing and measuring goodwill or a gain from a bargain purchase. In addition, adjustments associated with changes in tax contingencies that occur after the measurement period, not to exceed one year, are recorded as adjustments to income. This statement was effective for all business combinations for which the acquisition date is on or after the beginning of an entity’s first fiscal year that begins after December 15, 2008; however, the guidance in this standard regarding the treatment of income tax contingencies is retrospective to business combinations completed prior to January 1, 2009. We adopted ASC 805 on January 1, 2009.

In December 2007, the FASB issued accounting guidance contained within ASC 810, “Consolidation”, regarding noncontrolling interests (formerly SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements”). ASC 810-10-65 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. We adopted ASC 810-10-65 on January 1, 2009. As a result, we have reclassified financial statement line items within our Consolidated Balance Sheets and Statements of Income for the prior period to conform with this standard. Additionally, see Note 8 for disclosure reflecting the impact of ASC 810-10-65 on our reconciliation of comprehensive income and stockholders’ equity.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(2) GOODWILL AND OTHER INTANGIBLES

Goodwill

Goodwill and indefinite lived intangibles are subject to an annual impairment analysis performed during the fourth quarter of each year, by reporting unit. We determine the fair value of each reporting unit using discounted cash flows. Our reporting units include: North America, Europe, Multibras and Embraco (which combined is our Latin America reportable operating segment) and Asia. We performed the annual impairment tests and determined there is no impairment for any period presented.

The following table summarizes the net carrying amount of goodwill:

Reporting unit—Millions of dollars	December 31,
	2009	2008
North America	$1,724	$1,724
Embraco	5	4

Total	$1,729	$1,728

Other Intangible Assets

The following table summarizes our net carrying value of intangible assets by operating segment (North America (“NAR”), Latin America (“LAR”) and Europe (“WER”)), as follows:

December 31—Millions of dollars	NAR		LAR		WER		Total		Estimated Useful Life
	2009	2008	2009	2008	2009	2008	2009	2008
Trademarks	$1,478	$1,478	$—	$—	$34	$34	$1,512	$1,512	Indefinite life
Customer relationships	226	242	—	—	—	—	226	242	18 years
Patents and non-compete agreements	42	53	6	5	10	9	58	67	6 to 10 years

Total other intangibles assets, net	$1,746	$1,773	$6	$5	$44	$43	$1,796	$1,821

Amortization expense is estimated to be $28 million for each of the years 2010-2012, $20 million for 2013 and $16 million for 2014.

(3) FAIR VALUE MEASUREMENTS

Fair value is measured based on an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, a three-tier fair value hierarchy is established, which prioritizes the inputs used in measuring fair value as follows: (Level 1) observable inputs such as quoted prices in active markets; (Level 2) inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and (Level 3) unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

Assets and liabilities measured at fair value are based on one or more of three valuation techniques. The three valuation techniques are identified in the table below and are as follows:

(a)	Market approach—prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(b)	Cost approach—amount that would be required to replace the service capacity of an asset (replacement cost)

(c)	Income approach—techniques to convert future amounts to a single present amount based on market expectations (including present value techniques, option-pricing and excess earnings models)

Assets and liabilities measured at fair value on a recurring basis are as follows:

December 31—Millions of dollars	Total	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Valuation Technique
2009
Money market funds(1)	$355	$355	$—	$—	(a	)
Net derivative contracts	97	—	97	—	(a	)
Available for sale investments	25	25	—	—	(a	)
2008
Net derivative contracts	$(234)	$—	$(234)	$—	(a	)
Available for sale investments	17	17	—	—	(a	)

(1)	Money market funds are primarily comprised of U.S. government obligations.

During 2008, we recorded an impairment charge of $9 million in our Europe segment associated with an available for sale investment. The impairment charge was recorded in interest and sundry income (expense) in our Consolidated Statements of Income for the year ended December 31, 2008.

(4) INVENTORIES

December 31—Millions of dollars	2009	2008
Finished products	$1,853	$2,213
Work in process	50	49
Raw materials	439	515

	2,342	2,777
Less excess of FIFO cost over LIFO cost	(145)	(186)

Total inventories	$2,197	$2,591

The decrease in inventories in 2009 compared to 2008 is driven primarily by increased demand in our Latin America region due to favorable economic conditions in Brazil, the Impostos sobre Produtos sales tax holiday declared by the Brazilian government for the second half of 2009 and decreases in production levels in our North America and Europe regions.

LIFO inventories represent approximately 40% and 43% of total inventories at December 31, 2009 and 2008, respectively. Throughout 2009, we decreased our excess of FIFO cost over LIFO cost reserve due to the impact of lower materials costs during 2009 and decrements in LIFO layers totaling approximately $2 million.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(5) FINANCING ARRANGEMENTS

Debt

The following table summarizes our debt at December 31, 2009 and 2008:

Millions of dollars	2009	2008
Variable rate notes, maturing through 2009	$—	$200
Senior note—8.6%, maturing 2010	325	325
Senior note—6.125%, maturing 2011	300	300
Senior note—8.0%, maturing 2012	350	—
Medium-term note—5.5%, maturing 2013	499	499
Maytag medium-term note—6.5%, maturing 2014	102	102
Senior note—8.6%, maturing 2014	500	—
Maytag medium-term note—5.0%, maturing 2015	192	190
Senior note—6.5%, maturing 2016	249	249
Debentures—7.75%, maturing 2016	244	243
Other (various maturing through 2016)	119	96

	2,880	2,204
Less current maturities	378	202

Total long-term debt, net of current maturities	$2,502	$2,002

The following table summarizes the contractual maturities of our debt, including current maturities, at December 31, 2009:

Millions of dollars
2010	$378
2011	312
2012	361
2013	511
2014	611
Thereafter	707

Total debt	$2,880

On May 4, 2009, we completed a debt offering comprised of (1) $350 million aggregate principal amount of 8.000% notes due May 1, 2012 and (2) $500 million aggregate principal amount of 8.600% notes due May 1, 2014. The proceeds from the notes were used for general corporate purposes. If we experience a downgrade in our credit ratings, the notes are subject to an increase in the interest rate, resulting in higher interest payments. The notes contain customary covenants that limit our ability to incur certain liens or enter into certain sale and lease-back transactions. In addition, if we experience a specific kind of change of control, we are required to make an offer to purchase all of the notes at a purchase price of 101% of the principal amount thereof, plus accrued and unpaid interest. The notes are registered under the Securities Act of 1933, as amended, pursuant to our Registration Statement on Form S-3 (File No. 333-157392) filed with the Securities and Exchange Commission on February 19, 2009.

On February 28, 2008 we completed the issuance of $500 million 5.50% notes due March 1, 2013. The notes were issued under an existing shelf registration statement filed with the Securities and Exchange Commission. We pay interest semiannually on March 1 and September 1. The notes contain a provision which requires Whirlpool to make an offer to purchase the notes at a purchase price equal to 101% of the principal amount plus any accrued and unpaid interest if certain change of control events occur. The notes are also subject to customary non-financial covenants.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

During 2009, we have incurred and paid a total of $5.3 million in debt financing related fees. These amounts have been capitalized and are being amortized over the term of the respective agreements.

We are in compliance with debt covenant requirements at December 31, 2009.

The fair value of long-term debt (including current maturities) at December 31, 2009 and 2008 was $3,060 million and $2,037 million, respectively, and was estimated using discounted cash flow analysis based on incremental borrowing rates for similar types of borrowing arrangements.

Notes Payable

Notes payable consist of short-term borrowings payable to banks. The fair value of our notes payable approximates the carrying amount due to the short maturity of these obligations. The weighted-average interest rate on notes payable was 4.3% and 3.8% for the years ended December 31, 2009 and 2008, respectively.

We have credit facilities which provide $1.35 billion maturing on August 13, 2012 and $522 million maturing December 1, 2010, and include a $200 million letter of credit subfacility. Borrowings under the credit facilities are available to us and designated subsidiaries for general corporate purposes, including commercial paper support. Subsidiary borrowings under these facilities, if any, are guaranteed by us. Interest under the credit facilities accrues at a variable annual rate based on LIBOR plus a margin or the prime rate plus a margin. The margin is dependent on our credit rating at that time. The credit facilities require us to meet certain leverage and interest coverage requirements. At December 31, 2009 and 2008, borrowings of $0 and $247 million, respectively, were outstanding under these credit agreements and are included within notes payable in our Consolidated Balance Sheets. We are in compliance with financial covenant requirements at December 31, 2009 and 2008.

On February 27, 2009, we entered into an amendment (the “First Amendment”) to the Amended and Restated Long-Term Five-Year Credit Agreement (the “Credit Agreement”), dated as of December 1, 2005, by and among Whirlpool Corporation, certain other borrowers, the lenders referred to therein, Citibank N.A., as administrative agent and fronting agent, JPMorgan Chase Bank, N.A., as syndication agent, and ABN Amro Bank N.V., Royal Bank of Scotland and Bank of America, as documentation agents.

The First Amendment amends our $2.2 billion Credit Agreement to (1) increase our maximum Leverage Ratio (as defined in the Credit Agreement) to 3.5 to 1.0 for each fiscal quarter ended on or prior to December 31, 2009, reverting to 3.0 to 1.0 for each fiscal quarter ended thereafter; (2) reduce our minimum Interest Coverage Ratio (as defined in the Credit Agreement) to 1.5 to 1.0 for each fiscal quarter ended on or prior to December 31, 2009, reverting to 2.0 to 1.0 for each fiscal quarter ended thereafter; (3) limit the value of the assets subject to non-permitted liens to an amount equal to $200 million and permit liens on assets located outside of the United States arising by operation of law; (4) exclude an amount of non-recurring cash restructuring charges of up to $100 million on a rolling 12 month basis for the purposes of calculating “Consolidated EBIT” and “Consolidated EBITDA” under the Credit Agreement; (5) for purposes of calculating the “Leverage Ratio,” provide for a $200 million exclusion from the definition of “Indebtedness” for net assets or liabilities with respect to hedging contracts; (6) increase the spread over LIBOR to 3%, the spread over prime to 2%, and the utilization fee to be paid, if amounts borrowed exceed $1.1 billion, to 1% as of the date of the First Amendment; and (7) replace the facility fee with an unused commitment fee of 0.50%, as of the date of the First Amendment.

On August 13, 2009, we entered into a second amendment (the “Second Amendment”) to the Credit Agreement pursuant to which Whirlpool Corporation amended and restated such facility to be an Amended and Restated Long-Term Credit Agreement (the “Amended Credit Agreement”), by and among Whirlpool Corporation, certain other borrowers, the lenders referred to therein, JPMorgan Chase Bank, N.A., as Administrative Agent and Fronting Agent, Citibank, N.A., as Syndication Agent, The Royal Bank of Scotland plc, Fortis Capital Corp. and Bank of America, N.A., as Documentation Agents.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The Second Amendment divides and reduces the existing credit facility into a $1.35 billion tranche maturing on August 13, 2012 (the “Extending Tranche”) and a $522 million tranche maturing December 1, 2010 (the “Non-Extending Tranche”). The Second Amendment also increases the letter of credit sublimit from $100 million to $200 million. The interest rate margin over LIBOR and the prime rate will be charged based on Whirlpool’s credit rating.

For the Extending Tranche, the Second Amendment provides that the utilization fee to be paid, if amounts borrowed exceed 50% of the facility, is 0.50%. For the Non-Extending Tranche, the Second Amendment provides that the utilization fee to be paid, if amounts borrowed exceed 50% of the facility, is 1%. We will incur a commitment fee for any unused portion of the credit facility which is based on Whirlpool’s credit rating.

The Second Amendment requires us to meet certain financial tests. Whirlpool’s maximum rolling twelve month Leverage Ratio (as defined in the Amended Credit Agreement) is limited to 3.5 to 1.0 for each fiscal quarter ended on or prior to December 31, 2010, and 3.25 to 1.0 for each fiscal quarter ended thereafter. The rolling twelve month Interest Coverage Ratio (as redefined in the Amended Credit Agreement as EBITDA to Interest Expense) is required to be greater than or equal to 2.5 to 1.0 for each fiscal quarter ended on or prior to December 31, 2010 and 3.0 to 1.0 for each fiscal quarter ended thereafter.

During 2009, we have incurred and paid a total of $32.8 million in notes payable financing related fees. These amounts have been capitalized and are being amortized over the term of the respective agreements.

(6) COMMITMENTS AND CONTINGENCIES

Guarantees

We have guarantee arrangements in a Brazilian subsidiary. As a standard business practice in Brazil, the subsidiary guarantees customer lines of credit at commercial banks to support purchases following its normal credit policies. If a customer were to default on its line of credit with the bank, our subsidiary would be required to satisfy the obligation with the bank, and the receivable would revert back to the subsidiary. At December 31, 2009 and 2008, the guaranteed amounts totaled $309 million and $203 million, respectively. Our only recourse with respect to these arrangements would be legal or administrative collection efforts directed against the customer.

We provide guarantees of indebtedness and lines of credit for various consolidated subsidiaries. The maximum amount of credit facilities available under these lines for consolidated subsidiaries totaled $1.4 billion and $1.3 billion at December 31, 2009 and 2008, respectively. Our total outstanding bank indebtedness under guarantees totaled $18 million and $364 million at December 31, 2009 and 2008, respectively.

As of May 16, 2008, we guaranteed a $50 million five year revolving credit facility between certain financial institutions and a not-for-profit entity in connection with a community and economic development project (“Harbor Shores”). The fair value of the guarantee is nominal. The purpose of Harbor Shores is to stimulate employment and growth in the areas of Benton Harbor and St. Joseph, Michigan. In the event of default, we must satisfy the guarantee of the credit facility up to the amount borrowed at the date of default.

Warranty Reserves

Product warranty reserves are established in the same period that revenue from the sale of the related products is recognized. The amounts of those reserves are based on established terms and our best estimate of the amounts necessary to settle future and existing claims on products sold as of the balance sheet date.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The following represents a reconciliation of the changes in product warranty reserves for the periods presented:

Millions of dollars	2009	2008
Balance at January 1	$215	$226
Warranties issued during the period	396	417
Settlements made during the period	(433)	(411)
Other changes	11	(17)

Balance at December 31	$189	$215

Current portion	$159	$174
Non-current portion	30	41

Total	$189	$215

Product warranty reserves are included within other current liabilities and other noncurrent liabilities in our Consolidated Balance Sheets at December 31, 2009 and 2008.

Operating Lease Commitments

At December 31, 2009, we had noncancelable operating lease commitments totaling $897 million. The annual future minimum lease payments are summarized by year in the table below:

Millions of dollars
2010	$186
2011	159
2012	126
2013	99
2014	79
Thereafter	248

Total noncancelable operating lease commitments	$897

Our rent expense was $208 million, $201 million and $183 million for the years 2009, 2008 and 2007, respectively.

Purchase Obligations

Our expected cash outflows resulting from purchase obligations are summarized by year in the table below:

Millions of dollars
2010	$278
2011	296
2012	184
2013	85
2014	46
Thereafter	115

Total purchase obligations	$1,004

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Legal Contingencies

Government authorities in various jurisdictions are conducting antitrust investigations of the global compressor industry, including our compressor business headquartered in Brazil (“Embraco”). In 2009, Embraco sales represented approximately 7% of our global net sales.

In February 2009, competition authorities in Brazil, the U.S. and Europe began to seek documents from us in connection with their investigations. A grand jury subpoena from the U.S. Department of Justice requested documents for the time period from 2003 to 2009. Competition authorities in other jurisdictions have sought similar information.

In September 2009, the Brazilian competition commission (CADE) agreed to terminate the administrative investigation of our compressor business. Under the terms of the settlement agreement, Whirlpool affiliates and certain executives located in Brazil acknowledged a violation of Brazilian antitrust law in the Brazilian compressor market by some Embraco employees. The settlement agreement provides for the affiliates to make contributions totaling 100 million Brazilian reais to a Brazilian government fund. The contributions translate to approximately $56 million, all of which was recorded as an expense in 2009. In December 2009, a Brazilian court agreed to the public prosecutor’s request to suspend a related criminal proceeding as to certain employees, including Paulo Periquito, former President, Whirlpool International. The proceeding will be dismissed after three years provided that the individuals comply with certain conditions imposed by the court, such as payment to a government fund, a charitable donation and periodic reporting to authorities. Suspension and dismissal of the proceeding does not involve any admission or finding of wrongdoing. We are cooperating with the ongoing government investigations in other jurisdictions and have taken actions, and will continue to take actions, to minimize our potential exposure.

Since the government investigations became public in February 2009, we have been named as a defendant in numerous related antitrust lawsuits in various jurisdictions seeking damages in connection with the pricing of compressors from 1996 to 2009. Several other compressor manufacturers who are the subject of the government investigations have also been named as defendants in the litigation. United States federal lawsuits instituted on behalf of purported purchasers and containing class action allegations have been combined in one proceeding in the United States District Court for the Eastern District of Michigan. We intend to defend the lawsuits vigorously.

The final outcome and impact of these matters, and related claims and investigations that may be brought in the future are subject to many variables, and cannot be predicted with certainty. An accrual has been established only where we have determined that a loss is probable and the amount of loss can be reasonably estimated. As of December 31, 2009, we have accrued charges of approximately $82 million related to these matters. While it is currently not possible to reasonably estimate the aggregate amount of costs which we may incur in connection with these matters, such costs could have a material adverse effect on the financial position, liquidity, or results of operations of Whirlpool.

The Brazilian Constitution provides a general basis for recognizing tax credits on the purchase of raw materials used in production (“IPI tax credit”). Certain raw materials that are exempt or have a zero tax basis in the production process qualify for these IPI tax credits. Based on legal precedent, in 2003 and 2004, we recognized tax credits in an aggregate amount of $26 million adjusted for currency. The Brazilian tax authority subsequently challenged the recording of IPI tax credits. No credits were recognized in 2005 through 2009. In 2009, we entered into an agreement under a special Brazilian government program providing for extended payment terms and reductions in penalties and interest to encourage taxpayers to resolve disputed IPI tax credit amounts. Charges recorded related to this program for the year ended December 31, 2009 include $27 million in tax that was recorded in cost of products sold, $16 million in interest expense and $4 million in penalties

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

recorded in interest and sundry income (expense) in our Consolidated Statements of Income. During the December 2009 quarter, based on newly issued regulations, we settled with the Brazilian tax authority to resolve these and other disputed tax amounts. As a result of this settlement agreement, we recorded an increase in value added taxes owed of approximately $4 million in cost of goods sold, a reduction in interest expense totaling $18 million related to interest abatement, a reduction in interest and sundry income (expense) of $4 million related to penalty abatement and related income tax expense of $5 million under this special program.

In 1989, a Brazilian affiliate (now a subsidiary) brought an action against a financial institution in Brazil seeking a “Declaration of Non-Enforceability of Obligations” relating to loan documentation entered into without authority by a senior officer of the affiliate. In September 2000, an adverse decision in the declaratory action became final. In 2001, the financial institution began a collection action and we responded with a counterclaim. The lower court dismissed the counterclaim in 2002 and the Superior Court confirmed the lower court decision in December 2005. The Superior Court dismissed our counterclaim in 2007. In late 2008, the lower court issued a decision in the collection action in favor of the financial institution in the amount of 283 million Brazilian reais (approximately $162 million), plus judicial adjustments, which could be significant. We have appealed this decision. Based on our outside counsel’s assessment of the case, we increased the amount previously accrued for our estimated exposure for this litigation by 80 million Brazilian reais (approximately $46 million) in the December 2009 quarter. However, the amount of the final award, if any, may be materially different than the amount we have accrued.

We are currently defending a number of class action suits in federal and state courts alleging breach of warranty, fraud and violation of state consumer protection acts. There are no allegations of any personal injury or property damage. However, unspecified compensatory damages are being sought. We believe these suits are without merit. We intend to vigorously defend these actions.

We are involved in various other legal actions arising in the normal course of business. Management, after taking into consideration legal counsel’s evaluation of such actions, is of the opinion that the outcome of these matters will not have a material adverse effect, if any, on our Consolidated Financial Statements.

Product Recalls

We regularly engage in investigations of potential quality and safety issues as part of our ongoing effort to deliver quality products to customers. We are currently investigating a limited number of potential quality and safety issues. As necessary, we undertake to effect repair or replacement of appliances in the event that an investigation leads to the conclusion that such action is warranted.

On March 10, 2009, we announced, in a joint press release issued with the U.S. Product Safety Commission, a voluntary recall of 1.8 million refrigerators sold in the U.S. and Canada between 2001 and 2004. The recall is due to a defect in an electrical relay component purchased from a supplier. The estimate of the affected population is higher by 0.8 million refrigerators than as disclosed in our 2008 Form 10-K due to a determination that the defective part which caused the product recall also resulted in similar failures in another type of refrigerator. There have been no other significant changes in assumptions other than increasing the affected population. As a result, we have accrued $67 million as the estimated cost of this recall. We have recorded $35 million and $32 million, respectively, as a charge to cost of products sold related to this accrual during the years ended December 31, 2009 and 2008. Our actual costs related to this action will depend on several factors, including the number of consumers who respond to the recall, the costs of repair and administration, and whether costs will be recovered from the supplier. Of this accrual, we have approximately $2 million remaining at December 31, 2009.

On February 1, 2007, Maytag Corporation announced a voluntary recall of approximately 2.3 million Maytag and Jenn-Air brand dishwashers. We originally estimated the cost of the recall to be $82 million, which we recorded as an assumed liability in our purchase price allocation related to the acquisition of Maytag, with a

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

corresponding increase to recorded goodwill. As of September 30, 2008, we had revised this estimate to $102 million due to an anticipated increase in the response rate. The incremental increase of $20 million was charged to cost of products sold in our Consolidated Statement of Income during 2008. Of this $102 million accrual, we had approximately $7 million remaining at December 31, 2008, all of which was paid during 2009.

(7) HEDGES AND DERIVATIVE FINANCIAL INSTRUMENTS

Derivative instruments are accounted for at fair value. The accounting for changes in the fair value of a derivative depends on the intended use and designation of the derivative instrument. For a derivative instrument designated as a fair value hedge, the gain or loss on the derivative is recognized in earnings in the period of change in fair value together with the offsetting gain or loss on the hedged item. For a derivative instrument designated as a cash flow hedge, the effective portion of the derivative’s gain or loss is initially reported as a component of Other Comprehensive Income (“OCI”) and is subsequently recognized in earnings when the hedged exposure affects earnings. The ineffective portion of the gain or loss is recognized in earnings. Gains and losses from changes in fair values of derivatives that are not designated as hedges for accounting purposes are recognized in earnings.

Using derivative instruments means assuming counterparty credit risk. Counterparty credit risk relates to the loss we could incur if a counterparty were to default on a derivative contract. We deal with investment grade counterparties and monitor the overall credit risk and exposure to individual counterparties. We do not anticipate nonperformance by any counterparties. The amount of counterparty credit exposure is the unrealized gains, if any, on such derivative contracts. We do not require, nor do we post, collateral or security on such contracts.

Hedging Strategy

We are exposed to certain risks relating to our ongoing business operations. As a result, we enter into derivative transactions to manage certain of these exposures that arise in the normal course of business. The primary risks managed by using derivative instruments are foreign currency exchange rate, commodity price and domestic and foreign interest rate risks. Fluctuations in these rates and prices can affect our operating results and financial condition. We manage the exposure to these market risks through operating and financing activities and through the use of derivative financial instruments. We do not enter into derivative financial instruments for trading or speculative purposes.

Foreign currency exchange rate risk

We incur expenses associated with the procurement and production of products in a limited number of countries, while we sell in the local currencies of a large number of countries. Our primary foreign currency exchange exposures result from cross-currency sales of products. As a result, we enter into foreign exchange contracts to hedge certain firm commitments and forecasted transactions to acquire products and services that are denominated in foreign currencies.

We enter into certain undesignated non-functional currency asset and liability hedges that relate primarily to short-term payables, receivables, inventory and intercompany loans. These forecasted cross-currency cash flows relate primarily to foreign currency denominated expenditures and intercompany financing agreements, royalty agreements and dividends.

Commodity price risk

We enter into forward contracts on various commodities to manage the price risk associated with forecasted purchases of materials used in our manufacturing process. The objective of the hedges is to reduce the variability of cash flows associated with the forecasted purchase of those commodities.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Interest rate risk

We enter into interest rate swap agreements to manage interest rate risk exposure. Our interest rate swap agreements effectively modify our exposure to interest rate risk, primarily through converting certain of our floating rate debt to a fixed rate basis, and certain fixed rate debt to a floating rate basis, thus reducing the impact of interest rate changes on future interest expense. These agreements involve either the receipt or payment of floating rate amounts in exchange for fixed rate interest payments or receipts, respectively, over the life of the agreements without an exchange of the underlying principal amounts.

The following table summarizes our outstanding derivative contracts and their effects on our Consolidated Balance Sheet at December 31, 2009:

		Fair Value of(1)

Millions of dollars	Notional Amount	Hedge Assets	Hedge Liabilities	Type of Hedge(2)	Term
Designated derivatives
Foreign exchange forwards/options	$1,090	$40	$54	(CF)/(FV)	Various, up to 15 months
Commodity swaps/options	486	109	2	(CF)/(FV)	Various, up to 29 months

Total designated derivatives		$149	$56

Undesignated derivatives
Foreign exchange forwards/options	$801	$6	$4		Various, up to 5 months
Commodity swaps/options	24	4	2		Various, up to 24 months

Total undesignated derivatives		10	6

Total derivatives		$159	$62

(1)	Periodic adjustments from fair valuing hedge assets and liabilities are recorded in other current assets and other assets or other current liabilities and other liabilities. As of December 31, 2009, hedge assets of $119 million and $40 million were recorded in other current assets and other assets, respectively, and hedge liabilities of $61 million and $1 million were recorded in other current liabilities and other liabilities, respectively.

(2)	Designated derivatives are either considered cash flow (CF) or fair value hedges (FV).

The effects of derivative instruments on our Consolidated Statement of Income for the year ended December 31, 2009 are as follows:

Cash Flow Hedges—Millions of dollars	Gain (Loss) Recognized in OCI (Effective Portion)	Gain (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)(1)		Gain (Loss) Recognized in Income (Ineffective Portion)(2)
Foreign exchange forwards/options	$(23)	$8	(a)(b)	$1
Commodity swaps/options	196	(101	)(b)	2
Interest rate swaps	1	1	(c)	—

	$174	$(92)		$3

(1)	Gains and losses reclassified from accumulated OCI into income are recorded in (a) interest and sundry income (expense), (b) cost of products sold or (c) interest expense.

(2)	Gains and losses recognized in income related to the ineffective portion of hedges are recorded in interest and sundry income (expense).

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Fair Value Hedges—Millions of dollars	Gain (Loss) Recognized on Derivative(3)	Gain (Loss) Recognized on Related Hedged Items(3)	Hedged Item
Foreign exchange forwards/options	$(7)	$7	Non-functional currency assets and liabilities

(3)	Gains and losses recognized in income are recorded in interest and sundry income (expense).

Undesignated Hedges—Millions of dollars	Gain (Loss) Recognized on Undesignated Hedges(4)
Foreign exchange forwards/options	$70
Commodity swaps	(6)

$64

(4)	Mark to market gains and losses are recorded in interest and sundry income (expense).

The net amount of unrealized gain or loss on derivative instruments included in accumulated other comprehensive income related to contracts maturing, and expected to be realized during the next twelve months is a gain of $57 million at December 31, 2009.

Early Hedge Settlement

During November and December 2008, we cash settled certain foreign currency derivative contracts prior to their scheduled settlement dates. As a result of these transactions, we received $82 million in cash, which represented the fair value of these contracts at the date of settlement. Effective gains of $82 million were initially recorded in accumulated OCI until the hedged forecasted transactions affected earnings, then the gains were recorded as a reduction in cost of products sold on our Consolidated Statements of Income. Approximately $10 million of these gains were recorded in earnings during 2008 and the remainder was recorded in earnings in 2009. There was no ineffectiveness related to these settled foreign currency derivative contracts.

(8) STOCKHOLDERS’ EQUITY

Comprehensive Income

Comprehensive income primarily includes (1) our reported net earnings, (2) foreign currency translation, (3) changes in the effective portion of our open derivative contracts designated as cash flow hedges, (4) changes in our unrecognized pension and other postretirement benefits and (5) changes in fair value of our available for sale securities.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The following table shows the components of accumulated other comprehensive income (loss) available to Whirlpool common stockholders at December 31, 2007, 2008 and 2009, and the activity for the years then ended:

Millions of dollars	Foreign Currency	Derivative Instruments	Unrecognized Pension and Postretirement Liability	Marketable Securities	Total
December 31, 2006	$(376)	$48	$(315)	$—	$(643)

Unrealized gain (loss)	320	(68)	—	17	269
Unrealized gain and prior service credit	—	—	225	—	225
Tax effect	(34)	4	(79)	—	(109)

Other comprehensive income (loss), net of tax	286	(64)	146	17	385
Less: Other comprehensive income available to noncontrolling interests	11	1	—	—	12

Other comprehensive income (loss) available to Whirlpool common stockholders	275	(65)	146	17	373

December 31, 2007	(101)	(17)	(169)	17	(270)

Unrealized loss	(461)	(161)	—	(10)	(632)
Unrealized loss and prior service credit	—	—	(726)	—	(726)
Tax effect	34	47	274	—	355

Other comprehensive loss, net of tax	(427)	(114)	(452)	(10)	(1,003)
Less: Other comprehensive loss available to noncontrolling interests	(3)	(11)	—	—	(14)

Other comprehensive loss available to Whirlpool common stockholders	(424)	(103)	(452)	(10)	(989)

December 31, 2008	(525)	(120)	(621)	7	(1,259)

Unrealized gain	333	266	—	1	600
Unrealized loss and prior service cost	—	—	(109)	—	(109)
Tax effect	(23)	(86)	27	—	(82)

Other comprehensive income (loss), net of tax	310	180	(82)	1	409
Less: Other comprehensive income available to noncontrolling interests	11	7	—	—	18

Other comprehensive income (loss) available to Whirlpool common stockholders	299	173	(82)	1	391

December 31, 2009	$(226)	$53	$(703)	$8	$(868)

Net Earnings per Share

Diluted net earnings per share of common stock include the dilutive effect of stock options and other share-based compensation plans. For the years ended December 31, 2009, 2008 and 2007, a total of approximately 3,090,508 options, 2,728,410 options and 1,709,000 options, respectively, were excluded from the calculation of diluted earnings per share because their exercise prices would render them anti-dilutive.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Basic and diluted earnings per share from continuing operations were calculated as follows:

December 31—Millions of dollars	2009	2008	2007
Numerator for basic and diluted earnings per share—net earnings available to Whirlpool common stockholders	$328	$418	$640

Denominator for basic earnings per share—weighted-average shares	74.6	75.1	78.5
Effect of dilutive securities—stock-based compensation	1.0	0.9	1.4

Denominator for diluted earnings per share—adjusted weighted-average shares	75.6	76.0	79.9

Noncontrolling Interests

During the December 2009 quarter, our Latin America region entered into a definitive agreement to purchase 1.8% of the outstanding noncontrolling interest in Brasmotor S.A. for $12 million. This transaction closed on January 15, 2010 and raised our ownership interest in Brasmotor S.A. to 95.6%.

Repurchase Program

In June 2004, our Board of Directors authorized a share repurchase program of up to $500 million. During 2007, we repurchased 3.8 million shares at an aggregate purchase price of $368 million and during the March 2008 quarter, we repurchased 1.1 million shares at an aggregate purchase price of $97 million under this program. At March 31, 2008, there were no remaining funds authorized under this program.

On April 23, 2008, our Board of Directors authorized a new share repurchase program of up to $500 million. Share repurchases are made from time to time on the open market as conditions warrant. During 2008, we repurchased 1.9 million shares at an aggregate purchase price of $150 million under this program. We made no share repurchases during 2009. At December 31, 2009, there were $350 million remaining funds authorized under this program.

Preferred Stock Purchase Rights

Rights to repurchase preferred stock under the Rights Agreement dated April 12, 1998 expired on May 22, 2008 pursuant to the terms of the Rights Agreement.

(9) STOCK OPTION AND INCENTIVE PLANS

We sponsor several share-based employee incentive plans. Share-based compensation expense for grants awarded under these plans was $27 million, $30 million and $40 million in 2009, 2008, and 2007, respectively. Related income tax benefits recognized in earnings were $10 million, $11 million and $15 million in 2009, 2008, and 2007, respectively.

At December 31, 2009, unrecognized compensation cost related to non-vested stock option and stock unit awards totaled $33 million. The cost of these non-vested awards is expected to be recognized over a weighted-average remaining vesting period of 34 months.

Share-Based Employee Incentive Plans

On April 17, 2007, our shareholders approved the 2007 Omnibus Stock and Incentive Plan (“2007 OSIP”). This plan was previously adopted by our Board of Directors on February 20, 2007 and provides for the issuance

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

of stock options, performance stock units, performance shares, restricted stock and restricted stock units with terms of no more than 10 years. At December 31, 2009, approximately 630 thousand shares remain available for issuance under the 2007 OSIP, our only active plan.

Stock Options

Eligible employees receive stock options as a portion of their total compensation. Such options generally become exercisable over a three-year period, expire 10 years from the date of grant and are subject to forfeiture upon termination of employment. We use the Black-Scholes option-pricing model to measure the fair value of stock options granted to employees. Granted options have exercise prices equal to the market price of Whirlpool common stock on the grant date. The principal assumptions utilized in valuing options include: (1) risk-free interest rate—an estimate based on the yield of U.S. zero coupon securities with a maturity equal to the expected life of the option; (2) expected volatility—an estimate based on the historical volatility of Whirlpool common stock for a period equal to the expected life of the option; and (3) expected option life—an estimate based on historical experience. Based on the results of the model, the weighted-average fair values of stock options granted during the years ended December 31, 2009, 2008, and 2007 were $6.42, $21.03 and $22.54, respectively, using the following assumptions:

Weighted Average Black-Scholes Assumptions	2009	2008	2007
Risk-free interest rate	1.9%	3.0%	4.7%
Expected volatility	37.5%	28.1%	22.6%
Expected dividend yield	5.5%	2.0%	1.9%
Expected option life	5 years	5 years	5 years

Stock Option Activity

The following table summarizes stock option activity during the year ended December 31, 2009:

Thousands of shares, except per share data	Number of Options	Weighted- Average Exercise Price
Outstanding at January 1	4,137	$87.81
Granted	1,451	32.09
Exercised	(404)	51.91
Canceled or expired	(487)	108.93

Outstanding at December 31	4,697	$71.32

Exercisable at December 31	2,874	$87.34

The total intrinsic value of stock options exercised was $9 million, $10 million and $39 million for the years ended December 31, 2009, 2008 and 2007, respectively. The related tax benefits were $3 million, $3 million and $15 million in 2009, 2008 and 2007, respectively. Cash received from the exercise of stock options was $21 million, $21 million, and $68 million for the years ended December 31, 2009, 2008 and 2007, respectively.

The table below summarizes additional information related to stock options outstanding at December 31, 2009:

Options in thousands / dollars in millions, except per share data	Outstanding Net of Expected Forfeitures	Options Exercisable
Number of options	4,545	2,874
Weighted-average exercise price	$72.47	$87.34
Aggregate intrinsic value	$82	$21
Weighted-average remaining contractual term, in years	5.9	4.3

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Stock Units

Eligible employees may receive restricted stock units or performance stock units as a portion of their total compensation.

Restricted stock units are typically granted to selected management employees on an annual basis and vest over three years. Periodically, restricted stock units may be granted to selected executives based on special recognition or retention circumstances and generally vest from three years to seven years. Some of these awards accrue dividend equivalents on outstanding units (in the form of additional stock units) based on dividends declared on Whirlpool common stock. These awards convert to unrestricted common stock at the conclusion of the vesting period.

Performance stock units are granted to executives on an annual basis. The final award may equal 0 – 200% of a target based on pre-established Whirlpool financial performance measures related to the current year. The awards vest two years following the end of the performance period and convert to unrestricted common stock at the conclusion of the vesting period.

We measure compensation cost for stock units based on the closing market price of Whirlpool common stock at the grant date. The weighted average grant date fair values of awards granted during the years ended December 31, 2009, 2008 and 2007 were $26.51, $55.83 and $96.81, respectively.

The following table summarizes stock unit activity during the year ended December 31, 2009:

Stock units in thousands, except per share data	Number of Stock Units	Weighted- Average Grant Date Fair Value
Non-vested, December 31, 2008	1,108	$77.66
Granted	660	26.51
Canceled	(198)	41.83
Vested and transferred to unrestricted	(354)	85.67

Non-vested, December 31, 2009	1,216	$52.87

Nonemployee Director Equity Plan

Our Nonemployee Director Equity Plan provides for (1) a one time grant of 1,000 shares of common stock made at the time a director first joins the Board; (2) an annual grant of stock options, with the number of options to be determined by dividing $36,000 by the product of the fair market value of a single share of our common stock on the final trading day before the annual meeting of stockholders multiplied by 0.35; and (3) an annual grant of stock, with the number of shares to be issued to the director determined by dividing $54,000 by the average fair market value of a single share of our common stock for the final three trading days before the grant. The exercise price under each option granted is the fair market value of the common stock on the last trading day before the annual meeting of stockholders.

(10) RESTRUCTURING CHARGES

Under our ongoing global operating platform initiatives, we implemented certain restructuring initiatives to strengthen our leadership position in the global appliance industry. We plan to continue a comprehensive worldwide effort to optimize our regional manufacturing facilities, supply base, product platforms and technology resources to support our global brands and customers. We incurred total restructuring charges of $126 million, $149 million, $61 million during the years ended December 31, 2009, 2008, 2007 respectively. These charges are included in restructuring costs in our Consolidated Statements of Income and primarily consist of

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

charges to restructure the cooking platform in Latin America, shift refrigeration and dishwasher capacity within Europe and North America, shift cooking capacity within North America, restructure the laundry platforms in North America, Europe and Asia and reorganize the salaried workforce throughout North America and Europe.

On October 27, 2008, management committed to a workforce reduction plan to reduce our employee base worldwide beginning during the fourth quarter of 2008 through the beginning of 2010. We expect to incur approximately $100 million in employee termination costs, $14 million in asset impairment costs and $3 million in other associated costs for a total of $117 million that will be incurred as a result of this workforce reduction. We incurred charges of $39 million in 2009 and $64 million in 2008 associated with this workforce reduction, which are included in the $126 million and $149 million, respectively, in total restructuring charges discussed above. As of December 31, 2009, approximately $15 million of these workforce reduction costs remain, all of which will result in future cash expenditures.

Our 2008 restructuring initiatives are reducing our overall workforce by approximately 5,000 employees and contractors worldwide through the beginning of 2010. We expect to incur additional costs of $14 million in our Europe region and $1 million in our North American region through the beginning of 2010 related to these initiatives. For additional information about restructuring charges by business segment, see Note 13.

On August 28, 2009, we announced changes to our North America manufacturing operations which will result in the closure of our manufacturing facility in Evansville, Indiana in mid-2010. We currently expect that approximately 1,100 full-time positions will be eliminated as a result of the closure. We estimate that we will incur approximately $50 million in total costs in connection with the exit of this facility comprised of $20 million in employee termination costs, $13 million in equipment relocation costs, $5 million in asset impairment costs, and $12 million in other associated costs. During 2009 we incurred $20 million associated with this announcement, $14 million of which is included in the $126 million in total restructuring charges discussed above. We expect to recognize approximately $27 million of these costs in the 2010 fiscal year, $2 million of these costs in the 2011 fiscal year and estimate that approximately $31 million of the estimated $50 million in total cost will result in future cash expenditures. As of December 31, 2009, approximately $30 million of these closure costs remain, all of which will result in future cash expenditures.

A summary of our restructuring liability balance and full year restructuring activity for 2009, 2008 and 2007 is as follows:

Millions of dollars	January 1, 2009 Balance	Charge to Earnings	Cash Paid	Non-Cash	Revision of Estimate	Translation	December 31, 2009 Balance
2009
Termination costs	$82	$86	$(93)	$(3)	$(2)	$(2)	$68
Non-employee exit costs	22	40	(15)	(29)	(4)	1	15

Total	$104	$126	$(108)	$(32)	$(6)	$(1)	$83

2008
Termination costs	$56	$134	$(86)	$—	$(21)	$(1)	$82
Non-employee exit costs	44	15	(12)	(18)	(7)	—	22

Total	$100	$149	$(98)	$(18)	$(28)	$(1)	$104

2007
Termination costs	$128	$34	$(95)	$—	$(13)	$2	$56
Non-employee exit costs	49	27	(30)	(18)	16	—	44

Total	$177	$61	$(125)	$(18)	$3	$2	$100

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

For the years ended December 31, 2009, 2008 and 2007, the revisions of estimates related to the Maytag operations exit, relocation and employee termination accruals were approximately $6 million, $25 million and $3 million, respectively, which were recorded with a corresponding offset to goodwill.

(11) INCOME TAXES

Income tax (benefit) expense is as follows:

Year ended December 31—Millions of dollars	2009	2008	2007
Current:
Federal	$10	$9	$(28)
State and local	(3)	14	8
Foreign	115	66	128

	122	89	108
Deferred:
Federal	(182)	(309)	28
State and local	3	(31)	3
Foreign	(4)	50	(22)

	(183)	(290)	9

Total income tax (benefit) expense	$(61)	$(201)	$117

Domestic and foreign earnings (loss) before income taxes and other items are as follows:

Year ended December 31—Millions of dollars	2009	2008	2007
Domestic	$(110)	$(433)	$103
Foreign	404	679	701

Earnings from continuing operations before income taxes and other items	$294	$246	$804

Reconciliations between tax expense at the U.S. federal statutory income tax rate of 35% and the consolidated effective income tax rate for earnings from continuing operations before income taxes and other items are as follows:

Year ended December 31	2009	2008	2007
Income tax rate computed at U.S. federal statutory rate	35.0%	35.0%	35.0%

U.S. government tax incentives	(42.5)	(42.6)	(3.7)
Foreign government tax incentives	(15.1)	(34.5)	(7.6)
Foreign tax rate differential	(10.6)	(9.4)	(1.4)
Settlement of global tax audits	7.6	(8.6)	2.7
U.S. foreign tax credits	(6.3)	(73.9)	(2.2)
Foreign withholding taxes	5.1	4.7	1.9
Deductible interest on capital	(5.1)	(13.4)	(2.7)
Medicare Part D subsidy	4.0	—	(0.6)
U.S. tax on foreign dividends and subpart F income	3.6	66.6	0.7
Valuation allowances	3.3	2.1	(7.1)
Impact of tax rate changes	(1.3)	0.7	1.9
State and local taxes, net of federal tax benefit	0.3	(6.7)	1.0
Real estate donations	—	—	(1.1)
Other items, net	1.4	(1.7)	(2.3)

Effective tax rate	(20.6)%	(81.7)%	14.5%

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities used for financial reporting purposes and the amounts used for income tax purposes.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Significant components of our deferred tax liabilities and assets from continuing operations are as follows:

December 31—Millions of dollars	2009	2008
Deferred tax liabilities
Intangibles	$622	$633
Property, plant and equipment	185	229
LIFO inventory	55	86
Hedging & Swaps	43	—
Inventories	26	—
Pensions	17	17
Software costs	13	12
Financial services leveraged leases	11	22
Other	123	164

Total deferred tax liabilities	1,095	1,163

Deferred tax assets
Loss carryforwards	595	306
Pensions	514	439
U.S. general business credit carryforwards	317	175
Postretirement obligations	302	470
Employee payroll and benefits	150	87
Inventory prepayments	68	323
Accrued expenses	66	68
Receivable and inventory allowances	57	57
Product warranty accrual	56	75
Foreign tax credit carryforwards	47	4
Restructuring costs	27	28
Capital loss carryforwards	8	—
Hedging	10	109
Other	238	218

Total deferred tax assets	2,455	2,359

Valuation allowances for deferred tax assets	(180)	(147)

Deferred tax assets, net of valuation allowances	2,275	2,212

Net deferred tax assets	$1,180	$1,049

At December 31, 2009, we have net operating loss carryforwards of $2,689 million, $1,063 million of which are U.S. state net operating loss carryforwards. Of the total net operating loss carryforwards, $751 million do not expire, with substantially all of the remaining carryforwards expiring in various years through 2029. As of December 31, 2009, we had $47 million of foreign tax credit carryforwards and $317 million of U.S. general business credit carryforwards available to offset future payments of federal income taxes, expiring between 2016 and 2029.

We routinely review the future realization of deferred tax assets based on projected future reversal of taxable temporary differences, available tax planning strategies and projected future taxable income. We have recorded a valuation allowance to reflect the net estimated amount of certain deferred tax assets associated with net operating loss and other deferred tax assets we believe will be realized. Our recorded valuation allowance of $180 million at December 31, 2009 consists of $149 million of net operating loss carryforward deferred tax assets and $31 million of other deferred tax assets. We believe that it is more likely than not that we will realize the benefit of existing deferred tax assets, net of valuation allowances mentioned above.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

We have historically reinvested all unremitted earnings of our foreign subsidiaries and affiliates. We plan to distribute approximately $139 million of foreign earnings over the next several years. This distribution is forecasted to result in tax benefits which have not been recorded because of their contingent nature. There has been no deferred tax liability provided on the remaining amount of unremitted earnings of $2.4 billion at December 31, 2009. Should we make a distribution out of the $2.4 billion of unremitted earnings, we would be subject to additional U.S. taxes (subject to an adjustment for foreign tax credits) and withholding taxes payable to the various foreign countries. It is not practicable to estimate the amount of the deferred tax liability associated with these unremitted earnings.

On October 3, 2008, The Emergency Economic Stabilization Act of 2008 (the “Act”) was signed into law. The Act includes a wide-range of provisions that are intended to ensure that conservation and efficiency are a central component to the United States energy strategy. Among the many provisions of this legislation are manufacturers’ tax credits for the accelerated U.S. production of super-efficient clothes washers, refrigerators and dishwashers that meet or exceed certain Energy Star thresholds for energy and water conservation levels as set by the U.S. Department of Energy (“Energy Credit”). The tax credits apply to eligible production during the 2008 to 2010 calendar years provided the production of qualifying product in any individual year exceeds a rolling two year baseline of production. We have historically, and will continue to, invest over 2% of our annual sales in research and development to provide innovative and energy efficient products that meet these standards for our customers. As a result, during 2008 and 2009 and in 2010 we expect to record a tax credit benefit under the provisions of the Act related to the production of qualifying appliances. Including the Energy Credit, total general business tax credits recorded during 2009 reduced our effective tax rate by 42.5%.

We are in various stages of audits by certain governmental tax authorities. We establish liabilities for the difference between tax return provisions and the benefits recognized in our financial statements. Such amounts represent a reasonable provision for taxes ultimately expected to be paid, and may need to be adjusted over time as more information becomes known.

We adopted ASC 740, “Income Taxes” (formerly FIN 48 “Accounting for Uncertainty in Income Taxes—an interpretation of FASB 109” (“FIN 48”)) on January 1, 2007, at which time the total amount of gross unrecognized tax benefit on the Consolidated Balance Sheet was $166 million. Upon adoption of FIN 48, we recognized a $2 million increase in the liability for unrecognized tax benefits and a $2 million decrease in federal benefit related to state uncertain tax positions. The increase was accounted for as a reduction to retained earnings in the amount of $8 million and a reduction to goodwill in the amount of $4 million. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

Millions of dollars	2009	2008
Balance, January 1	$119	$189
Additions for tax positions of the current year	47	4
Additions for tax positions of prior years	15	2
Reductions for tax positions of prior years for:
Changes in judgment	(6)	(39)
Settlements during the period	(2)	(37)
Lapses of applicable statute of limitation	(10)	—

Balance, December 31	$163	$119

Included in the liability for unrecognized tax benefits at December 31, 2009 and 2008 are $163 and $119 million, respectively, of unrecognized tax benefits that if recognized would impact the effective tax rate, net of $15 million and $16 million, respectively, of federal benefits related to state uncertain tax positions.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

We recognize charges related to interest and penalties for unrecognized tax benefits as a component of income tax expense. As of December 31, 2009 and 2008, we have accrued interest and penalties of $26 and $25 million, respectively. Interest and penalties are not included in the tabular rollforward of unrecognized tax benefits above.

Included in additions for tax positions of the current year are $13 million of unrecognized tax benefits related to our September 30, 2009 settlement with the Brazilian competition commission. For additional information see Note 6.

We file income tax returns in the U.S. federal, various state, local and foreign jurisdictions. We are no longer subject to any significant U.S. federal, state, local or foreign income tax examinations by tax authorities for years before 2006. The Internal Revenue Service commenced an examination of our U.S. income tax returns for 2006 and 2007 in the fourth quarter of 2008 that is anticipated to be completed during early 2011. It is reasonably possible that certain unrecognized tax benefits of $12 million could be settled with the related jurisdictions during the next 12 months.

(12) PENSION AND POSTRETIREMENT MEDICAL BENEFITS PLANS

We have funded and unfunded defined benefit pension plans that cover substantially all of our North American employees and certain European, Asian and Brazilian employees. The formula for U.S. salaried employees covered under the qualified defined benefit plan sponsored by Whirlpool was based on years of service and final average salary, while the formula for U.S. hourly employees covered under the defined benefit plans sponsored by Whirlpool was based on specific dollar amounts for each year of service. There were multiple formulas for employees covered under the qualified and nonqualified defined benefit plans sponsored by Maytag, including a cash balance formula. The U.S. plans are frozen for the majority of participants. A defined contribution plan is being provided to all U.S. employees subsequent to the pension plan freezes and is not classified within the net periodic benefit cost. In addition, we sponsor an unfunded Supplemental Executive Retirement Plan. This plan is nonqualified and provides certain key employees defined pension benefits that supplement those provided by the company’s other retirement plans.

The U.S. qualified defined benefit pension plans provide that in the event of a plan termination within five years (36 months for the defined benefit plan sponsored by Maytag) following a change in control of Whirlpool, any assets held by the plans in excess of the amounts needed to fund accrued benefits would be used to provide additional benefits to plan participants. A change in control generally means either a change in the majority of the incumbent Board of Directors or an acquisition of 25% (30% for purposes of the Whirlpool Production Employees Retirement Plans and 20% for purposes of the defined benefit plan sponsored by Maytag) or more of the voting power of Whirlpool’s outstanding stock.

We provide postretirement health care benefits for eligible retired U.S. employees. Eligible retirees include those who were full-time employees with 10 years of service who attained age 55 while in service with us and those union retirees who met the eligibility requirements of their collective bargaining agreements. In general, the postretirement health care plans are contributory with participants’ contributions adjusted annually and generally include cost-sharing provisions that limit our exposure for recent and future retirees. The plans are unfunded. We reserve the right to modify the benefits in the future. We provide no significant postretirement medical benefits to non-U.S. employees.

Amended Plans

During 2009, we modified retiree medical benefits for certain retirees as part of our effort to provide consistent benefits to all U.S. employees. These modifications resulted in a decrease in our postretirement benefit obligation of $113 million with a corresponding offset to other comprehensive income, net of tax.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

On August 28, 2009, we announced the closure of our manufacturing facility in Evansville, Indiana in mid-2010. The announcement triggered a curtailment within our pension plan for Evansville hourly employees, resulting in a one-time curtailment loss of $6.6 million included in net periodic cost with an offset to other comprehensive income, net of tax. During the September 2009 quarter, we recorded the entire loss in our Consolidated Statement of Income as a component of cost of products sold.

On June 16, 2009, the Board of Directors authorized the option for the company to use up to $100 million of company stock to fund the U.S. pension plans. If we elect to partially fund the U.S. pension plans in company stock, contributions may be made on a periodic basis from treasury stock, or, with the prior approval of the Finance Committee of the Board of Directors, from authorized, but unissued shares. As of December 31, 2009, we have not used company stock to fund our U.S. pension plans.

On February 9, 2009, we announced the suspension of the annual credit to retiree health savings accounts for the majority of active participants. The result of the indefinite suspension was a one-time curtailment gain of $89 million included in net periodic cost with an offset to other comprehensive income, net of tax. During the March 2009 quarter, we recorded $80 million of this gain in our Consolidated Statement of Income as a component of cost of products sold and $9 million was recorded as a component of selling, general and administrative expenses.

On August 1, 2008, certain retiree medical benefits for the retirees and remaining active participants associated with our Newton, Iowa manufacturing facility were amended (Newton Amendment), effective January 1, 2009, to be consistent with those benefits provided by the Whirlpool Corporation Group Benefit Plan. The result of this amendment was a reduction in the postretirement benefit obligation of $229 million with a corresponding increase to other comprehensive income, net of tax.

In conjunction with the Newton Amendment, we initiated legal proceedings with certain retirees and the United Automobile, Aerospace, and Agricultural Implement Workers of America to seek a declaratory judgment that Whirlpool has the right to change retiree medical benefits after July 31, 2008, the expiration date of the collective bargaining agreement. In response, a similar group of retirees has initiated legal proceedings against Whirlpool asserting the above benefits are vested. We believe the outcome of the legal proceedings against Whirlpool will not have a material adverse effect on our Consolidated Financial Statements.

The U.S. heritage Whirlpool and Maytag pension plans were amended to cease benefit accruals for the majority of salaried and non-union participants effective December 31, 2006. For heritage Whirlpool salaried employees who are eligible to retire before January 1, 2010, the plan freeze was effective December 31, 2009. An enhanced defined contribution plan is being provided to affected employees subsequent to the plan freeze.

401(k) Defined Contribution Plan

During the March 2009 quarter we announced the suspension of company matching contributions for our 401(k) defined contribution plan covering substantially all U.S. employees. We also announced that our automatic company contributions equal to 3% of employees’ eligible pay will be contributed in company stock. Our contributions amounted to the following amounts:

Millions of dollars	2009	2008	2007
401 (k) Company contributions	$40	$70	$68

During the December 2009 quarter we announced the reinstatement of company matching contributions for our 401(k) defined contribution plan covering substantially all U.S. employees, effective March 2010.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Obligations and Funded Status at End of Year

Millions of dollars	U.S. Pension Benefits		Foreign Pension Benefits		Other Postretirement Benefits
	2009	2008	2009	2008	2009	2008
Funded status
Fair value of plan assets	$2,273	$2,212	$179	$156	$—	$—
Benefit obligations	3,637	3,547	383	342	761	904

Funded status	$(1,364)	$(1,335)	$(204)	$(186)	$(761)	$(904)

Amounts recognized in the statement of financial position
Noncurrent asset	$—	$—	$7	$3	$—	$—
Current liability	(6)	(12)	(12)	(7)	(68)	(82)
Noncurrent liability	(1,358)	(1,323)	(199)	(182)	(693)	(822)

Amount recognized	$(1,364)	$(1,335)	$(204)	$(186)	$(761)	$(904)

Amounts recognized in accumulated other comprehensive income (pre-tax)
Net actuarial loss	$1,305	$1,187	$54	$41	$45	$75
Prior service (credit)/cost	(29)	(23)	4	4	(276)	(290)
Transition (asset)/obligation	—	—	(1)	(1)	1	1

Amount recognized	$1,276	$1,164	$57	$44	$(230)	$(214)

Change in Benefit Obligation

Millions of dollars	U.S. Pension Benefits		Foreign Pension Benefits		Other Postretirement Benefits
	2009	2008	2009	2008	2009	2008
Benefit obligation, beginning of year	$3,547	$3,580	$342	$393	$904	$1,151
Service cost	11	14	6	7	11	21
Interest cost	206	211	20	22	48	66
Plan participants’ contributions	—	—	2	2	18	18
Actuarial loss/(gain)	190	52	20	(3)	(2)	(56)
Gross benefits paid	(307)	(305)	(30)	(30)	(88)	(113)
less: federal subsidy on benefits paid	—	—	—	—	2	5
Plan amendments	—	1	1	—	(113)	(182)
New plans	2	—	—	9	—	—
Special termination benefits	1	—	—	—	—	—
Curtailments	—	—	2	(17)	(25)	—
Settlements	(13)	(6)	(4)	(1)	—	—
Foreign currency exchange rates	—	—	24	(40)	6	(6)

Benefit obligation, end of year	$3,637	$3,547	$383	$342	$761	$904

ABO, end of year	$3,633	$3,537	$367	$326	$—	$—

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Change in Plan Assets

Millions of dollars	U.S. Pension Benefits		Foreign Pension Benefits		Other Postretirement Benefits
	2009	2008	2009	2008	2009	2008
Fair value of plan assets, beginning of year	$2,212	$3,062	$156	$180	$—	$—
Actual return on plan assets	229	(633)	17	(15)	—	—
Employer contribution	152	94	24	32	70	95
Plan participants’ contributions	—	—	2	2	18	18
Gross benefits paid	(307)	(305)	(30)	(30)	(88)	(113)
New plans	—	—	—	9	—	—
Settlements	(13)	(6)	(4)	(1)	—
Foreign currency exchange rates	—	—	14	(21)	—	—

Fair value of plan assets, end of year	$2,273	$2,212	$179	$156	$—	$—

Components of Net Periodic Benefit Cost

Millions of dollars	U.S. Pension Benefits			Foreign Pension Benefits			Other Postretirement Benefits
	2009	2008	2007	2009	2008	2007	2009	2008	2007
Service cost	$11	$14	$25	$6	$7	$7	$11	$21	$22
Interest cost	206	211	215	20	22	19	48	66	73
Expected return on plan assets	(198)	(240)	(251)	(11)	(11)	(10)	—	—	—
Amortization:
Actuarial loss	35	12	16	3	1	1	1	1	4
Prior service cost/(credit)	—	—	5	1	1	1	(32)	(25)	(13)
Special termination benefit	1	—	—	—	—	—	—	—	—
Curtailment loss/(gain)	7	1	14	—	(7)	—	(95)	(17)	—
Settlement loss/(gain)	4	2	—	(1)	—	—	—	—	—
One-time benefit (credit)/charge for new plan	—	—	—	—	—	(8)	—	—	1

Net periodic benefit cost	$66	$—	$24	$18	$13	$10	$(67)	$46	$87

During 2009, we recognized a curtailment loss of $6.6 million in one of our U.S. pension plans related to the announced closure of our manufacturing facility in Evansville, Indiana in mid-2010. Additionally, we recognized a curtailment gain of $89 million in our U.S. postretirement health care plan as a result of the suspension of the annual credit to retiree health savings accounts for the majority of active participants.

During 2008, we recognized a curtailment gain of $7 million related to the conversion of our Mexico defined benefit plan to a defined contribution plan. Additionally, we recognized a curtailment gain of $17 million in our U.S. postretirement health care plan as a result of the reduction in force announced on October 27, 2008. See Note 10 for additional information regarding our restructuring initiatives.

During 2007, we recognized curtailment losses of $14 million related to amendments to cease all benefit accruals in our pension plan for Fort Smith.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Other Changes in Plan Assets and Benefit Obligations Recognized in Other Comprehensive Income (Pre-Tax) in 2009

Millions of dollars	U.S. Pension Benefits	Foreign Pension Benefits	Other Postretirement Benefits
Current year actuarial loss/(gain)	$157	$15	$(29)
Actuarial (loss)/gain recognized during the year	(39)	(1)	(1)
Current year prior service cost/(credit)	—	1	(113)
Prior service (cost)/credit recognized during the year	(7)	(1)	127

Total recognized in other comprehensive income (pre-tax)	$111	$14	$(16)

Total recognized in net periodic benefit costs and other comprehensive income (pre-tax)	$177	$32	$(83)

Estimated Pre-Tax Amounts that will be amortized from Accumulated Other Comprehensive Income into Net Periodic Pension Cost in 2010

Millions of dollars	U.S. Pension Benefits	Foreign Pension Benefits	Other Postretirement Benefits
Actuarial loss	$30	$2	$—
Prior service (credit)/cost	(3)	1	(38)

Total	$27	$3	$(38)

Assumptions

Weighted-average assumptions used to determine benefit obligation at end of year

	U.S. Pension Benefits		Foreign Pension Benefits		Other Postretirement Benefits
	2009	2008	2009	2008	2009	2008
Discount rate	5.75%	6.05%	2.5-11.9%	1.5-13.2%	5.30%	5.95%
Rate of compensation increase	4.50%	4.50%	2.0-7.1%	2.0-7.1%	—	—
Health care cost trend rate
Initial rate	—	—	—	—	8.00%	8.00%
Ultimate rate	—	—	—	—	5.00%	5.00%
Years to ultimate	—	—	—	—	5	6

Weighted-average assumptions used to determine net periodic cost

	U.S. Pension Benefits			Foreign Pension Benefits			Other Postretirement Benefits
	2009	2008	2007	2009	2008	2007	2009	2008	2007
Discount rate	6.05%	6.15%	5.85%	1.5-13.2%	3.5-11.3%	3.0-11.3%	5.10/5.95/6.20%	6.05/6.55%	5.75/6.15%
Expected long-term rate of return on plan assets	7.75%	8.25%	8.50%	4.0-11.3%	4.5-11.3%	4.5-11.3%	—	—	—
Rate of compensation increase	4.50%	4.50/3.00%	4.50/3.00%	2.0-7.1%	2.0-7.1%	2.0-7.1%	—	—	—
Health care cost trend rate
Initial rate	—	—	—	—	—	—	8.00%	8.50%	9.00%
Ultimate rate	—	—	—	—	—	—	5.00%	5.00%	5.00%
Years to ultimate	—	—	—	—	—	—	6	7	4

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Expected return on plan assets

In the U.S., the expected rate of return on plan assets was determined by using the historical asset returns for publicly traded equity and fixed income securities tracked from 1927 through 2009 and the historical returns for private equity. The historical equity returns were adjusted downward to reflect future expectations. This adjustment was based on published academic research. The expected returns are weighted by the targeted asset allocations. The resulting weighted-average return was rounded to the nearest quarter of one percent.

For foreign pension plans, the expected rate of return on plan assets was determined by observing historical returns in the local fixed income and equity markets and computing the weighted average returns with the weights being the asset allocation of each plan.

Estimated impact of one percentage-point change in assumed health care cost trend rate

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one percentage point change in assumed health care cost trend rates would have the following effects:

Millions of dollars	One Percentage Point Increase	One Percentage Point Decrease
Effect on total of service and interest cost	$3	$(3)
Effect on postretirement benefit obligations	35	(31)

Cash Flows

Funding Policy

Our funding policy is to contribute to our U.S. pension plans amounts sufficient to meet the minimum funding requirement as defined by employee benefit and tax laws, plus additional amounts which we may determine to be appropriate. In certain countries other than the U.S., the funding of pension plans is not common practice. We have several unfunded non-U.S. pension plans. We pay for retiree medical benefits as they are incurred.

Expected Employer Contributions to Funded Plans

Millions of dollars	U.S. Pension Benefits(1)	Foreign Pension Benefits(2)
2010	$35	$6

(1)	Represents discretionary contributions to our funded U.S. pension plans.

(2)	Represents required contributions to our funded foreign pension plans.

Contributions to both our U.S. and foreign pension plans can be made in cash or company stock.

Expected Benefit Payments

Millions of dollars	U.S. Pension Benefits	Foreign Pension Benefits	Other Postretirement Benefits
			Gross	Expected Federal Subsidy
2010	$307	$25	$70	$(2)
2011	262	19	75	(1)
2012	260	23	75	(2)
2013	260	21	75	(2)
2014	256	25	72	(2)
2015-2019	1,285	137	315	(11)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Plan Assets

Our overall investment strategy is to achieve an appropriate mix of investments for long-term growth and for near-term benefit payments with a wide diversification of asset types, fund strategies, and investment fund managers. The target allocation for plan assets is generally 60% equity and 40% fixed income, with exceptions for certain foreign pension plans. Of the target allocation for equity securities, approximately 50% is allocated to U.S. large-cap, 30% to international equity, 13% to U.S. mid and small-cap companies and 7% in venture capital). The target allocation for fixed income is allocated evenly with 50% to corporate bonds and 50% to U.S. treasury and other government securities. The fixed income securities duration is intended to match that of our U.S. pension liabilities.

The fair values of our pension plan assets at December 31, 2009, by asset category are as follows:

Asset Category—Millions of dollars	December 31, 2009
	Quoted prices (Level 1)	Other significant observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total
Cash and cash equivalents	$105	$—	$—	$105
Equity securities:
U.S. companies	187	—	—	187
International companies	45	216	—	261
Mutual funds(a)	104	—	—	104
Common and collective funds(b)	—	712	—	712
U.S. government and government agency securities	—	333	—	333
U.S. corporate bonds and notes	—	404	—	404
International government and government agency securities	—	51	—	51
International corporate bonds and notes	—	110	—	110
Limited partnerships(c)	—	—	153	153
Real estate	—	7	—	7
All other investments	—	25	—	25

	$441	$1,858	$153	$2,452

(a)	The fund primarily invests in a diversified portfolio of equity securities issued by non-U.S. companies.

(b)	Eighty percent of the common and collective funds are invested in an equity index fund which tracks the S&P 500. Twenty percent of the Plan’s common and collective fund investments are invested in international equity securities.

(c)	Primarily invested in diversified fund of funds and generally focused on buyouts, venture capital and private equity investments.

Fair Value Measurements Using Significant Unobservable Inputs (Level 3)

Millions of dollars	Limited Partnerships
Balance, December 31, 2008	$159
Realized losses	(1)
Unrealized losses	(16)
Purchases, sales, issuances and settlements (net)	11

Balance, December 31, 2009	$153

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Additional Information

The PBO and fair value of plan assets for pension plans with a PBO in excess of plan assets at December 31, 2009 and 2008 were as follows:

Millions of dollars	U.S. Pension Benefits		Foreign Pension Benefits
	2009	2008	2009	2008
PBO	$3,637	$3,547	$307	$275
Fair value of plan assets	2,273	2,212	96	85

The PBO, ABO and fair value of plan assets for pension plans with an ABO in excess of plan assets at December 31, 2009 and 2008 were as follows:

Millions of dollars	U.S. Pension Benefits		Foreign Pension Benefits
	2009	2008	2009	2008
PBO	$3,637	$3,547	$299	$213
ABO	3,633	3,537	288	204
Fair value of plan assets	2,273	2,212	89	27

(13) OPERATING SEGMENT INFORMATION

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated on a regular basis by the chief operating decision maker, or decision making group, in deciding how to allocate resources to an individual segment and in assessing performance.

We identify such segments based upon geographical regions of operations because each operating segment manufactures home appliances and related components, but serves strategically different markets. The chief operating decision maker evaluates performance based upon each segment’s operating income, which is defined as income before interest and sundry income (expense), interest expense, income taxes, minority interests and restructuring costs. Total assets by segment are those assets directly associated with the respective operating activities. The “Other/Eliminations” column primarily includes corporate expenses, assets and eliminations, as well as all other restructuring and discontinued operations. Intersegment sales are eliminated within each region with the exception of compressor sales out of Latin America, which are included in Other/Eliminations.

Sales activity with Sears, a North American major home appliance retailer, represented 10%, 11% and 12% of consolidated net sales in 2009, 2008, and 2007, respectively. Related receivables were 11% and 13% of consolidated trade receivables as of December 31, 2009 and 2008, respectively.

We conduct business in two countries that individually comprised over 10% of consolidated net sales and/or total assets within the last three years. The United States represented 48%, 48%, 53% of net sales for 2009, 2008, and 2007, respectively, while Brazil totaled 15%, 13%, 12% for 2009, 2008, and 2007, respectively. As a percentage of total assets, the United States accounted for 53%, and 51% at the end of 2009 and 2008, respectively. Brazil accounted for 12% and 10% of total assets at the end of 2009 and 2008, respectively.

As described above, our chief operating decision maker reviews each operating segment’s performance based upon operating income which excludes restructuring costs. These restructuring costs are included in operating profit on a consolidated basis and included in the Other/Eliminations column in the tables below. For 2009, the operating segments recorded total restructuring costs (See Note 10) as follows: North America—$35 million, Europe—$74 million, Latin America—$5 million, Asia—$10 million and Corporate—$2 million, for a total of $126 million. For 2008, the operating segments recorded total restructuring costs as follows: North

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

America—$56 million, Europe—$78 million, Latin America—$7 million, Asia—$2 million and Corporate—$6 million for a total of $149 million. For 2007, the operating segments recorded total restructuring costs as follows: North America—$13 million, Europe—$28 million, Latin America—$20 million, for a total of $61 million.

As disclosed in Note 1, during the March 2009 quarter, we changed our method of depreciation prospectively for substantially all long-lived production machinery and equipment to a modified units of production depreciation method. Under this method, we record depreciation based on units produced, unless units produced drop below a minimum threshold at which point depreciation is then recorded using the straight-line method. Prior to 2009, all machinery and equipment was depreciated using the straight-line method. We believe depreciating machinery and equipment based on units of production is a preferable method as it best matches the usage of assets with the revenues derived from those assets. As a result, our depreciation expense by operating segment decreased for 2009 as follows: North America—$46 million, Europe—$25 million Latin America—$11 million and Asia—$1 million, for a total of $83 million. Net of amounts capitalized into ending inventories, operating profit increased for 2009 as follows: North America—$41 million, Europe—$19 million, Latin America—$11 million and Asia—$1, for a total of $72 million.

Millions of dollars	OPERATING SEGMENTS
	North America	Europe	Latin America	Asia	Other/ Eliminations	Total Whirlpool
Net sales
2009	$9,592	$3,338	$3,705	$654	$(190)	$17,099
2008	10,781	4,016	3,704	593	(187)	18,907
2007	11,735	3,848	3,437	557	(169)	19,408
Intersegment sales
2009	$142	$339	$237	$169	$(887)	$—
2008	148	336	219	161	(864)	—
2007	171	504	169	220	(1,064)	—
Depreciation and amortization
2009	$280	$107	$77	$18	$43	$525
2008	329	131	96	22	19	597
2007	352	115	84	22	20	593
Operating profit (loss)
2009	$560	$21	$363	$30	$(286)	$688
2008	199	149	478	10	(287)	549
2007	646	246	438	(6)	(261)	1,063
Total assets
2009	$8,123	$3,216	$2,887	$690	$178	$15,094
2008	8,038	3,592	2,094	639	(831)	13,532
2007	8,107	3,394	2,615	689	(796)	14,009
Capital expenditures
2009	$276	$116	$78	$13	$58	$541
2008	253	156	100	21	17	547
2007	251	144	110	20	11	536

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(14) QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

Millions of dollars, except per share data	Three months ended
	Dec. 31	Sept. 30	Jun. 30	Mar. 31
2009:
Net sales	$4,864	$4,497	$4,169	$3,569
Cost of products sold	4,176	3,877	3,615	3,045
Net earnings available to Whirlpool common stockholders	95	87	78	68

Per share of common stock:
Basic net earnings	1.26	1.17	1.05	0.92
Diluted net earnings	1.24	1.15	1.04	0.91
Dividends	0.43	0.43	0.43	0.43

Millions of dollars, except per share data	Three months ended
	Dec. 31	Sept. 30	Jun. 30	Mar. 31
2008:
Net sales	$4,315	$4,902	$5,076	$4,614
Cost of products sold	3,842	4,217	4,324	4,000
Net earnings available to Whirlpool common stockholders	44	163	117	94

Per share of common stock:
Basic net earnings	0.60	2.18	1.55	1.23
Diluted net earnings	0.60	2.15	1.53	1.22
Dividends	0.43	0.43	0.43	0.43

As described in Note 1, during the March 2009 quarter, we changed our method of depreciation prospectively for substantially all long-lived production machinery and equipment to a modified units of production depreciation method. As a result of this change in method, net of amounts capitalized into ending inventories, gross margin increased by $8, $24, $21, and $19 for the March, June, September and December 2009 quarters, respectively.

The quarterly earnings per share amounts will not necessarily add to the earnings per share computed for the year due to the method used in calculating per share data.

FIVE-YEAR SELECTED FINANCIAL DATA

(Millions of dollars, except share and employee data)	2009	2008	2007	2006	2005
CONSOLIDATED OPERATIONS
Net sales	$17,099	$18,907	$19,408	$18,080	$14,317
Operating profit(1)	688	549	1,063	823	792
Earnings from continuing operations before income taxes and other items	294	246	804	619	597
Earnings from continuing operations	354	418	647	486	422
Loss from discontinued operations(2)	—	—	(7)	(53)	—
Net earnings available to Whirlpool common stockholders	328	418	640	433	422
Net capital expenditures	541	547	536	576	494
Depreciation(3)	497	569	562	520	440
Dividends	128	128	134	130	116

CONSOLIDATED FINANCIAL POSITION
Current assets	$7,025	$6,044	$6,555	$6,517	$4,763
Current liabilities	5,941	5,563	5,893	6,043	4,354
Working capital	1,084	481	662	474	409
Property, plant and equipment-net	3,117	2,985	3,212	3,157	2,511
Total assets	15,094	13,532	14,009	13,759	8,301
Long-term debt	2,502	2,002	1,668	1,798	745
Whirlpool stockholders’ equity	3,664	3,006	3,911	3,283	1,745

PER SHARE DATA
Basic earnings from continuing operations before accounting change	$4.39	$5.57	$8.24	$6.47	$6.30
Diluted earnings from continuing operations before accounting change	4.34	5.50	8.10	6.35	6.19
Diluted net earnings	4.34	5.50	8.01	5.67	6.19
Dividends	1.72	1.72	1.72	1.72	1.72
Book value	48.48	39.54	48.96	42.93	25.54
Closing Stock Price—NYSE	80.66	41.35	81.63	83.02	83.76

KEY RATIOS
Operating profit margin	4.0%	2.9%	5.5%	4.6%	5.5%
Pre-tax margin(4)	1.7%	1.3%	4.1%	3.4%	4.2%
Net margin(5)	1.9%	2.2%	3.3%	2.7%	2.9%
Return on average Whirlpool stockholders’ equity(6)	9.8%	10.7%	18.1%	15.7%	24.6%
Return on average total assets(7)	2.3%	3.0%	4.6%	3.9%	5.1%
Current assets to current liabilities	1.2	1.1	1.1	1.1	1.1
Total debt-appliance business as a percent of invested capital(8)	43.6%	46.0%	34.5%	41.2%	40.4%
Price earnings ratio	18.6	7.5	10.2	14.6	13.5

OTHER DATA
Number of common shares outstanding (in thousands):
Average—on a diluted basis	75,584	76,019	79,880	76,471	68,272
Year-end	74,704	73,536	75,835	78,484	67,880
Number of stockholders (year-end)	14,930	14,515	15,011	15,311	7,442
Number of employees (year-end)	66,884	69,612	73,682	73,416	65,682
Total return to shareholders (five year annualized)(9)	5.8%	(8.5)%	11.8%	4.9%	14.5%

(1)	Restructuring charges were $126 million in 2009, $149 million in 2008, $61 million in 2007, $55 million in 2006 and $57 million in 2005.

(2)	Our earnings from continuing operations exclude certain dispositions adjacent to the Maytag acquisition.

(3)	Depreciation method changed prospectively from a straight-line method to a modified units of production method in 2009. See Note 1 of the Notes to the Consolidated Financial Statements for additional information related to our depreciation method change.

(4)	Earnings from continuing operations before income taxes and other items, as a percent of sales.

(5)	Net earnings available to Whirlpool common stockholders, as a percent of sales.

(6)	Net earnings (loss), divided by average stockholders’ equity.

(7)	Net earnings (loss), divided by average total assets.

(8)	Debt divided by debt, Whirlpool stockholders’ equity and minority interests.

(9)	Stock appreciation plus reinvested dividends, divided by share price at the beginning of the period.

Report by Management on the Consolidated Financial Statements

The management of Whirlpool Corporation has prepared the accompanying financial statements. The financial statements have been audited by Ernst & Young LLP, an independent registered public accounting firm, whose report, based upon their audits, expresses the opinion that these financial statements present fairly the consolidated financial position, statements of income and cash flows of Whirlpool and its subsidiaries in accordance with accounting principles generally accepted in the United States. Their audits are conducted in conformity with the auditing standards of the Public Company Accounting Oversight Board (United States).

The financial statements were prepared from the Company’s accounting records, books and accounts which, in reasonable detail, accurately and fairly reflect all material transactions. The Company maintains a system of internal controls designed to provide reasonable assurance that the Company’s books and records, and the Company’s assets are maintained and accounted for, in accordance with management’s authorizations. The Company’s accounting records, policies and internal controls are regularly reviewed by an internal audit staff.

The audit committee of the Board of Directors of the Company is composed of four independent directors who, in the opinion of the board, meet the relevant financial experience, literacy, and expertise requirements. The audit committee provides independent and objective oversight of the Company’s accounting functions and internal controls and monitors (1) the objectivity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent registered public accounting firm’s qualifications and independence, and (4) the performance of the Company’s internal audit function and independent registered public accounting firm. In performing these functions, the committee has the responsibility to review and discuss the annual audited financial statements and quarterly financial statements and related reports with management and the independent registered public accounting firm, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” to monitor the adequacy of financial disclosure. The committee also has the responsibility to retain and terminate the Company’s independent registered public accounting firm and exercise the committee’s sole authority to review and approve all audit engagement fees and terms and pre-approve the nature, extent, and cost of all non-audit services provided by the independent registered public accounting firm.

/s/ ROY W. TEMPLIN
Roy W. Templin
Executive Vice President and Chief Financial Officer
February 17, 2010

Management’s Report on Internal Control Over Financial Reporting

The management of Whirlpool Corporation is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a – 15(f) and 15d – 15(f) under the Securities Exchange Act of 1934. Whirlpool’s internal control system is designed to provide reasonable assurance to Whirlpool’s management and board of directors regarding the reliability of financial reporting and the preparation and fair presentation of published financial statements.

All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.

The management of Whirlpool assessed the effectiveness of Whirlpool’s internal control over financial reporting as of December 31, 2009. In making this assessment, it used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control—Integrated Framework. Based on our assessment and those criteria, management believes that Whirlpool maintained effective internal control over financial reporting as of December 31, 2009.

Whirlpool’s independent registered public accounting firm has issued an audit report on its assessment of Whirlpool’s internal control over financial reporting. This report appears on page F-64.

/s/ JEFF M. FETTIG	/s/ ROY W. TEMPLIN
Jeff M. Fettig	Roy W. Templin
Chairman of the Board and Chief Executive Officer	Executive Vice President and Chief Financial Officer

February 17, 2010	February 17, 2010

Report of Independent Registered Public Accounting Firm

The Stockholders and Board of Directors

Whirlpool Corporation

Benton Harbor, Michigan

We have audited the accompanying consolidated balance sheets of Whirlpool Corporation as of December 31, 2009 and 2008, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2009. Our audits also included the financial statement schedule listed in the index at Item 15(a). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Whirlpool Corporation at December 31, 2009 and 2008, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As described in Note 1 of the notes to the consolidated financial statements, effective January 1, 2009, the Company adopted new rules regarding the accounting for noncontrolling interests. As described in Note 1 of the notes to the consolidated financial statements, effective January 1, 2009, the Company changed its method of depreciation for machinery and equipment from straight-line to modified units of production. As described in Note 11 of the notes to the consolidated financial statements, effective January 1, 2007, the Company adopted new rules regarding the accounting for income tax uncertainties.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Whirlpool Corporation’s internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 17, 2010 expressed an unqualified opinion thereon.

/s/    ERNST & YOUNG LLP

Chicago, Illinois

February 17, 2010

Report of Independent Registered Public Accounting Firm

The Stockholders and Board of Directors

Whirlpool Corporation

Benton Harbor, Michigan

We have audited Whirlpool Corporation’s internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Whirlpool Corporation’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Whirlpool Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2009, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Whirlpool Corporation as of December 31, 2009 and 2008, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2009, and our report dated February 17, 2010 expressed an unqualified opinion thereon.

/s/    ERNST & YOUNG LLP

Chicago, Illinois

February 17, 2010

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

WHIRLPOOL CORPORATION AND SUBSIDIARIES

Years Ended December 31, 2009, 2008 and 2007

(millions of dollars)

COL. A	COL. B	COL. C		COL. D		COL. E
Description	Balance at Beginning of Period	ADDITIONS		Deductions —Describe		Balance at End of Period
		(1) Charged to Costs and Expenses	(2) Charged to Other Accounts / Other
Year Ended December 31, 2009:
Allowance for doubtful accounts—accounts receivables	$66	$28	$—	$(18	)—A	$76
Year Ended December 31, 2008:
Allowance for doubtful accounts—accounts receivables	83	29	—	(46	)—A	66
Year Ended December 31, 2007:
Allowance for doubtful accounts—accounts receivables	84	19	—	(20	) —A	83

Note A—The amounts represent accounts charged off, less recoveries of $0 in 2009 through 2007, translation adjustments and transfers.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

WHIRLPOOL CORPORATION

Annual Meeting of Stockholders

April 20, 2010 at 8:00 AM (Chicago time)

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint Jeff M. Fettig and Daniel F. Hopp, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of WHIRLPOOL CORPORATION that the stockholder(s) is/are entitled to vote at the annual meeting of stockholder(s) to be held at 8:00 AM, Chicago time, on April 20, 2010, at 120 E. Delaware Place, 8th Floor, Chicago, IL 60611, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side

WHIRLPOOL CORPORATION 2000 NORTH M-63 BENTON HARBOR, MI 49022-2692

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following proposal(s):

1.	Election of Directors	For	Against	Abstain

1a.	Michael F. Johnston	☐	☐	☐

1b.	William T. Kerr	☐	☐	☐

1c.	William D. Perez	☐	☐	☐

1d.	Janice D. Stoney	☐	☐	☐

1e.	Michael D. White	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal(s):		For	Against	Abstain

2.	Ratification of the appointment of Ernst & Young LLP as Whirlpool’s independent registered public accounting firm for 2010.	☐	☐	☐

3.	Approval of the Whirlpool Corporation 2010 Omnibus Stock and Incentive Plan.	☐	☐	☐

NOTE: I also authorize my proxies to vote FOR such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date